UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LYONDELL

CHEMICAL

COMPANY

Notice of

Annual Meeting

of Shareholders

to be held

on May 3, 2007

and Proxy Statement

PLEASE RETURN

YOUR PROXY PROMPTLY

Lyondell Chemical Company

March 20, 2007

Dear Shareholder:

The 2007 Annual Meeting of Shareholders will be held on Thursday, May 3, 2007, beginning at 9:00 a.m. in Lyondell’s General Assembly Room, Two Houston Center, 909 Fannin, Suite 400, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the shareholders. We encourage you to reduce printing and mailing costs by signing up for electronic delivery of Lyondell shareholder communications. For more information, please see the section of this Proxy Statement entitled “Questions and Answers Regarding Lyondell’s Annual Meeting.”

It is important that your shares be voted whether or not you plan to be present at the meeting. You may vote over the Internet, by telephone or by mailing a traditional proxy card. Please either sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted. Voting over the Internet, by telephone or by written proxy will ensure your representation at the meeting if you do not attend in person. Instructions on how to vote over the Internet, by telephone or by written proxy are on the proxy card enclosed with the Proxy Statement. If you have Internet access, we encourage you to vote over the Internet. It is convenient for you and saves your company significant postage and processing costs.

Sincerely yours,

Dan F. Smith

President and Chief Executive Officer

Lyondell Chemical Company

Notice of Annual Meeting of Shareholders

TIME AND DATE

Thursday, May 3, 2007, beginning at 9:00 a.m., Central Time

PLACE

Lyondell Chemical Company

General Assembly Room

909 Fannin, Suite 400

Houston, Texas 77010

ITEMS OF BUSINESS

•	To elect eleven directors to serve until the 2008 Annual Meeting of Shareholders,

•	To ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as Lyondell’s auditors for the year 2007,

•	To vote on a shareholder proposal and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE

Shareholders of record at the close of business on March 5, 2007 will be entitled to vote at the meeting.

ANNUAL REPORT TO SHAREHOLDERS

Lyondell’s Annual Report to Shareholders for 2006 is enclosed with this Proxy Statement. This Proxy Statement and the Annual Report are available on the Financial Information page of the Investor Relations section of Lyondell’s website, www.lyondell.com.

VOTING

Please read the Proxy Statement. Then, please submit a proxy:

•	over the Internet,

•	by telephone or

•	by mail.

See the instructions on the enclosed proxy card.

DATE OF MAILING

This Notice and Proxy Statement are first being sent to shareholders on or about March 20, 2007.

By Order of the Board of Directors,

MICHELLE S. MILLER	Houston, Texas
Secretary	March 20, 2007

Lyondell Chemical Company

Proxy Statement

QUESTIONS AND ANSWERS REGARDING

LYONDELL’S ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Lyondell is soliciting your vote at the Annual Meeting of Lyondell’s shareholders.

Who is entitled to vote?

Holders of record at the close of business on March 5, 2007, which is the record date, will be entitled to one vote per share. Fractional shares will not be voted. On the record date, Lyondell had 252,810,861 shares of common stock, par value $1.00 per share, outstanding.

What am I voting on?

You are voting:

•	To elect eleven directors to serve until the 2008 Annual Meeting of Shareholders (see page 19),

•	To ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as Lyondell’s auditors for the year 2007 (see page 23),

•	On a shareholder proposal (see page 77) and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

How does the Board recommend that I vote my shares?

•	FOR the Board’s proposal to elect the nominated directors,

•	FOR the Board’s proposal to ratify PricewaterhouseCoopers LLP, independent registered public accounting firm, for 2007 and

•	AGAINST the shareholder proposal.

What are the voting requirements to elect the directors and approve each of the proposals?

Lyondell’s By-Laws provide that, in general, a majority of the voting stock, present in person or represented by proxy, will constitute a quorum at any meeting of the shareholders.

•	The directors will be elected by a plurality of the shares of Lyondell’s common stock cast in person or represented by proxy at the meeting.

•

Adoption of the proposal to ratify the appointment of the independent registered public accounting firm will require the affirmative vote of a majority of the shares of Lyondell’s common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.

•

Adoption of the shareholder proposal will require the affirmative vote of a majority of the shares of Lyondell’s common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.

How do I give voting instructions?

For shares of Lyondell’s common stock not held in the 401(k) plans: As described on the enclosed proxy card, proxies may be submitted:

•	over the Internet,

•	by telephone or

•	by mail.

Votes submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 2, 2007.

If you hold your Lyondell stock in a brokerage account (that is, in “street name”), your ability to vote over the Internet or by telephone depends on your broker’s voting process. Please follow the directions on your proxy card or the voter instruction form from your broker carefully.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the meeting, and you hold your Lyondell stock in street name, you must obtain a proxy or voter instruction form from your broker and bring that proxy to the meeting.

For shares of Lyondell’s common stock held in the 401(k) plans: The 401(k) and Savings Plans of Lyondell, and of Equistar Chemicals, LP, Millennium Chemicals Inc. and Houston Refining LP, formerly named LYONDELL-CITGO Refining LP (each a wholly owned subsidiary of Lyondell) permit plan participants to direct the plan trustee on how to vote the Lyondell common stock allocated to their accounts. Your instructions to the plan trustee regarding how to vote your plan shares will be delivered via the attached proxy, which may be returned, as described on the enclosed proxy card:

•	over the Internet,

•	by telephone or

•	by mail.

The Benefits Administrative Committee, which includes executive officers and senior managers, will direct the trustee to vote shares as to which no instructions are received, according to plan terms and its fiduciary responsibilities. However, the terms of the trust agreements provide that the trustee will vote such shares in the Lyondell plan in proportion to voting directions received by the trustee from Lyondell plan participants and will not vote such shares in the Millennium plan unless otherwise required by law. The trustee will vote shares as to which no instructions are received in the Equistar and Houston Refining plans according to the Benefits Administrative Committee’s directions as provided in the trust agreements.

Your proxy for shares held in the 401(k) plans must be received by 11:59 p.m. Eastern Time on April 30, 2007.

Can I change my vote?

For shares of Lyondell’s common stock not held in the 401(k) plans: A proxy may be revoked by a shareholder at any time before it is voted by:

•	giving notice of the revocation in writing to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010,

•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or

•	voting in person at the meeting.

For shares of Lyondell’s common stock held in the 401(k) plans: A proxy from a 401(k) plan participant may be revoked by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed. This new 401(k) plan participant proxy must be received by 11:59 p.m. Eastern Time on April 30, 2007.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of the appointment of the independent registered public accounting firm, even if the broker does not receive voting instructions from you. The broker may not vote on the shareholder proposal absent instructions from you. Without your voting instructions a broker non-vote will occur with regard to that matter. Broker non-votes will be counted for purposes of establishing a quorum at the meeting. Broker non-votes will have no effect on the vote on any matters at the meeting.

What happens if I abstain?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against the ratification of the appointment of the independent registered public accounting firm and the shareholder proposal.

What if I return my proxy but don’t indicate how I want to vote?

For shares of Lyondell’s common stock not held in the 401(k) plans: If you return a signed proxy card without indicating your vote, your shares will be voted:

•	FOR the nominee directors listed on the card,

•	FOR the ratification of PricewaterhouseCoopers LLP, independent registered public accounting firm, for 2007 and

•	AGAINST the shareholder proposal.

For shares of Lyondell’s common stock held in the 401(k) plans: The Benefits Administrative Committee will direct the trustee to vote shares as to which no instructions are received, according to plan terms and its fiduciary responsibilities. However, the terms of the trust agreements provide that the trustee will vote such shares in the Lyondell plan in proportion to voting directions received by the trustee from Lyondell plan participants and will not vote such shares in the Millennium plan unless otherwise required by law. The trustee will vote shares as to which no instructions are received in the Equistar and Houston Refining plans according to the Benefits Administrative Committee’s directions as provided in the trust agreements.

Can I access Lyondell’s Proxy Statement and Annual Report from the Internet?

Yes. These documents are available on the Financial Information page of the Investor Relations section of Lyondell’s website, www.lyondell.com.

Does Lyondell offer electronic delivery of proxy materials?

Yes. Lyondell encourages you to reduce printing and mailing costs by signing up for electronic delivery of Lyondell shareholder communications. With electronic delivery, you will receive documents such as the Annual Report and the Proxy Statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

To sign up for electronic delivery, visit http://enroll.icsdelivery.com/lyo. Your electronic delivery enrollment will be effective until cancelled. If you have questions about electronic delivery, please call Lyondell’s Investor Relations Department at (713) 652-4590.

What is “householding”?

In accordance with notices that Lyondell sent to certain shareholders, Lyondell is sending only one copy of its Annual Report and Proxy Statement to those shareholders who share the same address, unless they have notified Lyondell that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or Proxy Statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to ADP either by calling toll-free at 1-800-542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. You will begin to receive individual copies within 30 days after your request.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Lyondell stock at two different brokerage firms, your household will receive two copies of the Lyondell annual meeting materials—one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Does Lyondell offer electronic delivery of proxy materials?”

FORWARD-LOOKING STATEMENTS

Some of the amounts set forth in this Proxy Statement in the disclosure regarding executive and director compensation are “forward-looking statements” within the meaning of the federal securities laws. These amounts include estimates of future amounts payable under awards, plans and agreements or the present value of such future amounts, as well as the estimated value at December 31, 2006 of awards the vesting of which will depend on performance over future periods. Estimating future payments of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict. In order to estimate amounts that may be paid in the future, Lyondell had to make assumptions as to a number of variables, which may, and in many cases, will, differ from future actual conditions. These variables include the price of Lyondell common stock, the date of termination of employment, final average pay, interest rates, mortality rates, applicable tax rates and other assumptions. In estimating the year-end values of unvested awards, we were required by the Securities and Exchange Commission (the “SEC”) rules to make certain assumptions about the extent to which the performance or other conditions will be satisfied and, accordingly, the rate at which those awards will ultimately vest and/or payout. SEC rules require that those assumptions be based on our performance in prior periods, which may differ from our performance in the periods covered by the awards. Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this Proxy Statement.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of March 1, 2007, regarding the beneficial ownership of Lyondell’s common stock by persons known by Lyondell to beneficially own more than five percent of its outstanding common stock. Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the SEC, except as otherwise known to Lyondell.

Name and Address	Number of Shares of Common Stock	Percentage of Shares of Common Stock Outstanding
Barrow, Hanley, Mewhinney & Strauss, Inc. (a) 2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761	27,729,048	11.16%

Barclays Global Investors, NA and certain affiliates (b) 45 Fremont Street San Francisco, California 94105	23,926,773	9.64%

Occidental Petroleum Corporation (c) 10889 Wilshire Boulevard Los Angeles, California 90024	20,990,070	8.50%

(a)	Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow”) is an investment adviser with sole and shared voting power over 2,827,448 and 24,901,600 shares, respectively, and dispositive power over 27,729,048 shares of Lyondell’s common stock held in accounts of certain of Barrow’s clients. Barrow is an investment advisor to Vanguard Windsor Funds Vanguard Windsor II Fund 23-2439132 (“Vanguard”). Vanguard, an investment company, has voting power over 22,292,100 shares, or 8.97% of shares of common stock outstanding.

(b)	Barclays Global Investors, NA is a bank with voting power over 13,604,800 shares and dispositive power over 15,940,450 shares of Lyondell common stock. Barclays Global Fund Advisors is an investment adviser with voting and dispositive power over 5,516,614 shares of Lyondell common stock. Barclays Global Investors, Ltd is a bank with voting and dispositive power of 1,642,097 shares of Lyondell common stock. Barclays Global Investors Japan Trust and Banking Company Limited is a bank with voting and dispositive power over 288,669 shares of Lyondell common stock. Barclays Global Investors Japan Limited is an investment adviser with voting and dispositive power over 538,943 shares of Lyondell common stock.

(c)	Occidental Petroleum Corporation beneficially owns its interest in Lyondell directly and indirectly through Occidental Chemical Holding Corporation. Occidental Petroleum Corporation and its subsidiaries and affiliates, Occidental Petroleum Investment Co. and Occidental Chemical Holding Corporation (Occidental Petroleum Corporation, together with its subsidiaries and affiliates, collectively, “Occidental”) have dispositive and voting power with respect to 20,990,070 shares of Lyondell’s common stock. See “Certain Relationships and Related Transactions” for a description of Lyondell and Occidental transactions, beginning on page 73 of the Proxy Statement.

SECURITY OWNERSHIP OF MANAGEMENT

The second column in the table below sets forth the number of shares of common stock owned beneficially as of March 1, 2007 by each director or nominee, each of the named executive officers referenced in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares of common stock listed in the second column below as beneficially owned by the individual. The third column in the table below sets forth the number of deferred stock units held as of March 1, 2007 by these individuals under the Directors’ Deferral Plan as described beginning on page 66 of this Proxy Statement. Although the deferred stock units track the market value of the common stock, they are payable only in cash and do not carry voting rights.

Name	Shares of Common Stock Owned Beneficially as of March 1, 2007 (a)(b)(c)	Deferred Stock Units Held as of March 1, 2007 (d)
Carol A. Anderson	28,797(e)	29,826
William T. Butler	19,998(f)	8,055
Susan K. Carter	1,955	—
Stephen I. Chazen	20,999,506(g)	1,202
T. Kevin DeNicola	380,960	—
Edward J. Dineen	196,343(h)	—
Travis Engen	88,767	—
Kerry A. Galvin	297,326	—
Morris Gelb	226,347	—
Paul S. Halata	3,704	—
Danny W. Huff	9,386	—
David J. Lesar	18,762(i)	17,879
David J.P. Meachin	5,497	—
Daniel J. Murphy	3,704	—
Dan F. Smith	1,529,836	—
William R. Spivey	35,802	15,099
All directors and executive officers as a group (19)	24,257,424(j)	72,060

(a)	Includes shares of common stock held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of March 1, 2007.

(b)	The amounts shown in the second column of the table for the directors and executive officers include (1) shares of restricted stock, (2) shares acquired under Lyondell’s Dividend Reinvestment Plan and (3) shares that may be acquired within 60 days through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include: 15,000 for each of Mr. Engen and Dr. Spivey; 5,000 for each of Ms. Anderson and Mr. Lesar; 314,285 for Mr. DeNicola; 109,608 for Mr. Dineen; 250,756 for Ms. Galvin; 74,128 for Mr. Gelb; 1,130,923 for Mr. Smith; and 2,183,105 for all directors and executive officers as a group. Until stock options are exercised, these individuals have neither voting nor investment power over the underlying shares of common stock, and only have the right to acquire beneficial ownership of the shares through exercise of their respective stock options. The amounts shown in the second column of the table do not include deferred stock units.

(c)

The number of outstanding shares shown for each person represents less than 1% of the outstanding shares of Lyondell common stock, as of March 1, 2007. Mr. Chazen serves as an executive officer of Occidental, which beneficially owns 8.5% of Lyondell common stock. See Notes (g) and (j) below and “Principal Shareholders” above for a description of Occidental’s beneficial ownership. The number of outstanding shares beneficially owned by all directors and executive officers as a group, excluding the shares beneficially owned by Occidental and described above, represents approximately 1.3% of Lyondell common stock outstanding as of March 1, 2007.

(d)	The deferred stock units do not carry voting rights, and the Non-Employee Directors only have the right to make elections with respect to their deferrals as provided under the Directors’ Deferral Plan as described beginning on page 66 of this Proxy Statement.

(e)	Includes 100 shares of common stock held by a trust of which Ms. Anderson is an indirect beneficiary.

(f)	Does not include 1,955 restricted share units, as described beginning on page 66 of this Proxy Statement, for Dr. Butler. The restricted share units do not carry voting rights.

(g)	Includes 20,990,070 shares of common stock beneficially held directly or indirectly by Occidental, for which Mr. Chazen serves as Senior Executive Vice President and Chief Financial Officer. Mr. Chazen expressly disclaims beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries.

(h)	Includes 50,327 shares of common stock held by a trust of which Mr. Dineen is a trustee and a beneficiary.

(i)	Includes 2,000 shares of common stock held by a family limited partnership. The general partner of the family limited partnership is a corporation owned by Mr. Lesar and his spouse.

(j)	Includes 20,990,070 shares of common stock beneficially held directly or indirectly by Occidental, for which Mr. Chazen serves as Senior Executive Vice President and Chief Financial Officer. Mr. Chazen expressly disclaims beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries. See “Principal Shareholders” above for a description of Occidental’s beneficial ownership. The amount also includes approximately 55,427 shares of common stock owned by family limited partnerships and trusts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Lyondell’s directors and executive officers, and persons who own more than ten percent of a registered class of Lyondell’s equity securities, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of common stock of Lyondell.

To Lyondell’s knowledge, based solely on review of the copies of such reports furnished to Lyondell and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2006 and during 2007 through the date of this Proxy Statement, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

CORPORATE GOVERNANCE

Corporate Governance Materials

Lyondell is committed to good corporate governance and to effective communication with its shareholders. The roles, duties and responsibilities of the Board of Directors and each Committee of the Board of Directors are summarized below. To ensure that Lyondell’s shareholders have access to its governing documents, Lyondell provides copies of its Certificate of Incorporation, By-Laws, Business Ethics and Conduct Policy, Principles of Corporate Governance and the charters of each of the Committees of its Board of Directors on the Corporate Governance page of the Investor Relations section of its website, www.lyondell.com, and copies of such documents are available in print for any shareholder who requests them by writing to Lyondell’s Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Please see the Corporate Governance page of Lyondell’s website for future updates to these documents. Information contained on Lyondell’s website is not incorporated into this Proxy Statement and does not constitute a part of this Proxy Statement.

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance to reflect the Board’s commitment to regularly monitoring policies and decisions at the Board, Committee and management levels, with the goal of enhancing the long-term value of Lyondell. The Board of Directors represents the interests of Lyondell’s shareholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide guidance to management and to actively monitor the effectiveness of management’s policies and decisions, including the execution of its strategies, with a commitment to enhancing shareholder value over the long term. To this end, Board members are expected to act in the best interests of all shareholders, be knowledgeable about the businesses, exercise informed and independent judgment, and maintain an understanding of general economic trends and conditions and trends in corporate governance. In addition, it is the Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and Committees of the Board upon which they serve, as well as annual shareholder meetings. All of Lyondell’s incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and Committees on which they served during the periods that they served during 2006. All members of the Board of Directors in 2006 attended the 2006 Annual Meeting of shareholders, with the exception of Mr. Chazen and Dr. Ray R. Irani, Chairman, President and Chief Executive Officer of Occidental. Dr. Irani retired at the 2006 Annual Meeting of shareholders on May 4, 2006.

The Board is in compliance with the provisions of the Principles of Corporate Governance, and the following is a summary of certain key provisions of the Principles of Corporate Governance:

At least a majority of the members of the Board will be independent, non-employee directors, with no more than two Board members being present or former members of company management. In addition, all members of the Audit Committee, Compensation and Human Resources Committee and Corporate Responsibility and Governance Committee will be independent directors. Annually, the Board of Directors reviews the independence of each member of the Board pursuant to the independence standards established by applicable law and by the Board in the Principles of Corporate Governance. The independence standards established by Lyondell’s Board are described below under the heading “Independence Standards.”

Desired characteristics of potential new Board members are reviewed on at least an annual basis. Potential new Board members may be proposed by any director for screening, selection and recommendation for election by the shareholders. Any shareholder may recommend a candidate to serve as a director pursuant to the procedures described in the section of this Proxy Statement entitled “Nominating Procedures.” In addition, any shareholder may nominate a director candidate for inclusion in the Proxy

Statement pursuant to the procedures set forth in Lyondell’s By-Laws and described in this Proxy Statement in the section entitled “Shareholder Proposals for 2008 Annual Meeting and Director Nominations.” Invitations to join the Board of Directors are extended by the Chairman of the Board and, if the Chairman of the Board and the Chief Executive Officer hold the same position, the Chair of the Corporate Responsibility and Governance Committee. Lyondell has an orientation process for new directors that includes the provision and review of extensive background materials, meetings with senior management and visits to company facilities. To enhance their effectiveness on the Board, directors are encouraged to attend director education courses, and are provided presentations on current issues or topics relevant to their role as directors of a public company. For a description of the director nomination process, see the section of this Proxy Statement entitled “Nominating Procedures.”

Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed by the Board in the best interest of Lyondell under the circumstances at the time. A lead director will be chosen by the directors who are not members of management and are not otherwise employees of Lyondell (the “Non-Employee Directors”) when the Chairman of the Board is an employee of Lyondell. The Non-Employee Directors are provided an opportunity to meet in executive session without management, at each regular meeting of the Board. During 2006, the Non-Employee Directors met five times in executive session without management. Instructions regarding how to contact Lyondell’s Non-Employee Directors are provided under the heading “Directors’ Meetings and Shareholder Communications with Directors” below.

Directors are encouraged to limit the number of other boards on which they serve, taking into account board meeting attendance, participation and other commitments with respect to these other various boards. If any member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, such director will not be permitted to serve on Lyondell’s Audit Committee unless the Board determines annually that the simultaneous service will not impair the ability of that director to effectively serve on Lyondell’s Audit Committee.

There are no term limits for Board members. However, the Corporate Responsibility and Governance Committee reviews annually each director’s continuation as a member of the Board and consults with each director to confirm his or her desire to continue as a member of the Board. In addition, when a director changes job responsibilities from those held when last elected to the Board, the director will offer to resign from the Board so that the Corporate Responsibility and Governance Committee has the opportunity to review the continued appropriateness of Board membership of the director. No person who has reached seventy-two years of age prior to January 1 of any year will be eligible to be elected or re-elected a director in any year, unless the Board determines otherwise.

The compensation for Non-Employee Directors is reviewed periodically for competitiveness. A portion of the directors’ compensation is in the form of Lyondell equity or equity-based components to encourage increased alignment with shareholders. Lyondell also has stock ownership guidelines for its Non-Employee Directors. All of the Non-Employee Directors currently are on track to be in compliance with the stock ownership guidelines. For a description of the compensation and stock ownership guidelines for Lyondell’s Non-Employee Directors, please see the section of this Proxy Statement entitled “Director Compensation.” Directors who are employees of Lyondell do not receive additional compensation for service as a director.

The Board conducts an annual self-evaluation, which incorporates a self-evaluation by each Committee of the Board. Based on these evaluations, the Corporate Responsibility and Governance Committee reports annually to the Board on the performance of the Board and each Committee in order to increase the effectiveness of the Board and each Committee.

The performance of the Chief Executive Officer is evaluated by the Non-Employee Directors under the guidance of the Chairman of the Compensation and Human Resources Committee. The evaluation is used by the Compensation and Human Resources Committee when considering the compensation of the Chief

Executive Officer. The Chief Executive Officer provides an annual report to the Compensation and Human Resources Committee on succession planning and management development. This information is shared with the full Board.

Board members have complete access to members of management and to such independent advisors as the Board determines is necessary and appropriate from time to time. Lyondell provides such funding as the Board determines is necessary to compensate any advisors employed by the Board.

Independence Standards

As a matter of policy, the Board intends to maintain its independent character. Thus, at least a majority of the members of the Board will be independent directors, with no more than two Board members being present or former members of management. Currently, only one Board member, Mr. Smith, the Chief Executive Officer, is a present member of management, and there are no former members of management who are members of the Board. In addition, all members of the Audit Committee, Compensation and Human Resources Committee and Corporate Responsibility and Governance Committee are and will continue to be independent directors.

Under the independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with Lyondell, either directly or as a partner, shareholder or officer of an organization that has a relationship with Lyondell. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist it in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards, which are set forth in Lyondell’s Principles of Corporate Governance, and are publicly available on the Corporate Governance page of the Investor Relations section of its website, www.lyondell.com:

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A director is not independent if the director is, or has been within the last three years, an employee of Lyondell, or an immediate family member is, or has been within the last three years, an executive officer of Lyondell.

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A director is not independent if the director has received, or has an immediate family member (as an executive officer of Lyondell) who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Lyondell (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service).

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A director is not independent if (1) the director or an immediate family member is a current partner of a firm that is Lyondell’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Lyondell’s audit within that time.

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A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Lyondell’s present executive officers at the same time serves or served on that company’s compensation committee.

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A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Lyondell for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

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A director is not independent if the director serves as an executive officer of any tax exempt organization to which Lyondell has made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. Lyondell’s automatic matching of employee tax exempt contributions will not be included in the amount of Lyondell’s contributions for this purpose.

In addition, in accordance with SEC rules, an Audit Committee member is not considered independent if he or she receives any consulting, advisory or other compensatory fee from Lyondell (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service) or is otherwise an affiliated person of Lyondell. Furthermore, (1) each member of Lyondell’s Audit Committee must be financially literate and (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an audit committee financial expert. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC’s definition of audit committee financial expert to have accounting or related financial management expertise. Each of the independence standards is interpreted and applied by the Board in its business judgment and in a manner consistent with applicable NYSE and SEC guidance.

Independence Determinations

When making its independence determination, the Board considered transactions between Lyondell and its directors or entities affiliated with its directors, in addition to the Board’s categorical independence standards described above. With the exception of the transactions with Occidental, described under the section of this Proxy Statement entitled “Certain Relationships and Related Transactions,” the Board did not consider these transactions to be material relationships that impair a director’s independence. In the ordinary course of business during 2006 and before the filing of this Proxy Statement in 2007, Lyondell entered into product purchase and sale arrangements with the following companies affiliated with members of Lyondell’s Board of Directors:

•	Alcan Inc. and its affiliates, from which Mr. Engen retired as President and Chief Executive Officer in March 2006 and retired as a director in April 2006,

•	Alliant Techsystems Inc. and its affiliates, of which Mr. Murphy is President, Chief Executive Officer and Chairman of the Board,

•	Lennox International Inc. and its affiliates, of which Ms. Carter is Executive Vice President and Chief Financial Officer, and

•	Mercedes-Benz USA, LLC and its affiliates, from which Mr. Halata retired as President and Chief Executive Officer in August 2006.

Lyondell also entered into ordinary course of business arrangements for engineering and other commercial services during 2006 and before the filing of this Proxy Statement in 2007 with Halliburton and its affiliates, of which Mr. Lesar is Chairman, President and Chief Executive Officer. The arrangements with Lennox, Alliant and Mercedes-Benz did not exceed $4 million in any of the past three years, and those with Alcan and Halliburton did not exceed 2% of their respective consolidated gross revenues in any of the past three years. Lyondell generally expects transactions of a similar nature to occur during 2007.

The Board of Directors has determined that Ms. Anderson, Dr. Butler, Ms. Carter, Mr. Engen, Mr. Halata, Mr. Huff, Mr. Lesar, Mr. Meachin, Mr. Murphy and Dr. Spivey are independent, as defined in the NYSE’s listing standards and as provided in the independence standards set forth in Lyondell’s Principles of Corporate Governance and summarized above. As Lyondell’s President and Chief Executive Officer, Mr. Smith does not qualify as an independent director. Based on the transactions between Lyondell and affiliates of Occidental that are discussed in this Proxy Statement under the heading “Certain Relationships and Related Transactions,” Mr. Chazen does not qualify as an independent director. In addition, in 2006, the Board of Directors determined that (1) Messrs. Clark and Hinchliffe, who each retired on May 4, 2006, were independent, and (2) Dr. Irani, who retired on May 4, 2006, did not qualify as independent because of transactions between Lyondell and affiliates of Occidental.

Audit Committee Financial Expert Determinations

The Board has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that Lyondell has at least one “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K, serving on the Audit Committee. The Board has determined that each of Ms. Anderson and Messrs. Huff and Lesar and Dr. Spivey qualifies as an audit committee financial expert and, as described above, that each is independent.

Directors’ Meetings and Shareholder Communications with Directors

Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. Lyondell’s By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 2006, the Board of Directors held fourteen meetings.

The Non-Employee Directors are provided an opportunity to meet in executive session without management, at each regular meeting of the Board. During 2006, the Non-Employee Directors met five times in executive session without management. The Chairman of the Board presides at all Board meetings and at all executive sessions. If the Chairman of the Board is absent or is an employee of Lyondell, the Non-Employee Directors will choose another Non-Employee Director to preside at the executive sessions. Lyondell’s Chairman of the Board, Dr. William T. Butler, is an independent, Non-Employee Director. Shareholders and other interested parties who would like to communicate directly with the Non-Employee Chairman of the Board, the Non-Employee Directors as a group or any member of the Board of Directors should send all correspondence to Lyondell Chemical Company Board of Directors, P.O. Box 4397, Houston, Texas 77210.

Committees of the Board of Directors

Lyondell’s By-Laws authorize the Board of Directors to appoint such Committees as they deem advisable, with each Committee having the authority to perform the duties as determined by the Board. At this time, the Board of Directors has four standing committees, to which it has delegated certain duties and responsibilities. The four standing committees of the Board of Directors are: Audit, Compensation and Human Resources, Corporate Responsibility and Governance, and Executive. The Board of Directors has approved a charter for each Committee, which sets forth the duties and responsibilities delegated to the Committee by the Board of Directors and governs the Committee’s actions. The purpose, duties and responsibilities of each Committee are briefly described below, and copies of each Committee charter are available on the Corporate Governance page of the Investor Relations section of Lyondell’s website, www.lyondell.com.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act and currently comprises Ms. Anderson and Messrs. Huff, Lesar, Murphy and Spivey. Mr. Huff serves as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in Lyondell’s Principles of Corporate Governance. The Board also has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that Lyondell has at least one “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K, serving on the Audit Committee. See “Audit Committee Financial Expert Determinations” above. The Audit Committee held nine meetings during 2006.

The Audit Committee of the Board of Directors was established for the following general purposes:

•	assisting in the Board of Directors’ oversight of Lyondell’s financial reporting standards and practices and the integrity of Lyondell’s financial statements,

•	monitoring the adequacy of and promoting Lyondell’s continued emphasis on internal controls,

•	assisting in the Board of Directors’ oversight of the performance of Lyondell’s internal audit function and independent auditors, and the independent auditors’ qualifications and independence,

•	maintaining open, continuing and direct communications between the Board of Directors, the Audit Committee and both Lyondell’s independent auditors and its internal auditors,

•	monitoring Lyondell’s compliance with legal and regulatory requirements and initiating special investigations as deemed necessary and

•	preparing the annual Audit Committee Report included in this Proxy Statement in the section entitled “Audit Committee Report.”

In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Lyondell. The Audit Committee also pre-approves all audit and non-audit services to be performed by the independent auditors, in accordance with the Audit Committee’s pre-approval policies and procedures described in the section of this Proxy Statement entitled “Principal Accountant Fees and Services.” The independent auditors and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. The Audit Committee may, in its sole discretion and without seeking board approval, retain independent, outside counsel or other professional services. In addition, as described in the section of this Proxy Statement entitled “Related Party Policies,” the Audit Committee reviews at least annually various related-party contracts and transactions of Lyondell, its subsidiaries and the joint ventures it operates. Additional information about the Audit Committee and its responsibilities is included in the section of this Proxy Statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently comprises Ms. Anderson and Messrs. Butler, Engen, Huff and Lesar. Mr. Engen serves as Chairman. The Board of Directors has determined that each member of the Compensation and Human Resources Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in Lyondell’s Principles of Corporate Governance. The Compensation and Human Resources Committee held six meetings during 2006.

The Compensation and Human Resources Committee discharges the responsibilities relating to the compensation of Lyondell’s executive officers. The Committee reviews Lyondell’s Compensation Discussion and Analysis and produces the annual Compensation and Human Resources Committee Report, which is included in this Proxy Statement in the section entitled “Compensation and Human Resources Committee Report.” The Committee makes recommendations to the Board of Directors as to management succession plans, determines the objectives for Lyondell’s executive compensation and benefit programs and reviews and evaluates the performance of the Chief Executive Officer. The Committee also reviews executive compensation and benefit programs for Lyondell’s subsidiaries, joint ventures and affiliates, as appropriate. No member of the Compensation and Human Resources Committee is eligible to participate in any of Lyondell’s benefit plans that are administered by the Compensation and Human Resources Committee. Additional information about the Committee and its responsibilities is included in the charter of the Compensation and Human Resources Committee, which was adopted by the Board of Directors.

Over the course of several meetings throughout the year, the Committee annually reviews all components of the executive compensation program, including base salary, incentive compensation (bonus and long-term incentives), retirement and other post-termination compensation and other benefits, as well as projected payout obligations under various scenarios such as termination, retirement and change-in-control. See the

“Compensation Discussion and Analysis” beginning on page 28 of the Proxy Statement for a description of the Committee’s processes and objectives with respect to the specific elements of the executive compensation program, and the role of management in providing information to the Committee to support the Committee’s procedures with respect to executive compensation.

The Compensation and Human Resources Committee may, in its sole discretion and without seeking board approval, retain independent, outside counsel or other professional services, including compensation consultants, to assist the Committee in its evaluation and determination of executive officer compensation and benefits. The Committee also may delegate certain of its responsibilities to management or an administrative committee, to the extent permitted by applicable laws, rules and regulations. The Committee has delegated the following authority to certain Lyondell executive officers and administrative committees noted below, except that the Committee has retained responsibility for the design, adoption, amendment and termination of all pension plans and all executive compensation and benefit plans and policies provided for the benefit of Lyondell’s executive officers, unless otherwise noted below:

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to Lyondell’s Chief Executive Officer, the Vice President, Tax and Real Estate (the Chairman of the Benefits Administrative Committee) and the Senior Vice President, Human Resources, the authority to adopt, amend and terminate all compensation plans and policies generally applicable to employees;

•	to Lyondell’s Chief Financial Officer, the Vice President, Tax and Real Estate and the Senior Vice President, Human Resources, the authority to:

•	implement and administer any compensation plan or policy generally applicable to employees, and executive compensation and benefit plan or policy (but not to interpret and resolve claims), and

•	adopt nonsubstantive or legally necessary amendments to Lyondell’s executive compensation and executive benefit plans and policies; and

•	to the Chief Executive Officer and Senior Vice President, Human Resources, the authority to:

•	adopt, amend and terminate domestic welfare benefit plans and other similar arrangements, and

•	adopt nonsubstantive or legally necessary amendments to pension benefit plans.

The Committee has also delegated to Lyondell’s Benefits Administrative Committee, which includes executive officers and senior managers, the authority to implement and administer welfare and pension plans. The Board has delegated to Lyondell’s Benefits Finance Committee, which includes executive officers, the authority to manage and invest trust funds according to the terms and provisions of the welfare plans, pension plans and applicable trust agreements. The Board also has delegated to the Chief Financial Officer the authority for making payments and contributions with respect to U.S. welfare plans and pension plans.

Lyondell’s Senior Vice President of Human Resources and Lyondell’s human resources department support the Committee in its work and, from time to time, Lyondell’s human resources department engages compensation consultants to advise management regarding executive compensation and other compensation-related matters, as described below. Lyondell’s human resources department also purchases publicly-available executive compensation surveys from a variety of consultants and subscribes to the publicly-available executive compensation databases provided by consultants. In addition, at the Committee’s direction, in 2005 the human resources department retained Towers Perrin to analyze Lyondell’s executive compensation elements. See “Compensation Discussion and Analysis” for more information regarding the 2005 analysis. Towers Perrin also has assisted management with other executive compensation matters, such as providing management with compensation trends and practices. Towers Perrin also has been retained by the human resources department to calculate Lyondell’s performance pursuant to the terms of the performance units granted by the Committee and to calculate the fair value ratio used by management to recommend to the Committee the number of stock options to be granted. In addition, Lyondell’s human resources department retained Mercer Human Resource Consulting to advise management generally on non-qualified compensatory plans, including the plans’ design. Mercer also has advised management on qualified compensatory plans, including Lyondell’s retirement plan, and related funding obligations. In 2005 and 2006, Mercer also assisted management with an evaluation of the supplementary executive retirement plans for Lyondell and certain of its subsidiaries and with the executive life insurance plans to ensure those plans’ continued compliance with Section 409A of the Internal Revenue Code. The human resources department also retained UBS to advise management on design approaches for executive life insurance plans and considerations regarding the performance of insurance policies. It also engaged Ernst & Young LLP to advise management on expatriation policies and allowances. The human resources department generally expects that in the future it will continue to retain consultants to provide similar services to management with respect to executive compensation.

Corporate Responsibility and Governance Committee

The Corporate Responsibility and Governance Committee currently comprises Messrs. Butler, Engen, Halata, Meachin and Spivey. Dr. Spivey serves as Chairman. The Board of Directors has determined that each member of the Corporate Responsibility and Governance Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in Lyondell’s Principles of Corporate Governance. The Corporate Responsibility and Governance Committee held five meetings during 2006.

The Corporate Responsibility and Governance Committee plays a vital role in determining the composition of the Board of Directors, developing Lyondell’s corporate governance processes and periodically reviewing public policy issues and significant community relations matters. The Corporate Responsibility and Governance Committee serves as the nominating committee of the Board of Directors, and considers and makes recommendations to the Board of Directors as to the number of directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. For a description of the procedures relating to the nomination of director candidates, see “Nominating Procedures” below. The Corporate Responsibility and Governance Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the directors, and makes determinations on compensation for Lyondell’s Non-Employee Directors. In addition, the Corporate Responsibility and Governance Committee develops, reviews annually, and recommends to the Board a set of Principles of Corporate Governance applicable to Lyondell. The Corporate Responsibility and Governance Committee also is responsible for developing the process for evaluating the performance of the Board and each Committee and assessing the effectiveness of their structure and governance. Additional information about the Corporate Responsibility and Governance Committee and its responsibilities is included in the section of this Proxy Statement entitled “Nominating Procedures” and in the charter of the Corporate Responsibility and Governance Committee, which was adopted by the Board of Directors.

At least every other year, the Corporate Responsibility and Governance Committee reviews compensation for Non-Employee Directors. To facilitate the Committee’s review, Lyondell’s human resources department provides the Committee with published director compensation surveys from a variety of consultants and provides recommendations to the Committee for Non-Employee Director compensation, based on the surveys. In addition, the Corporate Responsibility and Governance Committee may, in its sole discretion and without seeking board approval, retain independent, outside counsel or other professional services to assist in the evaluation of director compensation.

Executive Committee

The Executive Committee currently comprises Messrs. Butler, Engen, Lesar and Smith. Dr. Butler serves as Chairman. The Executive Committee held two meetings during 2006. The actions taken at these meetings were subsequently ratified by the Board of Directors.

The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the business and affairs of Lyondell in the interim between meetings of the Board of Directors, except to the extent of certain exceptions set forth in Delaware law and Lyondell’s By-Laws. The Executive Committee meets only if it is impracticable to convene the full Board of Directors. The Executive Committee reports to the Board regarding the action taken by the Executive Committee. The Executive Committee may, in its sole discretion and without seeking board approval, retain independent, outside counsel or other professional services. Additional information about the Executive Committee and its responsibilities is included in the charter of the Executive Committee, which was adopted by the Board of Directors.

Nominating Procedures

The Corporate Responsibility and Governance Committee serves as the nominating committee of the Board of Directors, and is responsible for reviewing with the Board, on at least an annual basis, the need for new Board members and the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board. Potential new Board members may be proposed by any director. In addition, it is the policy of the Board of Directors and the Corporate Responsibility and Governance Committee to consider director candidates recommended by shareholders. Shareholders of Lyondell who wish to have the Corporate Responsibility and Governance Committee consider a candidate for director must send a written notice, including the potential candidate’s name and qualifications, to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Shareholders who wish to propose a matter for action at a shareholders’ meeting, including the nomination of directors, and who wish to have the proposal and/or nominee included in the Proxy Statement for that meeting must comply with the provisions of Lyondell’s By-Laws that are described more fully in this Proxy Statement in the section entitled “Shareholder Proposals for 2008 Annual Meeting and Director Nominations.”

The independence standards set forth in Lyondell’s Principles of Corporate Governance mandate that at least a majority of the members of the Board be independent, non-employee directors, with no more than two Board members being present or former members of management. All members of the Audit Committee, Compensation and Human Resources Committee and Corporate Responsibility and Governance Committee must be independent directors. In addition, each member of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an audit committee financial expert. However, aside from these skills and qualifications, the Corporate Responsibility and Governance Committee has not established a set of minimum qualifications that it believes must be met by a candidate recommended by the Committee for a position on Lyondell’s Board of Directors or by any one or more of Lyondell’s directors because the Committee believes that the desired skills and qualifications of the members of the Board of Directors must be assessed annually in the context of the make-up of the Board at that time. This assessment includes a review of generally desired skills (such as industry knowledge or specific expertise, such as financial expertise), core competencies, willingness to devote adequate time to Board duties, judgment, issues of diversity and independence, legal requirements and other factors that are relevant at the time.

The Corporate Responsibility and Governance Committee reviews annually the independence, skills and qualifications of each director candidate, determines whether additional directors are necessary or desirable, and refers its conclusions to the Board of Directors for full discussion and approval. As the need or desire for additional directors arises, the Committee has responsibility for the search process, for assessing and determining the selection criteria for new directors and for recommending potential nominees to the Board of Directors for full discussion and approval. Generally, when searching for new directors, the Corporate Responsibility and Governance Committee retains a third party director search firm to assist the Committee in identifying potential nominees with the desired skills and qualifications identified by the Committee in the context of the make-up of the Board at that time. The functions performed by any third party director search firm retained to assist the

Corporate Responsibility and Governance Committee in the future may vary from time to time, as determined by the Committee. Invitations to join the Board of Directors are extended by the Chairman of the Board and, if the Chairman of the Board and the Chief Executive Officer hold the same position, the Chair of the Corporate Responsibility and Governance Committee.

During 2006, the Corporate Responsibility and Governance Committee approved the retention of and fee paid to a third party director search firm to assist the Committee in its search for a potential nominee. Based on the specific criteria developed by the Board for this candidate, the third party director search firm developed an initial list of potential candidates for consideration by the Corporate Responsibility and Governance Committee, conducted due diligence with respect to the potential candidates, worked with the Committee to evaluate and narrow the list of potential candidates, and solicited interest from the potential candidates selected by the Corporate Responsibility and Governance Committee. The Corporate Responsibility and Governance Committee reviewed and evaluated Ms. Carter’s background, experience and skills in the context of the make-up of the Lyondell Board and the criteria developed in connection with the search for a new director in 2006. Ms. Carter was interviewed by the Chairman of the Board, the Chairman of the Corporate Responsibility and Governance Committee and the Chief Executive Officer. As a result of this process, the Corporate Responsibility and Governance Committee recommended Ms. Carter’s appointment as a member of the Board of Directors. The Board of Directors appointed Ms. Carter as a director of Lyondell effective January 1, 2007.

The Corporate Responsibility and Governance Committee generally intends to use the same process to evaluate director candidates recommended by shareholders as it uses to evaluate other director candidates. However, if a candidate is recommended by a specific shareholder or group of shareholders, the Corporate Responsibility and Governance Committee would evaluate the candidate to assess whether the candidate could impartially represent the interests of all shareholders in perpetuating a successful business without unduly favoring the particular interests of the recommending shareholder or group of shareholders.

Code of Ethics

Lyondell has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Lyondell’s code of ethics, known as its Business Ethics and Conduct Policy, applies to all officers and employees of Lyondell, including its principal executive officer, principal financial officer, principal accounting officer and controller, and also applies to all members of the Lyondell Board of Directors. Lyondell has posted its Business Ethics and Conduct Policy on the Corporate Governance page of the Investor Relations section of its website, www.lyondell.com. In addition, Lyondell intends to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Business Ethics and Conduct Policy that applies to Lyondell’s principal executive officer, principal financial officer, principal accounting officer or controller and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on its website, www.lyondell.com.

ELECTION OF DIRECTORS

Proposal 1 on Proxy Card

Pursuant to Lyondell’s Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms, and hold office until their successors are elected and qualified or until their earlier resignation or removal. In connection with its August 2002 sale to Occidental Chemical Holding Corporation of shares of Lyondell common stock and a warrant to purchase Lyondell common stock, which was approved by Lyondell’s shareholders, Lyondell entered into a stockholders agreement. In the stockholders agreement, Lyondell agreed to exercise all of its authority under applicable law to cause any slate of directors presented to Lyondell’s shareholders for election to the Board of Directors to include both Dr. Irani and Stephen I. Chazen, as long as Dr. Irani and Mr. Chazen are qualified to serve and Occidental and its subsidiaries beneficially own at least 34 million shares of Lyondell’s common stock. If Occidental and its subsidiaries beneficially own less than 34 million shares but at least 17 million shares of Lyondell’s common stock, then Lyondell is required to include only one of Dr. Irani or Mr. Chazen (to be selected by Lyondell) in any slate of directors presented to Lyondell’s shareholders for election. If Occidental and its subsidiaries beneficially own less than 17 million shares of Lyondell’s common stock, neither Dr. Irani nor Mr. Chazen will be entitled to be included in the slate of directors presented to Lyondell’s shareholders for election. As described under “Principal Shareholders,” Occidental beneficially owns 20,990,070 shares of Lyondell’s common stock. Accordingly, pursuant to the stockholders agreement, Mr. Chazen has been included in the slate of directors for election.

Dr. Butler will retire from the Board of Directors at the Annual Meeting on May 3, 2007. Dr. Butler has served as a member of Lyondell’s Board of Directors since 1989 and as Chairman of Lyondell’s Board since 1997. The new Chairman will be announced in connection with the Annual Meeting.

The Board of Directors has selected the persons listed below as nominees for election to the Board. Each of the persons listed below currently serves as a member of Lyondell’s Board of Directors. Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the eleven nominees listed below. The directors will be elected by a plurality of the shares of common stock cast in person or represented by proxy at the meeting.

All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

The following biographical information is furnished with respect to each of the nominees for election at the Annual Meeting. The information includes age as of March 1, 2007, present position, if any, with Lyondell, period served as director, and other business experience during at least the past five years.

Carol A. Anderson, 60

Ms. Anderson was elected a director of Lyondell effective December 11, 1998. She is Managing Director of New Century Investors, LLC, which manages private equity investments in high technology ventures. Prior thereto, from April 1998, Ms. Anderson served as Managing Director of TSG International. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which developed energy projects worldwide. Ms.

Anderson serves on the board and Executive Committee of the National Conference on Citizenship. She is also an arbitrator for the National Association of Securities Dealers and the New York Stock Exchange, and a mediator as certified by the Supreme Court of Florida.

Ms. Anderson is a member of the Audit Committee and the Compensation and Human Resources Committee.

Susan K. Carter, 48

Ms. Carter was elected a director of Lyondell effective January 1, 2007. Ms. Carter is Executive Vice President and Chief Financial Officer of Lennox International Inc. (a leading provider of climate control solutions for heating, air conditioning and refrigeration markets around the world). Prior to joining Lennox, Ms. Carter served as Vice President, Finance from March 2002 to August 2004 at Cummins Inc. and as Vice President, Finance and Chief Financial Officer from December 1999 to March 2002 at Honeywell International, Inc. Transportation and Power Systems. Prior to joining Honeywell, Ms. Carter held various senior financial management positions at AlliedSignal, Crane Co. and DeKalb Corporation.

Stephen I. Chazen, 60

Mr. Chazen has served as a director of Lyondell since August 22, 2002. Mr. Chazen is Senior Executive Vice President and Chief Financial Officer for Occidental Petroleum Corporation (an oil and gas exploration and production company and a marketer and manufacturer of chemicals). Mr. Chazen joined Occidental as Executive Vice President—Corporate Development in 1994 and the additional responsibilities of Chief Financial Officer were added in 1999. Prior to Occidental, Mr. Chazen held numerous positions from 1982 to 1994 in the investment banking division of Merrill Lynch, where he was a Managing Director.

Travis Engen, 62

Mr. Engen was elected a director of Lyondell effective April 1, 1995. Mr. Engen served as President and Chief Executive Officer of Alcan Inc. (an aluminum manufacturer and supplier of packaging materials) from March 12, 2001 until March 11, 2006. Prior thereto, from December 1995, Mr. Engen served as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company).

Mr. Engen is Chair of the Compensation and Human Resources Committee and is a member of the Corporate Responsibility and Governance Committee and the Executive Committee.

Paul S. Halata, 56

Mr. Halata was elected a director of Lyondell effective February 9, 2006. Mr. Halata served as President and Chief Executive Officer of Mercedes-Benz USA, LLC from 1999 until August 2006. Mr. Halata was Managing Director of Mercedes-Benz United Kingdom from 1997 to 1999, Senior Vice President of Sales and Marketing Worldwide from 1995 to 1997 and, from 1990 to 1995, he held the dual roles of Chief Executive Officer of Mercedes-Benz Canada and Vice President of North American Affairs. Mr. Halata began his career with Mercedes-Benz as a salesman in 1972.

Mr. Halata is a member of the Corporate Responsibility and Governance Committee.

Danny W. Huff, 56

Mr. Huff was elected a director of Lyondell effective August 5, 2003. Mr. Huff served as Executive Vice President, Finance and Chief Financial Officer of Georgia-Pacific Corporation, one of the world’s leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals, from November 1999 through December 2005. Prior to that time, he served as Georgia-Pacific’s Vice President and Treasurer from February 1996 to November 1999 and Treasurer from October 1993 to February 1996. Prior to joining Georgia-Pacific in 1979, Mr. Huff held various auditing positions at KMG Peat Marwick from 1973 to 1979.

Mr. Huff is Chair of the Audit Committee and is a member of the Compensation and Human Resources Committee.

David J. Lesar, 53

Mr. Lesar was elected a director of Lyondell effective July 28, 2000. Since 2000, he has served as Chairman, President and Chief Executive Officer of Halliburton Company, one of the world’s largest diversified energy services, engineering and construction companies. Prior to his current position, Mr. Lesar served as President and Chief Operating Officer of Halliburton Company from June 1997 to August 2000.

Mr. Lesar is a member of the Audit Committee, the Compensation and Human Resources Committee and the Executive Committee.

David J.P. Meachin, 66

Mr. Meachin has served as a director of Lyondell since December 1, 2004. Mr. Meachin served as a director of Millennium Chemicals Inc. since its demerger (i.e., spin-off) from Hanson PLC in October 1996 until November 30, 2004. Mr. Meachin has been Chairman, Chief Executive and founder of Cross Border Enterprises, L.L.C., a private international merchant banking firm, since its formation in 1991. He was a Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1981 to 1991. Mr. Meachin is a member of the Advisory Board of Gow & Partners, an executive recruiting firm, a director and past Vice Chairman of the University of Cape Town Fund in New York, a director and past Chairman of the British American Educational Foundation, a member of the Advisory Board of the South African Chamber of Commerce America, and a member of the Advisory Board of Structured Credit International Corp (SCIC).

Mr. Meachin is a member of the Corporate Responsibility and Governance Committee.

Daniel J. Murphy, 58	Mr. Murphy was elected a director of Lyondell effective February 9, 2006. Mr. Murphy is President, Chief Executive Officer and Chairman of the Board of Alliant Techsystems Inc., a supplier of aerospace and defense products (“ATK”). Mr. Murphy has been Chief Executive Officer of ATK since 2003 and Chairman since April 2005. Prior thereto, he was Group Vice President, ATK Precision Systems Group, from 2002 to 2003, and President ATK Tactical Systems, from 2001 to 2002. Mr. Murphy retired from the U.S. Navy with the rank of Vice Admiral in 2000, following a 30-year career.

Mr. Murphy is a member of the Audit Committee.

Dan F. Smith, 60

Mr. Smith was named Chief Executive Officer in December 1996 and President of Lyondell in August 1994. Mr. Smith has been a director since October 1988. Since December 1, 1997, Mr. Smith has also served as the Chief Executive Officer of Equistar. Mr. Smith has also served as the Chief Executive Officer of Millennium since December 1, 2004. Mr. Smith served as Chief Operating Officer of Lyondell from May 1993 to December 1996. Prior thereto, Mr. Smith held various positions including Executive Vice President and Chief Financial Officer of Lyondell, Vice President, Corporate Planning of ARCO and Senior Vice President in the areas of management, manufacturing, control and administration for Lyondell and the Lyondell Division of ARCO. Mr. Smith is a director of Cooper Industries, Inc. and is a member of the Partnership Governance Committee of Equistar.

Mr. Smith is a member of the Executive Committee.

Dr. William R. Spivey, 60

Dr. Spivey was elected a director of Lyondell on July 5, 2000. Dr. Spivey was Chief Executive Officer and President of Luminent Inc. from 2000 to 2001. Prior to joining Luminent, Dr. Spivey was Group President, Network Products Group for Lucent Technologies since 1997. Prior to joining Lucent, from 1994 to 1997, Dr. Spivey was Vice President of the Systems and Components Group of AT&T. From 1991 to 1994, he was President of Tektronix Development Co. and Group President at Tektronix, Inc. He also held senior management positions with Honeywell, Inc. and General Electric. He also is a director of The Laird Group, plc, Novellus Systems Inc., Raytheon Company, ADC Telecommunication, Inc. and Cascade Microtech, Inc.

Dr. Spivey is Chair of the Corporate Responsibility and Governance Committee and is a member of the Audit Committee.

PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2 on Proxy Card

Lyondell’s Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the annual financial statements of Lyondell for the year 2007. PricewaterhouseCoopers audited the financial statements of Lyondell for 2006.

Representatives of PricewaterhouseCoopers will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

The proposal to ratify the appointment of PricewaterhouseCoopers will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The Board of Directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by PricewaterhouseCoopers for the audit of Lyondell’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed or expected to be billed for audit-related, tax and all other services rendered by PricewaterhouseCoopers during those periods. The amounts also include fees for such services rendered by PricewaterhouseCoopers during those periods for Equistar and Millennium, which are wholly-owned subsidiaries of Lyondell but are separate registrants.

Thousands of dollars	2006	2005
Audit fees (a)	$10,806	$9,153
Audit-related fees (b)	710	825
Tax fees (c)	520	1,879
All other fees	—	—

Total	$12,036	$11,857

(a)	Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PricewaterhouseCoopers for the audit of Lyondell’s, Equistar’s and Millennium’s annual financial statements, the review of financial statements included in their respective Form 10-Qs or for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years. Equistar and Millennium are separate registrants. However, the amounts shown in the table include (1) $1,512,000 and $1,350,000 for Equistar for 2006 and 2005, respectively, and (2) $4,900,000 and $4,397,000 for Millennium for 2006 and 2005, respectively. Of the 2005 audit fees shown in the table, $4,046,000 ($500,000 for Equistar, $2,092,000 for Millennium and $1,454,000 for Lyondell) represents fees and expenses billed in 2006 related to 2005 audit services. Of the 2006 audit fees shown in the table, $4,258,000 ($300,000 for Equistar, $2,031,000 for Millennium and $1,927,000 for Lyondell) represents fees and expenses expected to be billed in 2007 related to 2006 audit services.

(b)	Audit-related fees consist of the aggregate fees billed for assurance and related services by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of the financial statements. This category includes fees related to: the performance of audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies. Equistar and Millennium are separate registrants. However, the amounts shown in the table include (1) $270,000 and $297,000 for Equistar for 2006 and 2005, respectively, and (2) $174,000 and $226,000 for Millennium for 2006 and 2005, respectively. Of the 2005 audit-related fees shown in the table, $518,000 ($152,000 for Equistar, $115,000 for Millennium and $251,000 for Lyondell) represents fees billed in 2006 for 2005 audit-related services. Of the 2006 audit-related fees shown in the table, $250,000 ($65,000 for Equistar, $28,000 for Millennium and $157,000 for Lyondell) represents fees expected to be billed in 2007 for 2006 audit-related services.

(c)	Tax fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers for federal, state and international tax compliance and advice in 2006 and 2005. No fees were paid for tax planning services. Millennium is a separate registrant. However, the amounts shown in the table include $300,000 and $774,000 for Millennium for 2006 and 2005, respectively. Equistar did not have any fees in this category during 2005 and 2006.

Pre-Approval Policy

The Audit Committee is directly responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In 2003, the Audit Committee established a policy requiring the Audit Committee to pre-approve all audit and non-audit services to be performed for Lyondell by the independent registered public accounting firm (including affiliates or related member firms) to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. Additionally, as a result of Lyondell’s November 30, 2004 acquisition of Millennium, Equistar and Millennium became consolidated subsidiaries of Lyondell. Therefore, to protect the independence of Equistar’s and Millennium’s independent registered public accounting firm and to ensure that services provided by the independent registered public accounting firm are pre-approved by an independent governing body, on December 1, 2004, Lyondell’s Audit Committee revised its pre-approval policy such that all audit and non-audit services to be performed for Lyondell or any of its subsidiaries and affiliates, including Equistar and Millennium, by the independent registered public accounting firm (including affiliates or related member firms) must be pre-approved by Lyondell’s Audit Committee, which consists entirely of independent directors.

Under the revised policy, a centralized service request procedure is used for all requests for the independent registered public accounting firm to provide services to Lyondell, its subsidiaries or affiliates. Under this procedure, all requests for the independent registered public accounting firm to provide services to Lyondell, its subsidiaries or affiliates initially are submitted to Lyondell’s Vice President and Controller. Each such request must include a detailed description of the services to be rendered. If the proposed services have not already been pre-approved by Lyondell’s Audit Committee, the Vice President and Controller will submit the request and a detailed description of the proposed services to Lyondell’s Audit Committee. Requests to provide services that require pre-approval by Lyondell’s Audit Committee also must include a statement as to whether, in the view of the Vice President and Controller, the request is consistent with the SEC’s rules on independent registered public accounting firm independence.

As permitted by the SEC, to ensure prompt handling of unexpected matters, Lyondell’s Audit Committee has delegated to the Chairman of the Audit Committee the Committee’s pre-approval authority under the pre-approval policy. The Chairman will report any of his pre-approval decisions to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

The Audit Committee has designated Lyondell’s Senior Vice President and Chief Financial Officer to monitor the performance of all services provided by the independent registered public accounting firm and to review compliance with the pre-approval policy. The Senior Vice President and Chief Financial Officer will report to the Audit Committee periodically on the results of the monitoring.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors. The general purposes of the Audit Committee are to:

•	assist in the Board of Directors’ oversight of Lyondell’s financial reporting standards and practices and the integrity of Lyondell’s financial statements,

•	monitor the adequacy of and promote Lyondell’s continued emphasis on internal controls,

•	assist in the Board’s oversight of the performance of Lyondell’s internal audit function and independent auditor, and the independent auditor’s qualifications and independence,

•	maintain open, continuing and direct communications between the Board of Directors, the Audit Committee and both Lyondell’s independent auditor and its internal auditors,

•	monitor Lyondell’s compliance with legal and regulatory requirements and initiate special investigations as deemed necessary and

•	prepare this annual Audit Committee Report.

In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report on the consolidated financial statements or performing other audit, review or attest services for Lyondell. The Audit Committee also pre-approves all audit and non-audit services to be performed by the independent auditor, in accordance with the Audit Committee’s pre-approval policies and procedures described in the section of this Proxy Statement entitled “Principal Accountant Fees and Services.” In addition, the Audit Committee reviews at least annually various related-party contracts and transactions of Lyondell, its subsidiaries and the joint ventures it operates. The specific duties of the Audit Committee are set forth in the charter of the Audit Committee, which was adopted by the Board of Directors.

Lyondell’s management is primarily responsible for Lyondell’s financial statements, internal controls and the quality and integrity of the financial reporting process. The independent auditor, PricewaterhouseCoopers, is a registered public accounting firm and is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States, and the effectiveness of Lyondell’s internal control over financial reporting and management’s assessment of the internal control over financial reporting. The Audit Committee is responsible for overseeing the financial reporting process and internal control over financial reporting on behalf of the Board of Directors and recommending to the Board of Directors that Lyondell’s financial statements be included in Lyondell’s Annual Report.

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation with respect to 2006. First, the Audit Committee discussed with PricewaterhouseCoopers, Lyondell’s independent auditor for 2006, those matters that PricewaterhouseCoopers communicated to the Audit Committee as required by SAS 61 and SAS 90 (Codification of Statements on Auditing Standards, AU §380). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers’

independence with PricewaterhouseCoopers and received written disclosures and a letter from PricewaterhouseCoopers regarding independence as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). These discussions and disclosures assisted the Audit Committee in evaluating PricewaterhouseCoopers’ independence. Finally, the Audit Committee reviewed and discussed, with Lyondell’s management and PricewaterhouseCoopers, Lyondell’s audited financial statements and internal control over financial reporting. Based on discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, the financial statement review and the review of internal control over financial reporting and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Lyondell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted,

Danny W. Huff (Chairman)

Carol A. Anderson

David J. Lesar

Daniel J. Murphy

William R. Spivey

The Audit Committee

Pursuant to SEC rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into Lyondell’s Annual Report on Form 10-K.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee, which is referred to in this section of the Proxy Statement as the Committee, is composed of five independent directors. The Committee determines the objectives for Lyondell’s executive compensation and benefit programs and discharges the responsibilities relating to the compensation of Lyondell’s executive officers. The specific duties of the Committee are set forth in its charter, which was adopted by the Board of Directors.

The Committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to Lyondell’s officers on several different objectives. As further described in the Compensation Discussion and Analysis section below, the Committee’s objectives for Lyondell’s executive compensation program are to provide compensation that is competitive, fosters a team orientation among management, encourages both short-term and long-term performance focus, provides incentive compensation designed to vary with Lyondell’s performance and facilitates ownership of Lyondell’s common stock by its officers.

To ensure alignment with these executive compensation objectives, over the course of several meetings throughout the year, the Committee annually conducts an evaluation of all components of Lyondell’s executive compensation program, and compares elements of the compensation to the practices at a broad range of companies that are considered comparable to Lyondell and in similar markets for executive talent. The Committee also periodically conducts more in-depth reviews of the executive compensation program. For example, as described in the Compensation Discussion and Analysis section below, in 2005 in response to the Committee’s direction, management retained an external compensation consultant to analyze Lyondell’s implementation of the existing executive compensation program and to examine the elements of Lyondell’s executive compensation program and various alternative compensation programs. Over the course of several meetings during the year, the Committee assessed the findings from the consultant’s analysis, considered several alternative compensation arrangements and made modifications to certain elements of Lyondell’s executive compensation program. The Committee determined that, overall, Lyondell’s existing executive compensation program was the most effective to meet Lyondell’s objectives. At its discretion, the Committee may retain consultants with respect to executive compensation from time to time, as it deems appropriate.

All of Lyondell’s executive officers are compensated pursuant to the same executive compensation program. The elements of the program and the objectives considered by the Committee when determining the elements of the program are further described below in the Compensation Discussion and Analysis section. As described below, each year, the Chief Executive Officer, with the Board and the Committee, develops corporate goals and objectives for the Chief Executive Officer. Over the course of the year, the Committee evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives with input from all non-employee directors and considers this evaluation as it reviews compensation for the Chief Executive Officer. The Committee conducted its annual review of the Chief Executive Officer’s performance and, following discussion with the non-employee members of the Board, reviewed the findings with Mr. Smith. In considering Mr. Smith’s personal and corporate accomplishments, the Committee noted that in 2006, under his leadership, Lyondell made significant progress in continuing to integrate Lyondell and Millennium, reviewing Houston Refining LP’s value options and subsequently acquiring and re-integrating the refinery, and achieving other milestones. The Committee commended Mr. Smith on his excellent leadership of Lyondell. For a description of Mr. Smith’s compensation, see the tables included in the “Executive Compensation” section beginning on page 42 of this Proxy Statement.

The Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided below, with Lyondell’s management. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Travis Engen (Chairman)

Carol A. Anderson

William T. Butler

Danny W. Huff

David J. Lesar

The Compensation and Human Resources Committee

Pursuant to SEC rules, the foregoing Compensation and Human Resources Committee Report is not deemed “filed” with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of Lyondell’s Executive Compensation Program

Lyondell’s Compensation and Human Resources Committee, which is referred to in this section of the Proxy Statement as the Committee, has responsibility for establishing and administering the compensation objectives, policies and plans for Lyondell’s officers. All of Lyondell’s officers are compensated pursuant to the same executive compensation program. Both the compensation program and the officers’ compensation are approved by the Committee.

Consistent with Lyondell’s philosophy to not enter into employment contracts with officers, none of Lyondell’s officers have employment contracts.

The Committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to Lyondell’s officers on several different objectives. The objectives of Lyondell’s executive compensation program are to:

•	Provide compensation that is competitive with compensation in a broad group of companies that are similar in revenue size to Lyondell and are in similar markets for executive talent;

•	Foster a team orientation and a high degree of cooperation and coordination among top management;

•	Encourage both short-term and long-term performance focus, promoting shareholder value through strategic business decisions and achievement of performance objectives;

•	Provide incentive compensation designed to vary with Lyondell’s performance, while appropriately moderating the impact of the cyclical nature of Lyondell’s businesses; and

•

Facilitate ownership of Lyondell’s common stock by its officers through equity-based incentives so that management interests are closely aligned with those of shareholders in terms of both risk and reward.

To ensure alignment with Lyondell’s executive compensation objectives described above, over the course of several meetings throughout the year, the Committee annually conducts an evaluation of all components of the executive compensation program, including base salary, incentive compensation (bonus and long-term incentives), retirement and other post-termination compensation and other benefits, as well as projected payout obligations under various scenarios such as termination, retirement and change-in-control. The Committee also periodically conducts more in-depth reviews of the executive compensation program. For example, in 2005 the Committee conducted an extensive review of the executive compensation program and considered a wide range of alternative programs for future implementation. In response to the Committee’s direction, management retained a consultant to analyze Lyondell’s implementation of the existing executive compensation program and to examine the elements of Lyondell’s executive compensation program and various alternative compensation programs. As part of the analysis, the consultant also interviewed all Committee members, the Chairman of the Board, the Chief Executive Officer, the Senior Vice President of Human Resources, and other members of management to gain a better understanding of the effectiveness of Lyondell’s executive compensation program and objectives from their perspectives. Over the course of several meetings during the year, the Committee assessed the findings from the consultant’s analysis, considered several alternative compensation arrangements and made modifications to certain elements of Lyondell’s executive compensation program as described later in this Compensation Discussion and Analysis. The Committee determined that the compensation program, as intended, was consistent with competitive market levels as represented by the practices at a broad range of companies that are considered comparable to Lyondell and in similar markets for executive talent. The Committee also determined that, overall, Lyondell’s existing executive compensation program was the most effective to meet Lyondell’s objectives.

The elements of Lyondell’s executive compensation program, as well as the specific objectives considered by the Committee when determining the elements of the executive compensation program, are further described below.

Elements of Lyondell’s Executive Compensation Program

Total Direct Compensation

At Lyondell an executive’s total direct compensation consists of (1) base salary and (2) incentive compensation. Incentive compensation includes an annual cash bonus and long-term incentive compensation, consisting of stock options, restricted stock and associated cash payments, and performance units. As mentioned above, one objective of Lyondell’s executive compensation program is to offer compensation that is competitive with compensation for similar positions in the broad group of companies against which Lyondell competes for executive talent. The committee sets total direct compensation for Lyondell’s officers (as well as the base salary, annual cash bonus award and aggregate long-term incentive compensation elements of total direct compensation) in amounts that are designed to reflect the fiftieth percentile of market levels; however, actual payouts under incentive compensation awards vary with company performance. In addition, while total direct compensation generally has been designed to reflect median compensation levels, to the extent it deems appropriate, the Committee may vary each officer’s compensation based on other factors discussed below.

Annually, the Committee assesses the competitive position of, and the market levels for, the total direct compensation for Lyondell’s officers and the base salary, annual cash bonus award and long-term incentive compensation elements of their total direct compensation by reviewing published compensation survey data with respect to companies comparable in revenue size to Lyondell. Lyondell’s human resources department provides the Committee with the published survey data, which the human resources department obtains by subscribing to a compensation consultant’s executive compensation database. The survey data from the consultant database reflects the most recent compensation information that is available for the more than 150 publicly-traded companies that are included in the database with annual revenues of greater than $10 billion. For 2005, those companies had average revenues of $23 billion. The survey data provided to the Committee by the human resources department includes appropriate market data for total direct compensation, including base salary, annual cash bonus and overall long-term incentive compensation for each officer position (taking into account the scope of individual officer responsibilities within Lyondell). The market data is computed by averaging (1) the median for each of those items for relevant officer positions across all companies in the database that have annual revenues exceeding $10 billion with (2) the median amount for each of those items for that same officer position determined through a regression analysis of that compensation. The revenue size of the companies in the database that Lyondell uses for comparison has increased over time to reflect the increases in Lyondell’s size. The group of companies included in the above survey data is not limited to other chemical industry companies because Lyondell competes with the broader group of similarly-sized companies when trying to attract and retain executive talent. In addition, periodically at the request of the Committee, the human resources department also provides market data for total direct compensation, base salary, annual cash bonus and long-term incentive compensation for the proxy-named officer positions computed by conducting a regression analysis of that compensation for each comparable officer position at the chemical companies included in Lyondell’s peer group used for the performance units described below and the Performance Graph included in Lyondell’s Annual Report, based on data provided through another compensation consultant’s database. This was recently done in anticipation of the Committee’s consideration of executive compensation for 2007. The review of the market data showed that the total direct compensation, which includes base salary, annual cash bonus and long-term incentive compensation, for the proxy-named officer positions were similar for the chemical company peer group and the broader group of similarly-sized companies. As the Committee deems appropriate, while it reviews total direct compensation against the competitive data in setting direct compensation, the Committee also considers the scope of each officer’s job responsibilities at Lyondell, level of experience, tenure at Lyondell, advancement potential within Lyondell and strength as part of the overall management team, as well as executive compensation trends and market volatility. Because the survey of market level is based on reported data, the market levels used for reference might lag the actual market compensation levels.

In addition, each year, the Chief Executive Officer, with the Board and the Committee, develops corporate goals and objectives for the Chief Executive Officer. Over the course of the year, the Committee evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives with input from all non-employee directors and considers this evaluation as it reviews compensation for the Chief Executive Officer. The Committee conducted its annual review of the Chief Executive Officer’s performance and, following discussion with the non-employee members of the Board, reviewed the findings with Mr. Smith. In considering Mr. Smith’s personal and corporate accomplishments, the Committee noted that in 2006, under his leadership, Lyondell made significant progress in continuing to integrate Lyondell and Millennium, reviewing Houston Refining LP’s value options and subsequently acquiring and re-integrating the refinery, and achieving other milestones. The Committee commended Mr. Smith on his excellent leadership of Lyondell. For a description of Mr. Smith’s compensation, see the tables included in the “Executive Compensation” section beginning on page 42 of this Proxy Statement. Throughout the year as part of the Board’s general management succession planning process, the Chief Executive Officer and the Senior Vice President of Human Resources also review with the Board the potential development opportunities for other officers.

To facilitate the Committee’s annual review of total direct compensation described above, Lyondell’s Senior Vice President of Human Resources and Lyondell’s human resources department provide the Committee with:

•	Data from the published compensation survey databases referenced above;

•	Historical breakdowns of the total direct compensation component amounts approved by the Committee for Lyondell’s officers;

•	Recommendations for Lyondell performance targets under the annual cash bonus award and the performance units; and

•	Recommendations for the prospective total direct compensation component amounts and the methodology for calculating the amounts for all of Lyondell’s officers, other than the Chief Executive Officer.

Lyondell’s human resources department uses external executive compensation consultants and surveys, as appropriate, to assist with the preparation of these materials. The Committee also has the authority to retain independent, outside counsel or other professional services, including compensation consultants, as it deems necessary. For additional information regarding the use of compensation consultants with respect to executive compensation, see the section of this Proxy Statement entitled “Corporate Governance—Compensation and Human Resources Committee.”

Base Salary

The Committee assesses the competitive nature of executive base salaries as part of its annual review of Lyondell’s total direct compensation, as described above. After its annual review, the Committee adjusts officer salaries as necessary so that salaries for Lyondell’s officers generally reflect median market levels over time, although the Committee considers other factors as well, as described above. As Lyondell has grown significantly, in an effort to gradually move executive compensation closer to the median competitive salary for companies of similar revenue size and in recognition of the development of incumbents in their jobs, all of Lyondell’s executive officers received base salary increases in 2006 and in 2007.

Incentive Compensation

Lyondell provides a variety of incentive compensation opportunities designed to vary with Lyondell’s performance. The cyclical nature of the chemical industry generally leads to significant swings in financial results. However, since Lyondell competes with companies in less cyclical industries for executive talent, the Committee provides incentive compensation opportunities that reward both Lyondell’s absolute performance and Lyondell’s relative performance compared to other chemical industry companies. This approach moderates the impact of the volatility of the cycle on executive compensation in order to effectively attract, retain and reward executive talent throughout the course of the cycle. Lyondell’s incentive compensation program reflects Lyondell’s continuing focus on long-term performance by encouraging growth in economic value and shareholder value creation over the long term while moderating the effect of the cycle on compensation.

The Committee uses an annual cash bonus, stock options, a restricted stock program and performance units to provide incentive compensation to officers. The specific objectives of each element of incentive compensation, the methods used by the Committee to allocate value between types of incentive compensation awards, and the timing of any Lyondell stock measurements related to incentive compensation awards are further described below.

Management uses the same allocations of value between types of awards, the same timing of any Lyondell stock measurements related to awards, the same exercise price and grant date and, except for the form of payment (as described below), the same general terms of awards to provide incentive compensation to senior managers who are not Lyondell officers as the Committee uses for awards to officers. However, senior manager awards are payable only in cash in order to minimize shareholder dilution from incentive compensation.

Incentive compensation consists of an annual cash bonus award and long-term incentive awards. Annually, the Committee establishes amounts equal to percentages of each officer’s base salary that would be paid to each officer through (1) the annual cash bonus award and (2) long-term incentive compensation awards, if the objective performance measures for Lyondell that are established in advance by the Committee are satisfied. The Committee uses the annual reviews described above to determine the amounts to allocate to the annual cash bonus award and the long-term incentive awards. As described above, the base salary, annual cash bonus award and long-term incentive compensation elements of total direct compensation are designed to reflect the median level at companies omparable in revenue size to Lyondell. The Committee also considers the potential dilution to shareholders that may result from equity incentive compensation awards, as well as volatility in market compensation levels.

The Committee does not have a program, plan or practice of selecting grant dates for awards to officers in coordination with the release of material, non-public information. In addition, as discussed under “Stock Options” below, Lyondell does not grant in-the-money stock options and does not reprice stock options. The Committee historically has granted and continues to grant annual incentive compensation awards to officers at a Committee meeting during the first quarter of each year. The dates for regular meetings are set more than a year in advance, and the regularly-scheduled matters to be considered at each Committee meeting for the next year

(including annual grants to officers) are approved by the Committee before the beginning of the year. On February 23, 2006, the Committee approved a variety of incentive compensation matters, including incentive compensation awards for officers, the performance measures for the annual cash bonus awards and performance units, and the administrative procedures related to the annual cash bonus awards for officers. Similarly, for 2007, the Committee granted incentive awards to officers on February 22, 2007 in connection with its determination of performance measures for the annual cash bonus awards and performance units, and the administrative procedures related to the annual cash bonus awards for officers. The Committee anticipates that it will continue its practice of granting annual incentive compensation awards to officers at a Committee meeting in the first quarter of each year.

Historically, the Committee has used the same process described above to determine the amounts of incentive compensation awards for officers promoted or hired during the course of the year. Any incentive awards for newly-hired or promoted officers are granted at the Committee meeting that occurs in connection with the Board’s approval of that officer’s promotion or at the next Committee meeting after a new officer begins employment with Lyondell, as applicable. Management grants incentive compensation awards to new senior leaders that are not officers as soon as administratively feasible after their employment begins with Lyondell, using the closing price of Lyondell’s common stock on the grant date as the exercise price for any phantom option grants.

Annual Cash Bonus Award

The annual cash bonus award rewards management for economic value over a three-year performance period, as determined by the objective criteria established in advance by the Committee. The Committee believes that the use of a single performance measure for all officers facilitates teamwork and cooperation among the officers.

Economic value, as defined below, is a measure of Lyondell’s cash flow performance over the three-year period in relation to a return on Lyondell’s invested capital. The capital charge reflects a measure of the capital invested in Lyondell multiplied by Lyondell’s weighted average cost of capital for the three-year period, as defined below.

The formula for the economic value calculation is: economic cash flow—(economic capital invested x weighted average cost of capital). The elements of the economic value calculation are summarized below:

•

Lyondell’s economic cash flow is calculated by adding: net income, depreciation and amortization, certain other non-cash items, non-cash income tax expense, after-tax interest (net) and the implicit interest (after-tax) on significant operating leases.

•

The economic capital invested in Lyondell is calculated by adding: shareholder’s equity, the current portion of Lyondell’s long-term debt, other non-current liabilities, deferred taxes (net), accumulated depreciation and the capitalized value of significant operating leases.

•	The weighted average cost of capital for Lyondell is the sum of:

•	Debt—the after-tax cost of long-term debt (including the current portion of long-term debt), multiplied by its proportion relative to the total capital structure (debt ÷ (debt + equity)), and

•

Equity—the proportion of equity (based on market value at the end of the year) relative to the total capital structure (equity ÷ (debt + equity)) multiplied by the cost of equity as determined under the capital asset pricing model.

The formula also contains some adjustments to reflect the previous joint venture status of Lyondell’s refinery operations. Lyondell filed the formula used for its economic value calculation for the 2006 awards with the SEC on a Form 8-K on February 27, 2006. The Committee revised the formula in February 2007 for the awards beginning in 2007 to reflect Lyondell’s August 2006 acquisition of 100% ownership of the refinery operations, of which Lyondell previously owned a 58.75% equity interest, and to reflect the impact of changes in working capital. Lyondell filed the revised formula with the SEC on a Form 8-K on February 26, 2007.

The Committee believes that economic value is an appropriate measure to use for Lyondell’s annual cash bonus because it encourages growth in value over time while requiring Lyondell to first cover its cost of capital (including the cost of Lyondell’s debt). The Committee has the discretion to reduce any annual cash bonus award payment. In calculating economic value, the Committee also has the discretion to spread the impact of extraordinary corporate events, such as major acquisitions, divestitures or recapitalizations, over a period of three years beginning in the year the event occurs. The Committee used this discretion in 2005, and determined that it was appropriate to spread the impact of the charges associated with Lyondell’s 2005 shut down of its Lake Charles, Louisiana toluene di-isocyanate facility over three years since the benefits associated with reducing the losses at the facility would similarly be realized over time. The impact on the payments under the annual cash bonus from spreading these charges was minimal. Consistent with the Committee’s treatment of previous acquisitions by Lyondell, the Committee recognized the impact of the charges associated with Lyondell’s August 2006 acquisition of the remaining interest in the refining operations during the year of acquisition (rather than using its discretion to spread the impact over three years) since Lyondell received immediate benefits from the acquisition. This decision did not impact the payment amounts under the annual cash bonus awards for 2006 because, based on the calculation formula, the awards would have paid out at the maximum allowed 200% of the target amount whether the impact was recognized in the year of acquisition or was spread over three years.

For awards beginning in 2006, the Committee bases annual cash bonus award amounts on a rolling three-year average of economic value rather than the rolling five-year average used in 2005 and prior years. The Committee reviewed the potential impact on payouts that could result from changing from a rolling five-year average to a rolling three-year average, and determined that the change would not result in significantly different payments under the annual cash bonus award over the long term. The Committee believes that using a rolling three-year average of economic value, rather than a five-year average, ties the annual cash bonus more closely to Lyondell’s recent performance, while still reflecting Lyondell’s compensation objectives of encouraging growth in economic value over the long term and dampening the effect of earnings cyclicality in the chemical industry. Since the formula uses a rolling multi-year average to dampen the effects of cyclicality, the formula can result in lower bonuses being paid in years where Lyondell substantially increases economic value and can also result in bonuses being paid in years where Lyondell incurs losses in economic value.

For the 2006 annual cash bonus awards, the Committee set Lyondell’s performance target for the period from January 1, 2004 through December 31, 2006 to maintain Lyondell’s economic value (0% change in economic value). Maintaining economic value historically has represented median market performance. At that target level of performance, the annual cash bonus award would pay out at 100%. If economic value is reduced by 2% over the performance period, no bonus would be paid. If economic value is increased by 2% over the performance period, the bonus would pay out at 200%. For economic value performance between -2% and 2%, the percentage of bonus target paid would be correspondingly interpolated between 0% and 200%. The Committee determined that these percentage changes in economic value appropriately reflect the difficulty of maintaining economic value in commodity businesses in a mature industry.

For the 2006 awards, Lyondell’s weighted average cost of capital for the 2004-2006 period was calculated to be 7.466% pursuant to the weighted average cost of capital formula described above. Based on Lyondell’s performance as determined by the economic value calculation, the annual cash bonuses paid to executive officers for 2006 were 200% of the bonus amounts initially allocated for each officer by the Committee because economic value increased by more than 2%. For additional information regarding the annual cash bonus awards for the named executive officers in 2006 and the amounts paid under those awards, see the Grants of Plan-Based Awards table and the Summary Compensation Table beginning on pages 46 and 42 respectively, of the Proxy

Statement. For the 2007 annual cash bonus awards, the Committee adopted the same economic value targets as described above for 2006.

The Committee first began using economic value as a performance measure in connection with the annual cash bonus in 1995 after the Committee had retained a compensation consultant to evaluate several alternative compensation programs. As part of this evaluation and to assist the Committee in its determination of the appropriate percentage changes in economic value, the consultant provided the Committee with an analysis of the historical returns on capital invested in the chemical industry. The Committee periodically reviews updated analyses of the long-term historical chemical industry returns on capital to verify the continued appropriateness of the percentage changes in economic value. The Committee reviewed an updated in-depth analysis in 2001, and again discussed the appropriate percentage changes in economic value as part of its 2005 review of Lyondell’s executive compensation program.

Long-Term Incentive Awards

As described above, as part of its annual review of total direct compensation, the Committee establishes annually an amount equal to a portion of each officer’s base salary to be paid to each officer through long-term incentive awards. The monetary value of the corresponding long-term incentive awards for each officer is split equally between (1) awards designed to measure Lyondell’s absolute performance and (2) awards designed to measure Lyondell’s relative performance compared to similar companies in the chemical industry. The Committee believes that this division reflects the equal importance of absolute and relative performance and provides a balanced set of incentives aligning officer focus with shareholder interest. In addition, since Lyondell competes with similarly-sized companies in less cyclical industries for executive talent, the Committee believes that equally balancing absolute performance awards with relative performance awards moderates the impact of the volatility of the cycle on executive compensation, allowing Lyondell to effectively attract, retain and reward officers throughout the cycle.

The value of the awards that are designed to measure Lyondell’s absolute performance is equally split between (1) stock options and (2) restricted stock and the associated cash payments. The Committee divides the absolute performance awards in this manner to balance the goals of providing competitive compensation to retain executive talent, mitigating dilution to shareholders, aligning interests of management with shareholders and encouraging officer focus on Lyondell’s long-term performance rather than the short-term volatility in Lyondell’s stock price. Performance units are used for awards designed to measure Lyondell’s relative performance. Each type of award is linked directly to shareholder return and Lyondell’s compensation objectives, as further described in the following paragraphs.

Stock Options. Stock option awards are designed to measure Lyondell’s absolute performance. Stock options are directly linked to shareholder value creation and provide an incentive to participants to increase Lyondell’s share price over time because the value of the shareholders’ investment in Lyondell must appreciate before an option holder receives any financial benefit from the option. The Committee believes that granting stock options annually is important to ensure varied exercise prices throughout the chemical industry cycle, reflecting the volatility in Lyondell’s stock price throughout the cycle.

On February 23, 2006 the Committee granted stock options to officers. The number of shares of Lyondell common stock subject to stock options is calculated using the dollar value allocated by the Committee to each officer’s stock option award during the Committee’s annual review described above and a fair value ratio similar to the Black-Scholes model. The stock options vest in one-third annual increments beginning one year after grant, with accelerated vesting upon death, disability, retirement or change-in-control. For additional information regarding stock options awarded to the named executive officers in 2006 and the assumptions underlying the value of those awards, see the Summary Compensation Table and the Grants of Plan-Based Awards table beginning on pages 42 and 46, respectively, of the Proxy Statement. See “Retirement and Other Post-Termination Compensation” below and the section of this Proxy Statement entitled “Potential Post-Employment and Change-in-Control Payments” for additional information regarding potential change-in-control payments.

Also, as part of its 2005 review of Lyondell’s executive compensation program and after considering the analysis management received from its consultant regarding Lyondell’s executive compensation program and market trends, the Committee refined the terms of Lyondell’s stock option awards granted beginning in 2006. The changes eliminated accelerated vesting of stock options where Lyondell’s stock price is more than twice the exercise price and extended the time to exercise stock options upon retirement to the lesser of five years after retirement or the remaining term of the stock option award. As provided in Lyondell’s incentive plan, the exercise price for stock options cannot be less than the fair market value of Lyondell’s common stock on the grant date because the exercise price is the higher of (1) the average closing price of a share of Lyondell common stock during the first ten trading days of the year or (2) the closing price on the grant date. The Committee believes that this formula ensures that the option exercise price is not unduly influenced by events that may occur immediately before the grant date while still ensuring that the exercise price is never less than the closing price on the grant date. For the February 2006 grants, the exercise price of $24.52 per share was the average closing price of a share of Lyondell’s common stock during the first ten trading days of 2006 because that value was greater than the closing price on the grant date. Lyondell’s incentive plan also does not permit the repricing of stock options.

On February 22, 2007, based on its annual review the Committee granted comparable stock option awards to officers as part of their compensation using the same methodology to determine exercise price, size of grant and vesting schedule, and with the same general award agreement terms as used for the 2006 awards.

Restricted Stock Program. The restricted stock program also is designed to measure Lyondell’s absolute performance. The restricted stock program is divided equally into a grant of restricted stock and an associated cash payment to facilitate ownership of Lyondell’s stock by officers while at the same time providing a cash payment designed to allow officers to satisfy their taxes with respect to the restricted stock as it vests without selling the stock. In addition, the restricted stock program is linked to shareholder value because the value of the restricted stock and associated cash payment fluctuate with the price of Lyondell’s common stock.

On February 23, 2006, the Committee granted restricted stock and associated cash payment awards to officers. The restricted stock and associated cash payment awards vest in one-third annual increments beginning one year after grant, with accelerated vesting upon death, disability, retirement or change-in-control. See “Retirement and Other Post-Termination Compensation” below and the section of this Proxy Statement entitled “Potential Post-Employment and Change-in-Control Payments” for additional information regarding potential change-in-control payments. Participants receive cash dividend equivalent payments on shares of unvested restricted stock at the same rate that shareholders receive dividends.

The number of shares awarded as restricted stock is calculated by dividing the dollar amount of the restricted stock portion of the award by the closing price of a share of Lyondell’s common stock on the last trading day of the year before the year when the grant is made. The amount of the associated cash payment equals the closing price of a share of Lyondell’s common stock on the date the restricted stock vests, multiplied by the number of shares of restricted stock vesting. The associated cash payment is made when and if the shares of restricted stock vest. The two components of the restricted stock program are designed to work together to encourage officers to retain an ownership interest in Lyondell in accordance with the Stock Ownership Guidelines discussed below, to align their interests with those of the shareholders and to increase Lyondell’s share price over time. In addition, because the opportunity for officers to realize value from the restricted stock program is less at risk than with stock options since Lyondell’s stock does not have to reach a specified price for the restricted stock program to have value, the Committee believes that combining the restricted stock program with stock options provides an efficient way for the Committee to deliver incentive opportunities to officers while minimizing shareholder dilution from incentive compensation.

For additional information regarding the restricted stock and associated cash payment awards for the named executive officers and the assumptions underlying the value of those awards, see the Summary Compensation Table and the Grants of Plan-Based Awards table beginning on pages 42 and 46, respectively, of the Proxy Statement. On February 22, 2007, the Committee granted comparable restricted stock and associated cash payment awards to officers as part of their compensation using the same methodology to determine size of grant and vesting schedule, and with the same general award agreement terms as used for the 2006 awards.

Performance Units. The performance units are designed to measure Lyondell’s relative shareholder return performance compared to similar companies in the cyclical chemical industry. Under the performance units, officers may earn a cash amount equal to the value of a specified number of shares of Lyondell common stock, unless the Committee specifically determines that the performance units will be paid in shares of Lyondell common stock. The payout can range from 0% to 200% of the number of performance units awarded based on Lyondell’s relative shareholder return performance during the three-year performance period. Accordingly, the performance units directly link the participant’s incentive compensation opportunities to Lyondell’s performance relative to the performance of other chemical industry companies, and provide incentive to the participants to improve Lyondell’s total shareholder return performance compared to comparable companies throughout the chemical industry cycle. The Committee believes that the use of a single performance measure for all officers facilitates teamwork and cooperation among the officers.

On February 23, 2006, the Committee granted performance unit awards to officers, which may be earned if Lyondell achieves its target performance over the three-year period from January 1, 2006 through December 31, 2008. The number of performance units awarded and payable if target performance is achieved is calculated by dividing the award value determined by the Committee during its annual review described above by the average closing price of a share of Lyondell’s common stock during the last ten trading days of the year before the grant date. Using the average closing price during the period helps minimize the impact of the day-to-day volatility in the stock price. The actual payout of the number of units is based on Lyondell’s three-year cumulative total shareholder return (common stock price growth plus reinvested dividends, measured over the course of the three-year performance cycle) relative to a chemical industry peer group. The peer group consists of the entities that are in the S&P 500 Chemicals Index and the entities that are in the S&P Mid Cap 400 Chemicals Index. Although the entities in those indices may change over time, the chemical industry group used for the performance units is substantially the same as the peer group used in the Performance Graph included in Lyondell’s Annual Report.

As in past years, for officers to receive a payment at 100% of the number of units awarded by the Committee, Lyondell must achieve a total shareholder return during the three-year period equal to at least the fiftieth percentile, as compared to the companies in its peer group. Performance unit awards pay out at the percentages set forth below, based on Lyondell’s corresponding total shareholder return during the three-year period:

Lyondell’s Total Shareholder Return	Percentage of Award Received
Below 30th percentile	0%
30th percentile	20%
50th percentile	100%
80th percentile or above	200%

For shareholder returns between the thirtieth and fiftieth percentiles and the fiftieth and eightieth percentiles, the number of units will be correspondingly interpolated between the values above. The actual value received by an officer is determined by multiplying the number of units earned by the average closing price of a share of Lyondell’s common stock during the last ten trading days of the three-year performance period. If a participant’s employment terminates due to death, disability or retirement during the performance cycle, the award will be pro-rated based on the number of days of employment during the performance cycle and paid at the end of the cycle. If a change-in-control occurs during the performance cycle, the award will be paid at the 100% level within 60 days after the change-in-control. See “Retirement and Other Post-Termination Compensation” below and the section of this Proxy Statement entitled “Potential Post-Employment and Change-in-Control Payments” for additional information regarding potential change-in-control payments.

For additional information regarding the performance units awarded to the named executive officers in 2006 and the assumptions underlying the value of those awards, see the Summary Compensation Table and the Grants of Plan-Based Awards table beginning on pages 42 and 46, respectively, of the Proxy Statement. On February 22, 2007, the Committee granted comparable performance unit awards to officers as part of their compensation using the same methodology to determine size of grant, and with the same performance criteria and general award agreement terms as used for the 2006 awards.

Other Compensation

Executive Supplementary Savings Plan

Lyondell’s qualified 401(k) plan contains limits that do not allow Lyondell to provide a matching contribution under the 401(k) plan for employees with compensation above a specified level. Lyondell’s Executive Supplementary Savings Plan, referred to as the ESSP, provides those employees with a payment equal to the amount that they otherwise would have been eligible to receive under the 401(k) plan absent plan limits. In accordance with Internal Revenue Service rules, this payment is provided to ESSP participants regardless of whether they participate in the 401(k) plan. The Committee believes that the ESSP is an important element to ensure that Lyondell’s executive compensation program remains competitive because the ESSP restores the employer contributions limited by the 401(k) plan terms. To provide participants with an opportunity to defer the benefit until retirement comparable to a 401(k) plan, participants are permitted to defer their ESSP benefit under the Executive Deferral Plan described below. If a participant does not defer the benefits, the participant’s ESSP benefits for a year are paid in a single cash payment no later than 30 days after the end of each calendar year upon approval by Lyondell’s Benefits Administrative Committee. The Benefits Administrative Committee includes officers and other employees of Lyondell. ESSP participants have an unsecured commitment by Lyondell to pay the amounts due under the ESSP. ESSP benefit information with respect to each named executive officer is disclosed in connection with the Summary Compensation Table and the All Other Compensation Table included in the notes beginning on pages 42 and 45, respectively, of the Proxy Statement.

Retirement and Other Post-Termination Compensation

Executive Deferral Plan and Supplementary Executive Retirement Plan

In addition to Lyondell’s tax qualified retirement and 401(k) plans applicable to employees generally, officers and other senior managers are eligible to defer compensation under a non-qualified deferred compensation plan, referred to as the Executive Deferral Plan, as well as to participate in a non-qualified supplemental executive retirement plan, referred to as the Supplementary Executive Retirement Plan or SERP. Amounts under the Executive Deferral Plan generally are not paid until termination of a participant’s employment, and the amounts are taxable to the employee upon termination. Furthermore, participants generally are not eligible to receive payment of benefits under the SERP if they leave before retirement. Accordingly, the Committee believes that both the Executive Deferral Plan and the SERP encourage long-term employment with Lyondell and are effective and competitive retention tools. The benefits under both the Executive Deferral Plan and the SERP may be paid through a grantor trust. However, Lyondell does not fund the trust on an ongoing basis, and participants have an unsecured commitment by Lyondell to pay the amounts due under the plans.

Under the Executive Deferral Plan, officers and senior managers may elect to defer up to 50% of their annual base salary (similar to the deferral limit available under Lyondell’s 401(k) plan), 100% of their annual cash bonus award and 100% of any amounts contributed by Lyondell under the ESSP described above each year. Since the amounts in the Executive Deferral Plan are unfunded and unsecured, to more accurately reflect Lyondell’s cost of borrowing, beginning in 2006 the amounts under the Executive Deferral Plan accrue interest using the previous monthly average of the closing yield to maturity (as reported by Bloomberg) of Lyondell’s most junior publicly traded debt as of December 1 of the previous plan year. Deferral information with respect to each named executive officer and other information regarding the Executive Deferral Plan are disclosed in connection with the Nonqualified Deferred Compensation table beginning on page 56 of the Proxy Statement.

The SERP restores retirement benefits limited by qualified plan compensation rules under the Internal Revenue Code. Compensation used to calculate the SERP benefit includes base salary and the annual cash bonus, including deferred amounts. Other than the inclusion of the annual cash bonus and deferred amounts in the SERP calculations, accruals under the SERP are calculated using the same methodology as Lyondell’s general retirement plan described under the Pension Benefits table, and officers in the SERP do not accrue any extra years of service under the SERP. Upon termination in connection with a change-in-control, participants that also are covered by the Executive Severance Pay Plan would be eligible for an additional benefit as described below under “Severance and Change-in-Control Arrangements.” In 2006, the SERP was amended to ensure compliance with the requirements of Section 409A of the Internal Revenue Code.

Accrued benefit information with respect to each named executive officer, the assumptions with respect to the present value of the current accrued benefits, as well as other information regarding the SERP are disclosed in connection with the Pension Benefits table beginning on page 53 of the Proxy Statement. Retirement and post-termination compensation also is discussed under the “Potential Post-Employment and Change-in-Control Payments” heading beginning on page 57 of the Proxy Statement.

Severance and Change-in-Control Arrangements

All employees, including the officers, of Lyondell and designated subsidiaries are covered under Lyondell’s Special Termination Plan. The purpose of the Special Termination Plan is to provide severance benefits to all employees to compensate for the loss of employment due to job elimination. The maximum amount payable under the Special Termination Plan is one year’s annual base salary.

In the case of a termination after a change-in-control, Lyondell’s officers, as well as certain other senior managers of Lyondell and its subsidiaries, as designated by the Chief Executive Officer of Lyondell, would be covered by Lyondell’s Executive Severance Pay Plan instead of Lyondell’s Special Termination Plan. If an employee covered under the Executive Severance Pay Plan is terminated without cause or terminates his or her employment for good reason within two years after a change-in-control, the employee is entitled to receive the following from Lyondell:

•	a payment equal to one times to three times annual earnings (base salary and annual cash bonus award target amount),

•	automatic vesting of any outstanding Lyondell option awards,

•	payment of an additional amount equal to the difference between the unvested and vested retirement benefit, if any, and the difference between the vested and early retirement benefit,

•	continuation of welfare benefit coverages for 24 months after termination,

•	coverage provided under the executive medical plan, regardless of age and service at termination,

•	up to $40,000 of outplacement services for a period of one year, and

•

a gross-up payment for the amount of any excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code (or similar excise tax) with respect to any benefits paid in connection with the change-in-control.

A change-in-control for purposes of this plan generally is defined as (1) ownership of Lyondell changing by 50% or more or (2) a person or entity acquiring more than a 20% ownership interest in Lyondell. Annual earnings for purposes of determining payments under this plan generally are the sum of the employee’s base salary plus the annual bonus award target amount. The Executive Severance Pay Plan provides the officers and senior managers whose jobs would generally be at the greatest risk in a change-in-control with a greater level of financial security in the event of a change-in-control. The Committee believes that the additional level of security provided by the Executive Severance Pay Plan is effective and necessary to ensure that these officers and senior managers remain focused on Lyondell’s performance and the creation of shareholder value through the successful execution of the change-in-control transaction rather than on the potential uncertainties associated with their own employment.

In addition, after a change-in-control (regardless of whether employment terminates):

•	unvested options vest,

•	restrictions on restricted stock lapse,

•	annual cash bonus awards and performance units are paid out at 100% of the award amount, and

•	Lyondell is required to fund benefits under the Executive Deferral Plan and SERP through contributions to the grantor trust.

Consistent with Section 409A of the Internal Revenue Code, Executive Deferral Plan and SERP benefits are only paid out on a change-in-control in which there is more than a 50% ownership change of Lyondell or a replacement of a majority of the Board of Directors within a 12 month period.

During 2005 and 2006, the Committee reviewed Lyondell’s executive severance and change-in-control arrangements and amended the change-in-control provisions to protect against unintentional triggering of a change-in-control as well as to comply with Section 409A of the Internal Revenue Code. All of Lyondell’s change-in-control arrangements now use the same definition of change-in-control as described above in connection with the Executive Severance Pay Plan, except for the Executive Deferral Plan and the SERP, which use the Section 409A-required definition described above. The Committee believes that Lyondell’s severance and change-in-control arrangements (including the change-in-control triggers) are competitive and are generally representative of typical executive severance pay packages.

The potential payments to the named executive officers upon a termination of employment or a change-in-control, as well as other information regarding the change-in-control definition and other material terms of the plans, are disclosed under the “Potential Post-Employment and Change-in-Control Payments” heading beginning on page 57 of the Proxy Statement.

Other Benefits

As described under the Summary Compensation Table heading beginning on page 42 of this Proxy Statement, officers are eligible to receive reimbursement for a deminimis amount of tax preparation, estate planning and financial counseling services, as well as a tax gross-up payment related to the reimbursement. They also are eligible to participate in an executive medical plan, an executive disability plan and an executive life insurance program, which provide a level of enhanced medical, disability and life insurance coverage beyond the levels available under Lyondell’s regular medical, disability and life insurance plans. The Committee has reviewed the costs of these additional benefits and does not consider their costs to be significant. The Committee believes that these benefits provide officers with a level of convenience and financial security that is competitive, encourages their long-term employment with Lyondell and allows the officers to remain focused on the long-term performance of Lyondell and the creation of shareholder value.

During 2006, management reviewed the existing executive life insurance program with the Committee and discussed potential alternatives to the existing executive life insurance program. The Committee subsequently modified the executive life insurance program, effective September 1, 2006, to:

•

Eliminate split-dollar aspects of company-paid executive life insurance, which had been previously frozen (as a result of which no premiums were paid in 2006) to maintain compliance with Section 402 of the Sarbanes-Oxley Act of 2002 and other provisions of applicable law,

•	Eliminate all forms of payment other than lump sum to maintain compliance with Section 409A of the Internal Revenue Code and other provisions of applicable law,

•	Effective 2007, provide the death benefit through group term life insurance or self-funding in accordance with the executive officer’s election,

•	Eliminate post-retirement coverage upon the attainment of age 65 for active participants and for retiree participants whose coverage is not grandfathered, and

•

Eliminate and unwind optional life insurance policies with respect to active participants, allowing those participants, including officers, to purchase additional life insurance through the company-wide program available to all employees.

The new program generally provides a lump sum death benefit to participants, including officers, during active employment and through retirement to age 65 at two or three times salary, based on position with Lyondell.

Lyondell also maintains other programs available to employees generally, including the named executive officers. For example, Lyondell maintains a corporate airplane and pays for club memberships for employees. Use of the corporate airplane and the club memberships is primarily for business purposes. Use of the corporate airplane allows employees to efficiently use their time and to conduct confidential business discussions during their travel and also facilitates business travel to Lyondell’s facilities in remote locations. The club memberships provide a convenient location for business meals and entertainment near Lyondell’s offices and facilities. Employees are required to reimburse Lyondell for the incremental cost of any personal use of the club memberships. Limited personal use of the corporate airplane by employees and any non-employees who travel with them is permitted, and is imputed as income to the employee in accordance with applicable regulations. The incremental cost of any personal use of the corporate airplane by the named executive officers is reflected in the Summary Compensation Table and the All Other Compensation Table. The Committee does not consider the cost of these programs to be significant.

See the Summary Compensation Table and the All Other Compensation Table included in the notes beginning on pages 42 and 45, respectively, of the Proxy Statement for additional disclosure regarding these benefits.

Stock Ownership Guidelines

The Committee has adopted stock ownership guidelines for officers as a way to align more closely the interests of the officers with those of the shareholders. As part of the 2005 executive compensation review and based upon the analysis management received from its consultant regarding Lyondell’s executive compensation program and market trends, in February 2006, the Committee increased the ownership target for the Chief Executive Officer from four to five times the base salary. The current ownership targets are as follows:

Position	Value as a Multiple of Base Salary
Chief Executive Officer	5 times
Executive Vice President	3 times
Senior Vice President	2 times
Vice President	1 times

All shares which are beneficially-owned, including shares of restricted stock and shares held in Lyondell’s 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines. Although the stock ownership guidelines are not part of Lyondell’s incentive plan, the officers are encouraged to own shares valued at the above listed multiples of base salary within the later of five years after (1) their initial participation in Lyondell’s incentive plan or (2) their promotion to a new position with a higher base salary multiple. Each year, the Committee reviews the progress of the officers relative to compliance with the stock ownership guidelines. Based on the Committee’s review in January 2007, all of the officers either exceed the ownership guidelines or are on track to satisfy the ownership guidelines within the five-year period contained in the ownership guidelines.

Tax Considerations

Section 409A of the Internal Revenue Code imposed new requirements for benefits considered to be deferred compensation arrangements. During 2005 and 2006, management analyzed and reviewed with the Committee all Lyondell plans that required revision to ensure compliance with Section 409A and the related regulations. Based on that analysis, as described further above under “Retirement and Other Post-Termination Compensation” and in the narrative disclosures following the tables in the Proxy Statement, the Committee modified many of Lyondell’s executive compensation arrangements to conform to the provisions of Section 409A.

While certain components of compensation are not deductible, the Committee retains the discretion to pay such amounts if that would be in the best interests of Lyondell and its shareholders. For example, Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of compensation, including the restricted stock and associated cash payment awards, in excess of $1 million paid to Lyondell’s Chief Executive Officer and the next four highest paid officers during any fiscal year, unless the compensation meets certain requirements. Lyondell’s performance-based compensation is intended to conform with Section 162(m) and, unless the Committee determines otherwise at the time an award is granted, the Committee will be guided by Section 162(m) when interpreting incentive compensation arrangements.

For 2006, $4,384,927 in compensation for named executive officers and other amounts was not deductible.

EXECUTIVE COMPENSATION

The following tables set forth information regarding the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of Lyondell (collectively, the “named executive officers”). The notes to the tables set forth additional explanatory information regarding the compensation described in the tables.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Dan F. Smith— President and Chief Officer Executive Officer	2006	1,250,000	7,125,048	1,870,864	3,000,000	2,205,473	166,817	15,618,202
T. Kevin DeNicola— Senior Vice President and Chief Financial Officer	2006	514,644	1,590,088	277,122	669,037	435,616	63,210	3,549,717
Morris Gelb— Executive Vice President and Chief Operating Officer	2006	752,544	3,229,580	755,915	1,204,070	2,896,141	90,324	8,928,574
Edward J. Dineen— Senior Vice President, Chemicals and Polymers	2006	492,596	1,386,718	231,945	640,375	456,871	70,134	3,278,639
Kerry A. Galvin— Senior Vice President and General Counsel	2006	477,256	1,182,089	201,817	572,707	267,129	55,017	2,756,015

(a)	See the “Overview and Objectives of Lyondell’s Executive Compensation Program” and “Elements of Lyondell’s Executive Compensation Program” sections of the Compensation Discussion and Analysis for information on base salary.

(b)	The Stock Awards column shows the 2006 compensation cost of awards granted in 2006 and prior periods under the Lyondell Chemical Company Amended and Restated 1999 Incentive Plan, referred to as the Incentive Plan. The 2006 compensation cost shown in the Stock Awards column, as set forth in the following table and described below, represents grants of (1) restricted stock and associated cash payments and (2) performance units (and performance shares, which were granted before 2005).

	2006 Compensation Cost
Name	Restricted Stock ($)	Associated Cash Payment with Respect to the Vesting of the Restricted Stock ($)	Performance Units and Performance Shares ($)	Total Reflected in Stock Awards Column ($)
Mr. Smith	1,063,436	1,256,478	4,805,134	7,125,048
Mr. DeNicola	175,840	209,265	1,204,983	1,590,088
Mr. Gelb	443,973	527,161	2,258,446	3,229,580
Mr. Dineen	146,821	174,089	1,065,808	1,386,718
Ms. Galvin	128,983	153,606	899,500	1,182,089

Grants of Restricted Stock and Associated Cash Payments

The amounts shown in the Stock Awards column and the above table reflect the 2006 compensation cost recognized for financial statement reporting purposes computed in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), but excluding any impact of estimated forfeiture rates as required by SEC regulations, associated with:

•	the portion of 2006 grants of both the restricted stock and associated cash payments recognized in 2006, and

•	the portion of all other outstanding grants of shares of restricted stock and associated cash payments, recognized during 2006.

Restricted stock is accounted for as an equity award, while the associated cash component is accounted for as a liability award. Lyondell recognizes compensation cost using graded-vesting over the three-year vesting period. Equity awards are measured using the closing price of Lyondell common stock at the date of grant while liability awards are measured using the closing price of Lyondell common stock at the end of each reporting period. For retirement eligible officers, beginning with the 2006 awards, compensation cost also includes the full grant date fair value of the restricted stock awards and the total fair value of the associated cash payments at December 31, 2006. Mr. Smith and Mr. Gelb were retirement eligible in 2006. See also Note 23 to Lyondell’s Consolidated Financial Statements included in Lyondell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for assumptions made in the valuation. See also the Grants of Plan-Based Awards table and the “Restricted Stock Program” section of the Compensation Discussion and Analysis beginning on pages 46 and 35, respectively, of the Proxy Statement for a description of the restricted stock and associated cash payments.

Performance Unit Grants

The amounts shown in the Stock Awards column and the above table also reflect the 2006 compensation cost recognized for financial statement reporting purposes computed in accordance with SFAS 123R, but excluding any impact of estimated forfeiture rates as required by SEC regulations, of:

•	the portion of 2006 performance unit awards recognized in 2006, and

•	the portion of all other outstanding performance units and performance shares, recognized during 2006.

Performance shares and performance units are accounted for as a liability award, with compensation cost recognized ratably over the three-year performance period. See also Note 23 to Lyondell’s Consolidated Financial Statements included in Lyondell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for assumptions made in the valuation. See also the Grants of Plan-Based Awards table and the “Performance Units” section of the Compensation Discussion and Analysis beginning on pages 46 and 36, respectively, of the Proxy Statement for a description of the performance units.

(c)	The amounts shown in the Option Awards column reflect the 2006 compensation cost recognized for financial statement reporting purposes computed in accordance with SFAS 123R, but excluding any impact of estimated forfeiture rates as required by SEC regulations, associated with:

•	the portion of 2006 grants of stock options recognized in 2006, and

•	the portion of all other outstanding stock options, recognized during 2006.

The fair value of each option award is estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model. Upon adoption of SFAS 123R, beginning with 2006 awards, Lyondell modified its methods used to determine these assumptions based on the SEC’s Staff Accounting Bulletin No. 107. The fair value and the assumptions used for all outstanding unvested grants are shown below:

	2003	2004	2005	2006
Fair value per share of options granted	$3.02	$3.38	$9.64	$6.23
Fair value assumptions:
Dividend yield	6.37%	6.38%	3.11%	3.43%
Expected volatility	42%	35%	35%	39.8%
Risk-free interest rate	4.23%	4.58%	4.24%	4.53%
Expected term, in years	10	10	10	6

Stock options are accounted for as equity instruments, with compensation cost recognized using graded-vesting over the three-year vesting period. For retirement eligible officers, beginning with the 2006 stock option awards, compensation cost also includes the full grant date fair value of the stock options granted. Mr. Smith and Mr. Gelb were retirement eligible in 2006. See also Note 23 to Lyondell’s Consolidated Financial Statements included in Lyondell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for assumptions made in the valuation. See also the Grants of Plan-Based Awards table and the “Stock Options” section of the Compensation Discussion and Analysis beginning on pages 46 and 34, respectively, of the Proxy Statement for a description of the stock options.

(d)	Lyondell’s annual cash bonus award meets the SEC’s definition of a non-equity incentive plan. Accordingly, the Non-Equity Incentive Plan Compensation column shows the amounts paid in 2007 with respect to the 2006 annual cash bonuses. See Grants of Plan-Based Awards table, and the “Overview and Objectives of Lyondell’s Executive Compensation Program” and “Elements of Lyondell’s Executive Compensation Program” sections of the Compensation Discussion and Analysis beginning on pages 46, 28 and 29, respectively, of the Proxy Statement for information on the annual cash bonus.

(e)	The Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes:

•	the increase during 2006 in the actuarial present values of the Retirement Plan and the Supplementary Executive Retirement Plan, and

•

the above market earnings during 2006 on account balances under Lyondell’s Executive Deferral Plan and Executive Supplementary Savings Plan and, for Mr. Gelb, the AYCO Trust, which is described in footnote (d) to the Nonqualified Deferred Compensation table beginning on page 57 of the Proxy Statement.

Set forth below are the change in pension value and above market earnings on nonqualified deferred compensation for 2006 for each of the named executive officers.

Name	Change in Pension Value ($)	Above-Market Nonqualified Deferred Compensation Earnings under Lyondell Deferral Plan and Supplementary Savings Plan ($)	Above-Market Nonqualified Deferred Compensation Earnings in AYCO Trust ($)	Total Reflected in Change in Pension Value and Nonqualified Deferred Compensation Earnings Column ($)
Mr. Smith	2,184,802	20,671	—	2,205,473
Mr. DeNicola	418,318	17,298	—	435,616
Mr. Gelb	2,490,399	193,441	212,301	2,896,141
Mr. Dineen	426,426	30,445	—	456,871
Ms. Galvin	251,888	15,241	—	267,129

See the Pension Benefits table beginning on page 53 of the Proxy Statement for a description of the plan provisions and assumptions used to calculate the present value of pension benefits at December 31, 2006.

The present value of accumulated benefits at December 31, 2005 was calculated on the same basis as that used in Note 18 to Lyondell’s Consolidated Financial Statements included in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005, with the exception that each participant was assumed to continue to be actively employed by Lyondell until age 65 (earliest unreduced retirement age) and immediately commence his or her benefit at that time. Also, the 2005 amounts were calculated using the same assumptions as described in footnote (c) to the Pension Benefits table, with the following exceptions:

•	the same post-retirement mortality table was used but with no projections,

•	a discount rate of 5.50%,

•	future interest rates for conversion of annuities to lump sums assumed to be 4.50%, applicable to all future years, and

•	the Pension Protection Act of 2006 had not been passed as of December 31, 2005, and therefore no changes resulting from this Act were anticipated as of December 31, 2005.

See also the “Potential Post-Employment and Change-in-Control Payments” section beginning on page 57 of the Proxy Statement for a description of Lyondell’s retirement arrangements. A description of Lyondell’s Executive Deferral Plan and Executive Supplementary Savings Plan is provided in connection with the Nonqualified Deferred Compensation table beginning on page 56 of the Proxy Statement. See also the “Retirement and Other Post-Termination Compensation” section of the Compensation Discussion and Analysis beginning on page 37 of the Proxy Statement.

(f)	The All Other Compensation column includes:

•	payments by Lyondell during 2006 for tax preparation, estate planning and financial counseling and related tax reimbursements;

•	contributions by Lyondell during 2006 to the Executive Supplementary Savings Plan;

•	the Executive Medical Plan premiums and Executive Long-Term Disability Plan premiums paid by Lyondell during 2006; and

•	the incremental cost of personal use of the corporate airplane (as described below in footnote (e) to the All Other Compensation table).

See the All Other Compensation Table set forth below for more information regarding these items.

In addition, Lyondell pays for club memberships for employees, including executive officers. Use of the club memberships is primarily for business purposes. Employees are required to reimburse Lyondell for the incremental cost of any personal use of the club memberships. Thus, there is no incremental cost to Lyondell for the personal use by employees of the club memberships. None of the named executive officers have club memberships, with the exception of Mr. Smith who has a membership with a dining club. See the “Other Benefits” section of the Compensation Discussion and Analysis beginning on page 39 of the Proxy Statement for a description of other benefits.

All Other Compensation Table

Name	Tax, Estate Planning and Financial Counseling Reimbursement ($) (a)	Tax, Estate Planning and Financial Counseling Tax Reimbursement ($) (a)	Executive Supplementary Savings Plan ($) (b)	Incremental Medical Plan Premium ($) (c)	Long-Term Disability Plan Premiums ($) (d)	Personal Use of Corporate Airplane ($) (e)	Total Reflected in All Other Compensation Column ($)
Mr. Smith	4,000	2,400	74,885	19,133	9,958	56,441	166,817
Mr. DeNicola	4,000	2,400	30,787	16,153	9,870	—	63,210
Mr. Gelb	6,113	3,668	45,075	25,510	9,958	—	90,324
Mr. Dineen	4,000	2,400	29,516	25,510	8,708	—	70,134
Ms. Galvin	5,645	3,387	28,564	8,499	8,922	—	55,017

(a)	See “Compensation Discussion and Analysis—Other Benefits” on page 39 of the Proxy Statement for a description of the tax preparation, estate planning and financial counseling and related tax reimbursements provided by Lyondell.

(b)	The officers of Lyondell may defer all or a portion of their Executive Supplementary Savings Plan amounts under Lyondell’s Executive Deferral Plan, which is described in connection with the Nonqualified Deferred Compensation table and beginning on page 56 of the Proxy Statement. Mr. Dineen and Ms. Galvin deferred their Executive Supplementary Savings Plan amounts shown in the table for 2006. A description of Lyondell’s Executive Supplementary Savings Plan and Lyondell’s Executive Deferral Plan is provided under “Compensation Discussion and Analysis” beginning on page 37 of the Proxy Statement.

(c)	See “Potential Post-Employment and Change-in-Control Payments” and the “Other Benefits” section of the Compensation Discussion and Analysis beginning on pages 57 and 39, respectively, of the Proxy Statement for a description of Lyondell’s Executive Medical Plan.

(d)	See “Potential Post-Employment and Change-in-Control Payments” and the “Other Benefits” section of the Compensation Discussion and Analysis beginning on pages 57 and 39, respectively, of the Proxy Statement for a description of Lyondell’s Executive Long-Term Disability Plan.

(e)	Use of the corporate airplane is primarily for business purposes. The amount in the table represents the incremental cost of personal use of the corporate airplane by Mr. Smith calculated based on the variable operating costs to Lyondell. Variable operating costs include fuel costs, trip-related maintenance, landing/ramp fees, on-board catering and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilots’ salaries and training, the lease costs of Lyondell’s airplane, and the airplane management contract, are excluded.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#) (d)	Exercise or Base Price of Option Awards ($/Sh) (d)	Grant Date Fair Value of Stock and Option Awards ($) (e)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Smith	February 23, 2006	—	1,500,000	3,000,000	26,140	130,701	261,402	65,598	230,123	24.52	5,665,872
Mr. DeNicola	February 23, 2006	—	334,519	669,037	6,089	30,446	60,892	15,280	53,606	24.52	1,319,817
Mr. Gelb	February 23, 2006	—	602,035	1,204,070	10,229	51,145	102,290	25,670	90,050	24.52	2,217,144
Mr. Dineen	February 23, 2006	—	320,187	640,375	5,048	25,238	50,476	12,666	44,435	24.52	1,094,039
Ms. Galvin	February 23, 2006	—	286,354	572,707	4,391	21,957	43,914	11,020	38,658	24.52	951,824

(a)	Amounts set forth in these columns relate to the 2006 annual cash bonus awards granted to Messrs. Smith, DeNicola, Gelb and Dineen and to Ms. Galvin pursuant to the Incentive Plan. See the “Annual Cash Bonus Award” section of the Compensation Discussion and Analysis beginning on page 32 of the Proxy Statement for a description of the annual cash bonus awards. The amounts set forth above provide the threshold, target and maximum amounts at which the 2006 annual cash bonus awards could have been paid under the terms of the awards. Lyondell’s performance and actual payouts under these awards were calculated in February 2007 and the amount of the actual bonus payments made are set forth in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column on page 42 of the Proxy Statement.

(b)

Amounts set forth in these columns relate to the 2006 performance unit awards granted to Messrs. Smith, DeNicola, Gelb and Dineen and to Ms. Galvin pursuant to the Incentive Plan, all of which may be earned if

Lyondell achieves its specified levels of performance over the years 2006-2008. See the “Performance Units” section of the Compensation Discussion and Analysis beginning on page 36 of the Proxy Statement for a description of the performance units.

(c)	Amounts set forth in this column relate to the grants of restricted stock and associated cash payments that Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin received in 2006 pursuant to the Incentive Plan, which consist of (1) 32,799 shares, 7,640 shares, 12,835 shares, 6,333 shares and 5,510 shares of restricted stock, respectively, and (2) an associated cash payment payable at the vesting of those shares of restricted stock equal to the market value of the number of shares vesting. The amount of the associated cash payment equals the closing price of the stock on the date it vests and, accordingly, the cash payment is denominated in shares for purposes of this table. See the “Restricted Stock Program” section of the Compensation Discussion and Analysis beginning on page 35 of the Proxy Statement for a description of the restricted stock and associated cash payments.

(d)	This column relates to the 2006 grants of stock options to Messrs. Smith, DeNicola, Gelb and Dineen and to Ms. Galvin pursuant to the Incentive Plan. See the “Stock Options” section of the Compensation Discussion and Analysis beginning on page 34 of the Proxy Statement for a description of the stock options. As provided in Lyondell’s Incentive Plan, the exercise price for stock options cannot be less than the closing price of Lyondell’s common stock on the grant date. The exercise price for the grant of options to the executive officers in 2006 is the average closing price of a share of Lyondell common stock during the first ten trading days of 2006, which is higher than the closing price of Lyondell’s common stock on the date of grant.

(e)	The full grant date fair value of each award of restricted stock, the associated cash payment with respect to the vesting of the restricted stock, the stock options and the performance units, granted on February 23, 2006, computed in accordance with SFAS 123R, is as follows:

Name	Restricted Stock ($)	Associated Cash Payment with Respect to the Vesting of the Restricted Stock ($)	Stock Options ($)	Performance Units ($)	Total Reflected in Grant Date Fair Value Column ($)
Mr. Smith	707,146	707,146	1,433,666	2,817,914	5,665,872
Mr. DeNicola	164,718	164,718	333,965	656,416	1,319,817
Mr. Gelb	276,723	276,723	561,012	1,102,686	2,217,144
Mr. Dineen	136,539	136,539	276,830	544,131	1,094,039
Ms. Galvin	118,796	118,796	240,839	473,393	951,824

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (m)	Market Value of Shares or Units of Stock That Have Not Vested ($) (m)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Smith	405,900 200,000 635,743 234,283 160,133 49,475	(a) (b) (c) (d) (e) (f)	98,951 230,123	(g) (h)	18.125 16.25 13.80 12.87 17.55 28.56 24.52	2/24/2009 2/1/2011 2/8/2012 2/7/2013 2/5/2014 1/20/2015 2/23/2016	142,158	3,634,980	(n)	(o)

Mr. DeNicola	29,900 34,650 25,000 64,941 72,494 52,021 106,982 40,692 12,114	(a) (i) (j) (b) (c) (k) (d) (e) (f)	24,228 53,606	(g) (h)	18.125 12.9125 18.25 16.25 13.80 17.10 12.87 17.55 28.56 24.52	2/24/2009 2/3/2010 5/4/2010 2/1/2011 2/8/2012 5/23/2012 2/7/2013 2/5/2014 1/20/2015 2/23/2016	35,510	907,991	(n)	(o)

Mr. Gelb	217,032 77,624 22,056	(d) (e) (f)	44,113 90,050	(g) (h)	12.87 17.55 28.56 24.52	2/7/2013 2/5/2014 1/20/2015 2/23/2016	62,346	1,594,187	(n)	(o)

Mr. Dineen	83,390 67,823 36,386 10,294	(c) (d) (e) (f)	20,589 44,435	(g) (h)	13.80 12.87 17.55 28.56 24.52	2/8/2012 2/7/2013 2/5/2014 1/20/2015 2/23/2016	29,538	755,287	(n)	(o)

Ms. Galvin	12,294 17,457 19,373 115,835 104,115 82,282 30,553 8,959	(a) (i) (l) (b) (c) (d) (e) (f)	17,918 38,658	(g) (h)	18.125 12.9125 16.25 16.25 13.80 12.87 17.55 28.56 24.52	2/24/2009 2/3/2010 7/8/2010 2/1/2011 2/8/2012 2/7/2013 2/5/2014 1/20/2015 2/23/2016	26,118	667,837	(n)	(o)

With respect to the footnotes below, vesting that occurred on August 21, 2002 was in connection with Lyondell’s purchase of Occidental’s interest in Equistar Chemicals, LP, and on December 1, 2004 was in connection with Lyondell’s acquisition of Millennium Chemicals Inc.

(a)	The options vested ratably on February 24, 2000, 2001 and 2002.

(b)	1/3 of the award vested on February 1, 2002 and 2/3 of the award vested on August 21, 2002.

(c)	2/3 of the award vested ratably on February 8, 2003 and 2004 and 1/3 of the award vested on December 1, 2004.

(d)	1/3 of the award vested on February 7, 2004 and 2/3 of the award vested on November 23, 2004 because the Lyondell common stock price became two times the exercise price of the stock option.

(e)	The options vested on December 1, 2004.

(f)	The options vested on January 20, 2006.

(g)	The options vest ratably on January 20, 2007 and 2008.

(h)	The options vest ratably on February 23, 2007, 2008 and 2009.

(i)	2/3 of the award vested ratably on February 3, 2001 and 2002 and 1/3 of the award vested on August 21, 2002.

(j)	2/3 of the award vested ratably on May 4, 2001 and 2002 and 1/3 of the award vested on August 21, 2002.

(k)	2/3 of the award vested ratably on May 23, 2003 and 2004 and 1/3 of the award vested on December 1, 2004.

(l)	2/3 of the award vested ratably on July 8, 2001 and 2002 and 1/3 of the award vested on August 21, 2002.

See Grants of Plan-Based Awards table and the “Stock Options” section of the Compensation Discussion and Analysis beginning on pages 46 and 34, respectively, of the Proxy Statement for a description of the stock options.

(m)	The amounts in the Number of Shares or Units of Stock That Have Not Vested (#) column consist of (1) 71,079 shares, 17,755 shares, 31,173 shares, 14,769 shares and 13,059 shares of unvested restricted stock held by Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin, respectively, at December 31, 2006 and (2) in each case an associated cash payment with respect to those shares of restricted stock. The amount of the associated cash payment equals the closing price of the stock on the date it vests and, accordingly, the cash payment is denominated in shares for purposes of this table. The amounts in the Market Value of Shares or Units of Stock That Have Not Vested ($) column consist of the value of the unvested restricted stock and the associated cash payment with respect to those shares of restricted stock based on the closing price of Lyondell’s common stock on December 29, 2006, the last trading day in 2006, of $25.57 per share, as reported on the NYSE. See Grants of Plan-Based Awards table and the “Restricted Stock Program” section of the Compensation Discussion and Analysis beginning on pages 46 and 35, respectively, of the Proxy Statement for a description of the restricted stock and associated cash payments.

The market value and the vesting information are as follows for each outstanding award:

Name	Number of Shares of Unvested Restricted Stock (#)	Associated Cash Payment with Respect to the Vesting of the Restricted Stock (#)	Market Value of Shares of Unvested Restricted Stock ($)	Market Value of Associated Cash Payment with Respect to the Vesting of the Restricted Stock ($)	Vesting Date
Mr. Smith	21,788 8,246 8,246 10,933 10,933 10,933	21,788 8,246 8,246 10,933 10,933 10,933	557,119 210,850 210,850 279,557 279,557 279,557	557,119 210,850 210,850 279,557 279,557 279,557	2/5/2007 1/20/2007 1/20/2008 2/23/2007 2/23/2008 2/23/2009

Mr. DeNicola	6,077 2,019 2,019 2,546 2,547 2,547	6,077 2,019 2,019 2,546 2,547 2,547	155,389 51,626 51,626 65,101 65,127 65,127	155,389 51,626 51,626 65,101 65,127 65,127	2/5/2007 1/20/2007 1/20/2008 2/23/2007 2/23/2008 2/23/2009

Mr. Gelb	10,986 3,676 3,676 4,278 4,278 4,279	10,986 3,676 3,676 4,278 4,278 4,279	280,912 93,995 93,995 109,389 109,389 109,414	280,912 93,995 93,995 109,389 109,389 109,414	2/5/2007 1/20/2007 1/20/2008 2/23/2007 2/23/2008 2/23/2009

Mr. Dineen	5,004 1,716 1,716 2,111 2,111 2,111	5,004 1,716 1,716 2,111 2,111 2,111	127,952 43,879 43,879 53,978 53,978 53,978	127,952 43,879 43,879 53,978 53,978 53,978	2/5/2007 1/20/2007 1/20/2008 2/23/2007 2/23/2008 2/23/2009

Ms. Galvin	4,562 1,493 1,494 1,836 1,837 1,837	4,562 1,493 1,494 1,836 1,837 1,837	116,650 38,176 38,202 46,947 46,972 46,972	116,650 38,176 38,202 46,947 46,972 46,972	2/5/2007 1/20/2007 1/20/2008 2/23/2007 2/23/2008 2/23/2009

(n)	The share or unit amounts set forth in the table below for this column are based on:

•

the number of performance shares (with a performance cycle from January 1, 2004 to December 31, 2006) earned and associated with the actual cash payout in January 2007 of the performance share awards granted in 2004;

•

SEC regulations which require that the payout value be based on achieving threshold performance (unless the previous fiscal year’s performance (2005) exceeded threshold). Based solely on Lyondell’s 2005 performance, Lyondell would have achieved total shareholder returns below the 30th percentile threshold, which would normally correspond to $0 payout under a three-year cycle pursuant to the award terms.

However, for purposes of this table and as required by SEC regulations, the amounts below reflect the performance units granted in 2005 (with a performance cycle from January 1, 2005 to December 31, 2007) that are estimated to be earned based on achieving threshold performance goals. These numbers are purely hypothetical and the award may pay out at more or less than the amounts noted. The target numbers of performance units awarded in 2005 are 99,294 units, 24,312 units, 44,265 units, 20,660 units and 17,980 units for Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin, respectively; and

•

SEC regulations which require that the payout value be based on achieving threshold performance (unless the previous fiscal year’s performance (2005) exceeded threshold). Although Lyondell’s 2005 performance is not part of the performance cycle covered by the performance units granted in 2006, based solely on Lyondell’s previous year (2005) performance as required by SEC regulations, Lyondell would have achieved total shareholder returns below the 30th percentile threshold, which would normally correspond to $0 payout under a three-year cycle pursuant to the award terms. For purposes of this table and as required by SEC regulations, the amounts below reflect the performance units granted in 2006 (with a performance cycle from January 1, 2006 to December 31, 2008) that are estimated to be earned based on achieving threshold performance goals. These numbers are purely hypothetical and the award may pay out at more or less than the amounts noted. The target numbers of performance units awarded in 2006 are 130,701 units, 30,446 units, 51,145 units, 25,238 units and 21,957 units for Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin, respectively.

Name	Number of Performance Shares or Performance Units (#)	Performance period
Mr. Smith	327,832 19,859 26,140	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

Mr. DeNicola	83,306 4,862 6,089	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

Mr. Gelb	158,914 8,853 10,229	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

Mr. Dineen	74,492 4,132 5,048	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

Ms. Galvin	62,548 3,596 4,391	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

See Grants of Plan-Based Awards table and the “Performance Units” section of the Compensation Discussion and Analysis beginning on pages 46 and 36, respectively, of the Proxy Statement for a description of the performance units. The performance units granted in 2005 and the performance shares granted in 2004 have substantially the same terms as the performance units granted in 2006.

(o)	The dollar amounts set forth in the table below for this column are based on:

•	the actual cash payout in January 2007 related to performance shares (with a performance cycle from January 1, 2004 to December 31, 2006) earned under the performance share awards granted in 2004;

•

the hypothetical cash payout amount for performance units granted in 2005 (with a performance cycle from January 1, 2005 to December 31, 2007) based on threshold performance, as required by SEC regulations and as described in note (n) above. These numbers are purely hypothetical and the award may pay out at more or less than the amounts noted; and

•

the hypothetical cash payout amount for performance units granted in 2006 (with a performance cycle from January 1, 2006 to December 31, 2008) based on threshold performance, as required by SEC regulations and as described in note (n) above. These numbers are purely hypothetical and the award may pay out at more or less than the amounts noted.

Name	Payout Value of Performance Shares and Performance Units ($)	Performance period
Mr. Smith	8,372,829 507,795 668,400	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

Mr. DeNicola	2,127,635 124,321 155,696	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

Mr. Gelb	4,058,664 226,371 261,556	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

Mr. Dineen	1,902,526 105,655 129,077	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

Ms. Galvin	1,597,476 91,950 112,278	01/01/2004 – 12/31/2006 01/01/2005 – 12/31/2007 01/01/2006 – 12/31/2008

See Grants of Plan-Based Awards table and the “Performance Units” section of the Compensation Discussion and Analysis beginning on pages 46 and 36, respectively, of the Proxy Statement for a description of the performance units. The performance units granted in 2005 and the performance shares granted in 2004 have substantially the same terms as the performance units granted in 2006.

Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($) (c)
Mr. Smith	1,176,110	(d)	13,512,300	94,682	2,211,552
Mr. DeNicola	—		—	24,718	577,464
Mr. Gelb	—		—	46,622	1,088,729
Mr. Dineen	100,217	(e)	1,095,701	21,546	503,117
Ms. Galvin	10,500	(f)	144,900	18,668	436,071

(a)	The amount represents the difference between the actual market price at the time of exercise and the option exercise price.

(b)	The amount represents (1) 47,341 shares, 12,359 shares, 23,311 shares, 10,773 shares and 9,334 shares of restricted stock that vested during 2006 as held by Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin, respectively, and (2) in each case an associated cash payment with respect to those shares of restricted stock. The amount of the associated cash payment equals the market value of the stock on the date it vests and, accordingly, the cash payment is denominated in shares for purposes of this table.

(c)	The amount is based on the closing price of Lyondell’s common stock as reported on the NYSE for each respective vesting date.

(d)	Of the amount shown, 976,110 of the shares were acquired and sold during 2006 pursuant to a pre-established Rule 10b5-1(c) trading plan.

(e)	Of the amount shown, 50,098 of the shares were acquired and sold during 2006 pursuant to a pre-established Rule 10b5-1(c) trading plan.

(f)	The amount represents shares acquired and sold during 2006 pursuant to a pre-established Rule 10b5-1(c) trading plan.

Pension Benefits

Name	Plan Name (a)	Number of Years Credited Service (#) (b)	Present Value of Accumulated Benefit ($) (c)	Payments During Last Fiscal Year ($)
Mr. Smith	Lyondell Chemical Company Retirement Plan	32	912,744	—

	Lyondell Chemical Company Supplementary Executive Retirement Plan	32	11,056,763	—

Mr. DeNicola	Lyondell Chemical Company Retirement Plan	16	292,508	—

	Lyondell Chemical Company Supplementary Executive Retirement Plan	16	810,045	—

Mr. Gelb	Lyondell Chemical Company Retirement Plan	37	1,075,940	—

	Lyondell Chemical Company Supplementary Executive Retirement Plan	37	4,841,260	—

Mr. Dineen	Lyondell Chemical Company Retirement Plan	29	518,390	—

	Lyondell Chemical Company Supplementary Executive Retirement Plan	29	1,288,528	—

Ms. Galvin	Lyondell Chemical Company Retirement Plan	17	212,112	—

	Lyondell Chemical Company Supplementary Executive Retirement Plan	17	519,727	—

(a)	Active full-time or part-time employees of Lyondell or its participating subsidiaries who are paid in U.S. dollars are eligible to participate in the Retirement Plan upon completion of one year of credited service. Some employees are excluded from participation, including casual and project employees, leased employees, collectively bargained employees (unless the Retirement Plan benefits were subject to negotiation), students, contract employees and participants in another company-sponsored pension plan. Participants become fully vested after completing five years of membership service (which, as described below in footnote (b), includes credited service with subsidiaries and affiliates and predecessor companies not participating in the Retirement Plan), or upon death or normal retirement age of 65, if earlier.

Upon retirement on or after the normal retirement age, a participant is entitled to a benefit using the following formula: 1.45% x final average pay (as described below) x credited service. Through June 30, 2002, different formulas were used to calculate benefits under multiple pension plans, which are now included in the Retirement Plan. The Retirement Plan benefit under the new formula will never be less than the benefit earned as of June 30, 2002, but all benefits after that date are based on the formula provided above. Final average pay under the Retirement Plan benefit calculation is the average of the participant’s highest 36 consecutive months of base salary during the last 120 months of employment. However, the final average pay amount used under the Retirement Plan will not exceed the Internal Revenue Service, or IRS, compensation limit for qualified plans. In 2006, the IRS annual compensation limit was $220,000.

Benefits are normally payable as a life annuity with five years of guaranteed payments (normal form). Participants may choose to convert their retirement payment to another optional form, including joint and survivor and period certain annuities and lump sum payments. Lump sum payments are calculated on the actuarial equivalent basis to determine the minimum lump sum payable under Internal Revenue Code Section 417(e). The Pension Protection Act of 2006 will change this basis effective January 1, 2008, with a five-year phase-in of the impact of the change in interest rates. In general, this change will decrease the value of lump sum payments.

A participant who is at least 55 with 10 or more years of membership service at termination may elect to begin payment before age 65, with the benefit reduced for early retirement. Benefits are calculated as follows:

•

Benefits paid as annuities are reduced for early retirement using the current plan (after June 30, 2002) reductions from the amounts payable at age 65, which are reductions of 4% per year between ages 60 and 65, and 3% per year between ages 55 and 60. However, the portion of the benefit attributable to credited service through June 30, 2002 (but using final average pay as of termination) is reduced for early retirement using the prior plan (through June 30, 2002) reductions:

•	benefits are not reduced if the participant is at least age 60 at commencement and

•	benefits are reduced 5% per year from the benefit payable at age 60 when commencing before age 60.

•

Lump sum payments are actuarially equivalent to the participant’s normal form benefit at age 65, but the lump sum benefit will never be less than actuarially equivalent to the participant’s early retirement normal form benefit accrued as of June 30, 2002. Additionally, special provisions apply to transition participants (participants who had attained age 50 with 5 years of membership service as of June 30, 2002). For transition participants, the lump sum payment is actuarially equivalent to the normal benefit form at age 65 for benefits attributable to service after June 30, 2002 and actuarially equivalent to the early retirement benefit attributable to service through June 30, 2002 and final average pay as of termination.

A participant who has at least 10 years of membership service but has not yet attained age 55 at termination may elect to begin payment at any time between ages 55 and 65, with the benefit reduced for early commencement. Benefits are calculated as follows:

•

Benefits paid as annuities are reduced for early commencement using reductions based on actuarial equivalence using the 1983 Group Annuity Mortality unisex table at an interest rate of 7.00%. However, the benefit amount will never be less than the benefit accrued as of June 30, 2002, reduced for early retirement using the prior plan reductions. Additionally, special provisions apply to transition participants. Under these provisions, the portion of the benefit attributable to credited service through June 30, 2002 (but using final average pay as of termination date) is reduced using the prior formula reductions.

•

Lump sum payments are actuarially equivalent to the participant’s normal form benefit accrued as of June 30, 2002 payable immediately upon commencement, and any residual benefit in excess of the June 30, 2002 benefit can only be received as an annuity. Additionally, for transition participants, the lump sum payment is actuarially equivalent to the normal form benefit at age 65 for benefits attributable to service after June 30, 2002 and actuarially equivalent to the early retirement benefit for service through June 30, 2002.

Messrs. Smith and Gelb are eligible for early retirement, and if they were to have elected early retirement and receive lump sum payment of their Retirement Plan benefits, the lump sum payments would have been $1,277,281 and $1,524,306, respectively, as of December 31, 2006. Messrs. Smith and Gelb are the only named executive officers who are transition participants.

The Supplementary Executive Retirement Plan, referred to as the SERP, applies to all officers of Lyondell as well as certain senior managers. The SERP provides participants with supplementary retirement benefits not provided under the Retirement Plan. The SERP uses the same formula and rules applied under the Retirement Plan as described above, with the exception of the calculation of final average pay. Compensation used to compute final average pay under the SERP includes the portion of the employee’s annual base salary exceeding the IRS compensation limit ($220,000 in 2006), base salary the participant has deferred into the Executive Deferral Plan, and the participant’s annual cash bonus. If Messrs. Smith and Gelb were to have elected early retirement and receive lump sum payments of their SERP benefits, the lump sum payment would have been $15,489,106 and $6,819,482, respectively, as of December 31, 2006.

In addition, due to the required offset of the ARCO Supplementary Executive Retirement Plan benefits (as described in footnote (d) to the Nonqualified Deferred Compensation table beginning on page 56 of the Proxy Statement), for Mr. Gelb and Mr. Dineen, the SERP benefit has been reduced by the amount of the benefit earned under the ARCO Supplementary Executive Retirement Plan prior to Lyondell’s acquisition of ARCO Chemical in 1998. At his election, Mr. Dineen received payment of his ARCO Supplementary Executive Retirement Plan accrued benefit in connection with Lyondell’s acquisition of ARCO Chemical. At his election, Mr. Gelb’s supplemental retirement benefits related to ARCO Chemical are provided through the AYCO Trust described in footnote (d) to the Nonqualified Deferred Compensation Table beginning on page 56 of the Proxy Statement.

(b)	Credited service reflects all service with Lyondell and its predecessor companies for purposes of benefit accrual under the Retirement Plan. Membership service, as that term is used in this Proxy Statement, is used to determine vesting and early retirement eligibility under all retirement plans of Lyondell and its subsidiaries and affiliates, and includes all service with Lyondell, its subsidiaries and affiliates and its predecessor companies. Although the Lyondell SERP also permits Lyondell to grant additional credited service, that discretion has not been exercised in favor of any existing officer. Under the Retirement Plan and the SERP, upon termination in connection with a change-in-control as defined in the Executive Severance Pay Plan (as described in “Severance and Change-in-Control Arrangements” section of the Compensation Discussion and Analysis beginning on page 38 of the Proxy Statement), participants that also are covered by the Executive Severance Pay Plan would be eligible for an additional benefit equal to the difference between the unvested and vested retirement benefit, if any, and the difference between the vested and early retirement benefit.

(c)	The amounts shown in the Pension Benefits table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2006, calculated on the same basis as that used in Note 18 to Lyondell’s Consolidated Financial Statements included in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2006, with the exception that each participant was assumed to continue to be actively employed by Lyondell until age 65 (earliest unreduced retirement age) and immediately commence his or her benefit at that time. Assumptions used to develop the amounts in Note 18 are:

•	post-retirement mortality based on the RP-2000 mortality table (sex distinct, no blue or white collar adjustment) projected to 2006,

•	a discount rate of 5.75%,

•	80% of transition participants who terminate after eligibility for early retirement will elect a lump sum form of payment and 20% will elect an annuity,

•	60% of non-transition participants who terminate after eligibility for early retirement will elect a lump sum form of payment and 40% will elect an annuity,

•	future interest rates for conversion of annuities to lump sums will be 4.75%, applicable to years before the lump sum conversion basis is changed by the Pension Protection Act of 2006,

•

the future segmented yield curve used for conversion of annuities to lump sums will be equivalent to a single interest rate of 5.50%, applicable to years after the lump sum conversion basis is changed by the Pension Protection Act of 2006, with the change phased in over five years, and

•

forthcoming Treasury Department regulations will specify that the mortality table used for conversion of annuities to lump sums be a fixed blend of 50% of the male and 50% of the female RP-2000 healthy annuitant tables (no blue or white collar adjustment), applicable to years after the lump sum conversion basis is changed by the Pension Protection Act of 2006.

Nonqualified Deferred Compensation (a)

Name	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (b)
Mr. Smith	—	—	48,832	—	518,198
Mr. DeNicola	—	—	40,865	—	433,652
Mr. Gelb (d)	—	—	792,561	550,094	7,515,400
Mr. Dineen	54,113	—	71,936	—	804,303
Ms. Galvin	28,564	—	35,997	—	409,762

(a)

The Executive Deferral Plan is a non-qualified deferred compensation plan. Under the Executive Deferral Plan, Lyondell officers and senior managers may elect to defer up to 50% of their annual base salary, 100% of their annual cash bonus award and 100% of the amounts contributed by Lyondell under the Executive Supplementary Savings Plan, or ESSP, each year. See page 37 of the Proxy Statement for a description of the ESSP. Deferral elections must be made before the year in which compensation is earned during open enrollment. To more accurately reflect Lyondell’s cost of borrowing, the Executive Deferral Plan provides that, beginning in 2006, accounts accrue interest using the previous monthly average of the closing yield to maturity (as reported by Bloomberg) of Lyondell’s most junior publicly traded debt as of December 1 of the previous plan year. The interest rate for 2006 ranged between 9.66% and 10.61%. A participant may elect a form of payment at termination of either a lump sum or installment payments only for the amounts elected to be deferred during that period. An early distribution payment may be made not less than two years from the date of the deferral. Payments must begin at separation from service, death, disability or change-in-control. Officers must generally wait six months after separation from service for distributions to begin. A change in distribution election may not take effect for at least 12 months after the date of the election change, must be made at least 12 months before the original distribution date elected, and must extend the distribution date at least five years after the original distribution date. Distributions due to financial hardship, as determined by Lyondell’s Benefits Administrative Committee with advice of counsel, are permitted, but other unscheduled withdrawals are not allowed. Upon separation from service or disability, payments will be made in accordance with the participant’s elections, unless the participant is not yet 55, or is 55 but with less than 10 years of service, in which case payments will be made in monthly installments over 36 months. Deferral account balances that are less than $10,000 at the time of a participant’s separation from service or disability will be distributed as a lump sum. In the event of a change-in-control of Lyondell, all deferral account balances will be distributed in a lump sum. See the “Severance and Change-in-Control Arrangements” section of the Compensation Discussion and Analysis and “Potential Post-Employment and Change-in-Control Payments” beginning on pages 38 and 57, respectively, of the Proxy Statement.

(b)	Of the amounts in this column, the amounts set forth below also are reported in the Salary, Non-Equity Incentive Compensation and All Other Compensation columns of the Summary Compensation Table on page 42 of the Proxy Statement. The amounts set forth under the All Other Compensation column of the Summary Compensation Table also are reported under the Executive Supplementary Savings Plan column of the All Other Compensation Table on page 45 of the Proxy Statement.

	Amounts Previously Reported in Other Tables
Name	Salary ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)
Mr. Smith	—	—	—
Mr. DeNicola	—	—	—
Mr. Gelb	—	—	—
Mr. Dineen	24,597	—	29,516
Ms. Galvin	—	—	28,564

(c)	Of the amounts in this column, $20,671, $17,298, $405,742, $30,445 and $15,241 are also reported for Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin, respectively, in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table on page 42 of the Proxy Statement.

(d)	Amounts for Mr. Gelb also include those associated with the trust (AYCO Trust) maintained at Wilmington Trust Company and administered by the Ayco Company, L.P. for the ARCO Chemical Key Management Deferral Plan and ARCO Chemical Supplementary Executive Retirement Plan (or ARCO SERP). The AYCO Trust is an unfunded trust which was established by ARCO Chemical in connection with Lyondell’s acquisition of ARCO Chemical in 1998, which acquisition was a change-in-control under the ARCO Key Management Deferral Plan and the ARCO SERP. All amounts payable in connection with that change-in- control were either paid to the participant at the time or further deferred into the AYCO Trust, at the participant’s election. For Mr. Gelb, the Aggregate Earnings in Last Fiscal Year column includes $335,580, the Aggregate Withdrawals/Distributions column includes $550,094 and the Aggregate Balance at Last Fiscal Year End column includes $2,666,000 associated with the AYCO Trust. Mr. Gelb’s balance under the AYCO Trust accrues interest at a rate determined annually by the administrator. The interest rate for 2006 was 14.4%. To the extent the AYCO Trust does not make the required payments to Mr. Gelb, Lyondell is responsible for payment of the benefits.

Potential Post-Employment and Change-in-Control Payments

Retirement Benefits and Deferred Compensation

Lyondell maintains (1) the SERP, for which the material terms and estimated benefits for the named executive officers are described in connection with the Pension Benefits table on page 53 of the Proxy Statement, and (2) the Executive Deferral Plan, for which the material terms and estimated benefits for the named executive officers are described in connection with the Nonqualified Deferred Compensation table on page 56 of the Proxy Statement. In addition, Mr. Gelb participates in the former ARCO SERP for which the material terms and estimated benefits are described in connection with the Nonqualified Deferred Compensation table on page 56 of the Proxy Statement.

Medical, Disability and Life Insurance Benefits

The Executive Medical Plan provides for enhanced medical coverage to officers, including the named executive officers, beyond that available under Lyondell’s regular health care plan. Executive Medical Plan coverage continues after retirement.

The Executive Long-Term Disability Plan provides coverage to officers and other senior managers of Lyondell in the case of a disabling sickness or illness. The Executive Long-Term Disability Plan provides a higher level of monthly disability income than that available under Lyondell’s regular long-term disability plan. Benefits under the Executive Long-Term Disability Plan cease upon retirement or upon termination of employment where no disabling sickness or illness has occurred during employment. Change-in-control does not impact benefits under the Plan.

The Executive Life Insurance Program provides for a higher level of life insurance coverage than that available under Lyondell’s regular basic life insurance plan and such coverage continues after retirement until age 65.

The benefits that would be provided to the named executive officers after termination of their employment with Lyondell are disclosed in the tables below.

Executive Severance Arrangements

Lyondell’s philosophy is to not enter into employment contracts with officers. Accordingly, none of the named executive officers have employment contracts.

The Executive Severance Pay Plan provides for payment by Lyondell of benefits to covered employees upon specified terminations following a change-in-control of Lyondell, as described below. Under the Executive Severance Pay Plan, a “change-in-control” of Lyondell means any one of the following events:

•

the incumbent directors of Lyondell (directors as of February 23, 2006 or individuals recommended or approved by a majority of the then-incumbent directors other than as a result of either an actual or threatened election contest) cease to be at least a majority of Lyondell’s Board of Directors,

•

Lyondell’s shareholders approve a merger, consolidation, or recapitalization of Lyondell, or a sale of substantially all of Lyondell’s assets, unless immediately after the consummation of the transaction:

•

the shareholders of Lyondell before the transaction would own 50% or more of the then-outstanding equity interests and combined voting power of the then-outstanding voting securities of the resulting entity,

•

the incumbent directors at the time of the initial approval of the transaction would, immediately after the transaction, be a majority of the Board of Directors or similar managing group of the resulting entity, or

•

any previous beneficial owner now owns more than 20% of the outstanding common stock or combined voting power of all voting securities of Lyondell after the transaction and that ownership interest is more than 5% greater than the ownership interest the person held before the transaction,

•	Lyondell’s shareholders approve any plan for the liquidation or dissolution of Lyondell, or

•

any person or entity becomes the beneficial owner of more than 20% of the outstanding common stock or combined voting power of all voting securities of Lyondell, unless the person exceeds 20% ownership solely as a result of (1) Lyondell acquiring securities and correspondingly reducing the number of shares or other voting securities outstanding or (2) an acquisition of securities directly from

Lyondell except for any conversion of a security that was not acquired directly from Lyondell. If a person referred to in either (1) or (2) of this clause later becomes the beneficial owner of an additional 1% or more of the outstanding shares of common stock or 1% or more of the combined voting power of Lyondell (other than by stock split, stock dividend or similar transaction or as a result of an event described in (1) or (2) of this clause), then a change-in-control will be deemed to have occurred.

If an employee covered under the Executive Severance Pay Plan is terminated without cause or the employee terminates his or her employment for good reason (which includes certain “constructive” terminations consistent with the provisions of Section 409A of the Internal Revenue Code) within two years after a change-in-control, the employee is entitled to receive the following from Lyondell:

•	a payment equal to one times to three times annual earnings (base salary plus annual cash bonus award target amount), depending on the employee’s position with his or her employer,

•	automatic vesting of any outstanding Lyondell option awards,

•	payment of an additional amount equal to the difference between the unvested and vested retirement benefit, if any, and the difference between the vested and early retirement benefit,

•	continuation of welfare benefit coverages for 24 months after termination,

•	coverage provided under executive retiree medical plan, regardless of age and service at termination,

•	up to $40,000 of outplacement services for a period of one year, and

•

a gross-up payment for the amount of any excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code (or similar excise tax) with respect to any benefits paid in connection with the change-in-control.

Annual earnings for purposes of determining payments under this plan generally are the sum of the employee’s base salary plus the annual bonus award target amount. Estimates of the potential payments to each of the named executive officers under the Executive Severance Pay Plan, and the related assumptions, are disclosed in the tables below. The Executive Severance Pay Plan requires a release of claims prior to payment of severance benefits. The Executive Severance Pay Plan may be amended or terminated at any time before a change-in-control or, if earlier, before the date that a third party submits a proposal to the Board of Directors that is reasonably calculated, in the judgment of the Compensation and Human Resources Committee, to cause a change-in-control. The Executive Severance Pay Plan may not be amended to deprive a covered employee of benefits after a change-in-control.

Incentive Plan

Under the terms of the Incentive Plan, upon termination due to death, disability or retirement, unvested options vest and restrictions on restricted stock lapse, and prorated annual cash bonus awards and performance units are paid after the performance cycle has ended and the performance factor has been approved by the Compensation and Human Resources Committee. In addition, upon a change-in-control, unvested options vest, restrictions on restricted stock lapse and annual cash bonus awards and performance units are paid at 100% of the award amount. In addition, upon a change-in-control where Lyondell is the surviving entity, options remain exercisable for the remainder of their existing term. The definition of a change-in-control for purposes of the Incentive Plan is the same as for the Executive Severance Pay Plan, as shown above.

Potential Payments Upon Termination or Change-in-Control

The following narrative and tables describe the potential payments or benefits upon termination, change-in-control or other post-employment scenarios for each of the named executive officers. The following tables do not include amounts payable pursuant to plans that are available generally to all salaried employees.

The amounts in the table show only the value of amounts payable or benefits due to enhancements in connection with each termination scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from Lyondell.

The following assumptions apply to the tables:

•	For all scenarios, the termination, change-in-control or death date is assumed to be December 31, 2006.

•

For all scenarios, a stock price of $25.57 per share is used, based on the closing price of Lyondell’s common stock on December 29, 2006, the last trading day in 2006, except for the performance share awards granted in 2004, as described below in footnotes (g) and (h) to each of the tables below.

•

For retirement, long term disability and death, the number of performance units assumed to be paid out under the awards granted in 2005 and 2006 (with performance cycles from January 1, 2005 to December 31, 2007 and from January 1, 2006 to December 31, 2008, respectively) is the target number of performance units as provided in footnote (n) to the Outstanding Equity Awards at Fiscal Year End table beginning on page 50, reflecting a performance factor of 100% multiplied by a pro-rata factor based on the number of days worked in each performance cycle as of the assumed December 31, 2006 trigger event date. For the performance unit awards granted in 2005 the pro-rata factor is 67% and for the performance unit awards granted in 2006 the pro-rata factor is 33%. The actual payments of the pro-rated amounts would be made in 2008 and 2009 (after the end of the respective performance cycles) for the awards granted in 2005 and 2006, respectively, and would be based on the actual performance for the applicable performance cycle.

•

Executive Medical is provided if the participant terminates employment when retirement eligible or in connection with a change-in-control. Executive Medical and Executive Life are also available to those who become disabled and qualified for long-term disability. Of the named executive officers, only Mr. Smith and Mr. Gelb were retirement eligible at December 31, 2006.

•

Vested options, as shown in the Number of Securities Underlying Unexercised Options (#) Exercisable column of the Outstanding Equity Awards at Fiscal Year-End table on page 48, are not included in this table, since they are already vested. However, for retirement, long term disability and death, the exercise period for vested options is extended for 1 year, through December 31, 2007. For Involuntary Termination for Cause and for Voluntary Termination (if not retirement eligible), vested options are forfeited upon termination.

•

Except as set forth in footnotes (a), (b) and (c) as described below, the options unvested amount is calculated as the difference between the exercise price, as shown in the Option Exercise Price ($) column of the Outstanding Equity Awards at Fiscal Year-End table on page 48, and the stock price as of December 29, 2006, multiplied by the number of unvested shares outstanding as shown in the Number of Securities Underlying Unexercised Options (#) Unexercisable column of the Outstanding Equity Awards at Fiscal Year-End table on page 48. If the exercise price exceeds the stock price as of December 29, 2006, no value is reflected.

•

For retirement, long term disability and death, accelerated vesting occurs for all unvested options. For all awards except for those described by footnote (h) in the Outstanding Equity Awards at Fiscal Year-End table on page 49, the exercise period for vested options is extended for one year, through December 31, 2007. For awards described by footnote (h) in the Outstanding Equity Awards at Fiscal Year-End table on page 49, the exercise period for vested options is extended for five years, through December 31, 2011.

•

With the exception of footnotes (a), (b) and (c) as described below, the restricted stock and associated cash payments unvested amount reflects the vesting of all unvested shares of restricted stock (including the associated cash payment) on the termination or change-in-control date, which corresponds to the value shown in the Market Value of Shares or Units of Stock That Have Not Vested ($) column of the Outstanding Equity Awards at Fiscal Year-End table on page 48.

•

“Severance under the Executive Severance Pay Plan” only includes the payment equal to three times earnings. All other amounts and adjustments mandated by the Executive Severance Pay Plan are shown in connection with the associated other benefits included in the tables.

SERP amounts and Executive Deferral Plan amounts payable in connection with the various termination scenarios are not shown in the tables below because these amounts are disclosed earlier in the Pension Benefits table and the Nonqualified Deferred Compensation table on pages 53 and 56, respectively, of the Proxy Statement.

However, the narrative below describes how, based on the following assumptions and rules, the potential SERP payments would differ from the amounts shown in the Pension Benefits table if the named executive officer separated from Lyondell on December 31, 2006 under the various termination scenarios:

•	SERP amounts were calculated as the present value of the accrued benefits as of the termination date payable as a lump sum at the earliest commencement age allowed.

•	All amounts not payable immediately have been discounted to December 31, 2006 at a rate of 5.75%.

•	All lump sum amounts have been converted on the basis that will be in effect on the date of payment.

•

Lump sums paid in years before the lump sum conversion basis is changed by the Pension Protection Act of 2006 will be converted at an interest rate of 4.90% and lump sums paid in years after the basis is changed will be converted at an effective interest rate of 5.65%.

•

Forthcoming Treasury Department regulations will specify that the mortality table used for conversion of annuities to lump sums of a fixed blend of 50% of the male and 50% of the female RP-2000 healthy annuitant tables (no blue or white collar adjustment), applicable to years after the lump sum conversion basis is changed by the Pension Protection Act of 2006.

•

Both the SERP and the Executive Severance Pay Plan contain special payment provisions due to change-in-control. The SERP provides that an officer who had not attained age 55 would receive a lump sum payment based on the age 65 benefit payable as an annuity converted to an immediate lump sum using the actuarial equivalence factors in accordance with the Retirement Plan. The Executive Severance Pay Plan provides for an executive officer’s SERP and Retirement Plan benefits to be calculated as a lump sum as of age 55 using the lump sum calculation that would be applicable if the participant had terminated at age 55 with 10 or more years of service, further reduced to current age using the actuarial equivalence factors in accordance with the Retirement Plan.

Based on these assumptions and rules, SERP amounts payable in connection with the various termination scenarios are less than those shown in the Pension Benefits table, with the following exceptions:

•

Because Mr. Smith and Mr. Gelb are retirement eligible and their SERP would have been immediately payable on December 31, 2006, their respective SERP benefits under all termination scenarios are $4,432,343 and $1,978,222 greater than their respective amounts shown in the Pension Benefits table.

•

Had there been a change-in-control on December 31, 2006, Mr. DeNicola and Ms. Galvin would have received an immediate payment of an additional $42,318 and $36,643 over their respective SERP amounts shown in the Pension Benefits table (which change-in-control amounts are $214,410 and $174,879 more than what each would have received upon termination of employment on December 31, 2006 without a change-in-control); and

•

Mr. Dineen would have received an immediate payment of an additional $25,304 more than his SERP amount shown in the Pension Benefits table if his employment had terminated on December 31, 2006 in connection with such change-in-control (which change-in-control amount is $51,126 more than what he would have received upon termination of employment on December 31, 2006 without a change-in-control).

Mr. Smith	Invol. Term. for Cause (a)	Vol. Term. (if not Retire. Elig.) (b)	Invol. Term. Not for Cause (No CIC) (c)	Retirement (d)	Long Term Disability (e)	Death (f)	Change-in- control with Invol. Termination (g)	Change-in- control (no Termination) (h)
Options Unvested	—	N/A	—	$241,629	$241,629	$241,629	$241,629	$241,629
Restricted Stock and Cash Unvested	—	N/A	—	$3,634,980	$3,634,980	$3,634,980	$3,634,980	$3,634,980
Performance Shares or Units	—	N/A	—	$11,145,536	$11,145,536	$11,145,536	$14,184,803	$14,184,803
Executive Medical	$265,437	N/A	$265,437	$265,437	$248,211	—	$268,985	—
Executive Long Term Disability	—	N/A	—	—	$1,189,588	—	$19,916	—
Executive Life Insurance Benefit	—	N/A	—	—	—	$3,750,000	—	—
Severance under Executive Severance Pay Plan	—	N/A	—	—	—	—	$8,250,001	—
Outplacement	—	N/A	—	—	—	—	$40,000	—
Excise Tax Grossed Up	—	N/A	—	—	—	—	—	—

Mr. DeNicola	Invol. Term. for Cause (a)	Vol. Term. (if not Retire. Elig.) (b)	Invol. Term. Not for Cause (No CIC) (c)	Retirement (d)	Long Term Disability (e)	Death (f)	Change-in- control with Invol. Termination (g)	Change-in- control (no Termination) (h)
Options Unvested	—	—	—	N/A	$56,286	$56,286	$56,286	$56,286
Restricted Stock and Cash Unvested	—	—	—	N/A	$907,991	$907,991	$907,991	$907,991
Performance Shares or Units	—	—	—	N/A	$2,793,434	$2,793,434	$3,511,370	$3,511,370
Executive Medical	—	—	—	N/A	$77,784	—	$411,118	—
Executive Long Term Disability	—	—	—	N/A	$1,742,236	—	$19,739	—
Executive Life Insurance Benefit	—	—	—	N/A	$515,943	$1,544,000	$73,438	—
Severance under Executive Severance Pay Plan	—	—	—	N/A	—	—	$2,547,488	—
Outplacement	—	—	—	N/A	—	—	$40,000	—
Excise Tax Grossed Up	—	—	—	N/A	—	—	$1,785,311	—

Mr. Gelb	Invol. Term. for Cause (a)	Vol. Term. (if not Retire. Elig.) (b)	Invol. Term. Not for Cause (No CIC) (c)	Retirement (d)	Long Term Disability (e)	Death (f)	Change-in- control with Invol. Termination (g)	Change-in- control (no Termination) (h)
Options Unvested	—	N/A	—	$94,553	$94,553	$94,553	$94,553	$94,553
Restricted Stock and Cash Unvested	—	N/A	—	$1,594,187	$1,594,187	$1,594,187	$1,594,187	$1,594,187
Performance Shares or Units	—	N/A	—	$5,234,800	$5,234,800	$5,234,800	$6,469,674	$6,469,674
Executive Medical	$265,437	N/A	$265,437	$265,437	$247,938	—	$284,732	—
Executive Long Term Disability	—	N/A	—	—	$1,188,403	—	$19,916	—
Executive Life Insurance Benefit	$71,086	N/A	$71,086	$71,086	$490,378	$2,258,000	$53,752	—
Severance under Executive Severance Pay Plan	—	N/A	—	—	—	—	$4,063,738	—
Outplacement	—	N/A	—	—	—	—	$40,000	—
Excise Tax Grossed Up	—	N/A	—	—	—	—	—	—

Mr. Dineen	Invol. Term. for Cause (a)	Vol. Term. (if not Retire. Elig.) (b)	Invol. Term. Not for Cause (No CIC) (c)	Retirement (d)	Long Term Disability (e)	Death (f)	Change-in- control with Invol. Termination (g)	Change-in- control (no Termination) (h)
Options Unvested	—	—	—	N/A	$46,657	$46,657	$46,657	$46,657
Restricted Stock and Cash Unvested	—	—	—	N/A	$755,287	$755,287	$755,287	$755,287
Performance Shares or Units	—	—	—	N/A	$2,462,972	$2,462,972	$3,062,368	$3,062,368
Executive Medical	—	—	—	N/A	$107,854	—	$450,074	—
Executive Long Term Disability	—	—	—	N/A	$1,750,739	—	$17,415	—
Executive Life Insurance Benefit	—	—	—	N/A	$491,920	$1,478,000	$66,908	—
Severance under Executive Severance Pay Plan	—	—	—	N/A	—	—	$2,438,350	—
Outplacement	—	—	—	N/A	—	—	$40,000	—
Excise Tax Grossed Up	—	—	—	N/A	—	—	—	—

Ms. Galvin	Invol. Term. for Cause (a)	Vol. Term. (if not Retire. Elig.) (b)	Invol. Term. Not for Cause (No CIC) (c)	Retirement (d)	Long Term Disability (e)	Death (f)	Change-in- control with Invol. Termination (g)	Change-in- control (no Termination) (h)
Options Unvested	—	—	—	N/A	$40,591	$40,591	$40,591	$40,591
Restricted Stock and Cash Unvested	—	—	—	N/A	$667,837	$667,837	$667,837	$667,837
Performance Shares or Units	—	—	—	N/A	$2,085,161	$2,085,161	$2,606,684	$2,606,684
Executive Medical	—	—	—	N/A	$72,345	—	$462,509	—
Executive Long Term Disability	—	—	—	N/A	$1,984,357	—	$17,844	—
Executive Life Insurance Benefit	—	—	—	N/A	—	$1,432,000	—	—
Severance under Executive Severance Pay Plan	—	—	—	N/A	—	—	$2,290,829	—
Outplacement	—	—	—	N/A	—	—	$40,000	—
Excise Tax Grossed Up	—	—	—	N/A	—	—	$1,446,168	—

(a)	All incentive awards, including vested stock options, are forfeited as of the termination date.

(b)	Values are only shown if the participant is not retirement eligible (age 55 with 10 years of service on the termination date). If the participant is retirement eligible, amounts are shown in column (d) as payable on retirement. All incentive awards, included vested options, are forfeited as of the termination date.

(c)	All incentive awards except for vested options are forfeited as of the termination date. The exercise period for vested options would be extended for 90 days, through March 31, 2007.

(d)	Mr. Smith and Mr. Gelb are the only named executive officers who are retirement eligible (age 55 with 10 years of service) as of December 31, 2006. Values shown for Executive Medical and Executive Life Insurance are calculated on the same basis as that used in Note 18 to Lyondell’s Consolidated Financial Statements included in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2006. Premium amounts are shown for all continued premium payments on account of retirement, disability or change-in-control. Mr. Smith elected self-funding, for which no premiums are paid.

(e)	The Executive Long Term Disability Plan is an insured plan through an unaffiliated life insurance company providing for a monthly benefit equal to the lesser of $25,000 or 60% of the executive officer’s salary plus the average of the last three years’ bonus payments. Amounts shown are calculated without regard to any offsets. Amounts shown in column (e) reflect the present value of the disability benefit calculated in accordance with Financial Accounting Standards Board Statement of Accounting Standards No. 5 as of December 31, 2006. This includes a discount rate of 5.75% and the disabled mortality rates used in that valuation. Premium amounts continue for two years in the event of termination of employment upon change-in-control, and are shown in column (g).

(f)	The new Executive Life Insurance Plan provides executive officers who retire prior to age 65 death benefit protection until age 65, in the amount of three times base salary, rounded to the nearest thousand. Death benefits are provided either through insurance or self-funding during the executive officer’s lifetime prior to age 65. Column (f) shows the amount of benefit payable upon death. Premium amounts for Mr. DeNicola, Mr. Gelb and Mr. Dineen, who have elected group term life insurance coverage, are shown in other columns relating to continued premium payments due to retirement, disability or change-in-control.

(g)	The amounts included for the performance share awards granted in 2004 (with a performance cycle from January 1, 2004 to December 31, 2006) are based on the actual cash payout in January 2007, using a stock price of $25.54, based on the average closing price of Lyondell’s common stock for the last 10 trading days of 2006, and the number of performance shares actually earned as provided in footnote (n) to the Outstanding Equity Awards at Fiscal Year End table beginning on page 50, and reflects a performance factor of 200%.

The amounts included for the performance unit awards granted in 2005 and 2006 use the target number of the award, as provided in footnote (n) to the Outstanding Equity Awards at Fiscal Year End table beginning on page 50, and a performance factor of 100%, multiplied by the stock price on December 29, 2006. The exercise period for vested options continues through the original expiration date of the grant, as shown in the Option Expiration Date column of the Outstanding Equity Awards at Fiscal Year End table on page 48. Accelerated vesting occurs for all unvested options and the exercise period continues through the original expiration date of the grant, as shown in the Option Expiration Date column of the Outstanding Equity Awards at Fiscal Year End table on page 48. The severance payment under the Executive Severance Pay Plan equals annual base pay plus the annual cash bonus target amount multiplied by three for all named executive officers. Amounts for Executive Medical, Executive Life, Executive Long-Term Disability and excise tax gross up reflect continued company payments due to a change-in-control. See footnotes (d), (e) and (f) for details regarding calculation of these amounts. The gross up for the excise tax is with respect to:

•	the cash severance award,

•	$40,000 in out placement services,

•	present value of continued life, medical and disability coverages,

•	stock options and restricted stock that becomes vested upon a change-in-control,

•	payment of the performance unit awards at 100% and

•	any SERP enhancements,

all valued assuming a change-in-control and subsequent termination occur on December 31, 2006.

Equity values are calculated using:

•	a Black-Scholes method assuming a stock price and fair market value of $25.57 and volatility of 35.51% and

•	5.89% short term, 5.62% mid term, and 5.81% long term rates (120% of AFR rate compounded semiannually) used to determine present value of benefits as of the change-in-control date.

35% federal, 0% state, and 1.45% FICA tax rates are used to determine the appropriate tax gross up. The 20% excise tax is only triggered if the total of the listed benefits is greater than three times the average of the prior five years W-2 pay, and the 20% excise tax is then imposed on the total of the benefits listed in excess of the average of the prior five years W-2 pay. Accordingly, the amounts are shown only for executive officers whose total benefits trigger the 20% excise tax.

(h)	The amounts included for the performance share awards granted in 2004 (with a performance cycle from January 1, 2004 to December 31, 2006) are based on the actual cash payout in January 2007, using a stock price of $25.54, based on the average closing price of Lyondell’s common stock for the last 10 trading days of 2006, and the number of performance shares actually earned as provided in footnote (n) to the Outstanding Equity Awards at Fiscal Year End table beginning on page 50, and reflects a performance factor of 200%. The amounts included for the performance unit awards granted in 2005 and 2006 use the target number of the award, as provided in footnote (n) to the Outstanding Equity Awards at Fiscal Year End table beginning on page 50, and a performance factor of 100%, multiplied by the stock price on December 29, 2006. The exercise period for vested options continues through the original expiration date of the grant, as shown in the Option Expiration Date column of the Outstanding Equity Awards at Fiscal Year End table on page 48. Accelerated vesting occurs for all unvested options and the exercise period continues through the original expiration date of the grant, as shown in the Option Expiration Date column of the Outstanding Equity Awards at Fiscal Year End table on page 48 of the Proxy Statement.

DIRECTOR COMPENSATION

Directors’ Fees

Directors who are employees of Lyondell are not paid any fees or additional compensation for service as members of the Board of Directors or any Committee thereof. Currently, Mr. Smith, the President and Chief Executive Officer, is the only Board member who is an employee of Lyondell, and his compensation is included in the Summary Compensation Table on page 42 of this Proxy Statement.

Non-Employee Director Compensation

During 2006, Non-Employee Directors received an annual cash retainer of $80,000. Dr. Butler, the Non-Employee Chairman of the Board, received an additional $150,000 annual fee. In addition, Mr. Engen and Dr. Spivey, the Non-Employee Directors who served as Chairs of the Compensation and Human Resources Committee and the Corporate Responsibility and Governance Committee, each received an additional $10,000 annual fee. Mr. Huff, the Non-Employee Chair of the Audit Committee, received an additional $20,000 annual fee. Each Non-Employee Director who was a member of the Audit Committee (Ms. Anderson, Mr. Hinchliffe, Mr. Lesar, Mr. Murphy and Dr. Spivey) received an additional $5,000 annual fee. At the election of each Non-Employee Director, all or a portion of the annual cash retainer, Committee chair and member fees, and Chairman of the Board fee were (1) paid in cash currently, (2) deferred under the Directors’ Deferral Plan as cash or (3) deferred under the Directors’ Deferral Plan in the form of deferred stock units, which pay out in cash, based on the value of Lyondell common stock. In addition, each Non-Employee Director received an annual incentive award valued at $100,000, which value was divided equally into an award of restricted stock and an associated deferred cash payment for all directors except Dr. Butler and Messrs. Clark, Halata, Hinchliffe, Irani and Murphy. The 2006 incentive awards for Dr. Butler and Dr. Irani and Messrs. Clark and Hinchliffe were divided equally into an award of restricted share units and an associated cash payment. Messrs. Halata and Murphy were elected to the Board as of February 9, 2006 and received a prorated 2006 annual incentive award of $83,334 each, the value of which was divided equally into an award of restricted stock and an associated cash payment. For a description of the restricted stock and restricted share units, see footnote (c) to the Director Compensation Table below. Non-Employee Directors were reimbursed for travel and other related expenses incurred in attending Board or Committee meetings and for expenses incurred in obtaining director continuing education. The compensation for Non-Employee Directors was not changed for 2007.

The following table reflects compensation for Non-Employee Directors who served on Lyondell’s Board of Directors during any part of 2006:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	Total ($)
Carol. A. Anderson	85,000	33,892	—	118,892
Dr. William T. Butler	230,000	303,981	100,869	634,850
Stephen I. Chazen	80,000	33,892	—	113,892
Worley H. Clark (a)	80,000	177,564	2,404	259,968
Travis Engen	90,000	36,478	77,459	203,937
Paul S. Halata	80,000	6,869	—	86,869
Stephen F. Hinchliffe, Jr. (a)	85,000	303,981	55,287	444,268
Danny W. Huff	100,000	28,316	6,106	134,422
Dr. Ray R. Irani (a)	80,000	303,981	—	383,981
David J. Lesar	85,000	33,892	22,080	140,972
David J.P. Meachin	80,000	16,194	—	96,194
Daniel J. Murphy	85,000	6,869	—	91,869
Dr. William R. Spivey	95,000	33,892	8,378	137,270

(a)	On May 4, 2006, Messrs. Clark and Hinchliffe and Dr. Irani retired from Lyondell’s Board.

(b)	See “Non-Employee Director Compensation” section above for an explanation of director fees.

The Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Director Compensation Table shows the above-market earnings during 2006 on the Directors’ Deferral Plan, as described below.

The Directors’ Deferral Plan provides Non-Employee Directors with the option to have all or a portion of the annual retainer, Committee chair and member fees and Chairman of the Board fee, which are credited annually, (1) paid in cash currently, (2) deferred under the Directors’ Deferral Plan as cash or (3) deferred under the Directors’ Deferral Plan as deferred stock units. In the case of deferred stock units, a director’s account is credited with a number of units at the time of deferral of compensation equal to the amount being deferred divided by the closing price of the Lyondell common stock. Deferred stock units earn dividend equivalents at the same rate that shareholders receive dividends, which are credited under the Directors’ Deferral Plan as additional deferred stock units. The deferred stock units settle only in cash and the value of the deferred stock units at settlement is based on the closing price of the Lyondell common stock at that time. The deferred stock units do not carry voting rights. See “Security Ownership of Management” on page 7 of the Proxy Statement for the number of deferred stock units held as of March 1, 2007. During 2006, the cash portion of a participant’s account under the Directors’ Deferral Plan accrued interest using the previous monthly average of the closing yield to maturity, as reported by Bloomberg, of Lyondell’s most junior publicly traded debt as of December 1 of the prior plan year. The interest rate for 2006 ranged between 9.66% and 10.61%. Before each deferral period, Non-Employee Directors may elect for some or all of their deferral balance under the Directors’ Deferral Plan to be held as deferred cash with an interest credit or as deferred stock units.

Under the Directors’ Deferral Plan, the minimum amount that may be elected to be deferred per year is $8,000 and the maximum is 100% of the director’s annual cash retainer, Committee chair and member fees and Chairman of the Board fee. Amounts may be deferred until Board service ends, unless the director has

•	suffered a financial hardship, as determined by an administrative committee of independent directors designated by the Board, or

•	elected an early distribution at the time the deferral commitment is made.

Upon the director’s death or termination of Board service, benefits are payable, in accordance with the director’s prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. Before 2005, a director was permitted to defer the start of deferral plan payments until retirement from his or her regular full-time employer. All payments from the Directors’ Deferral Plan, including payments with respect to deferred stock units, will be made in cash. The benefits under the Directors’ Deferral Plan may be paid through a grantor trust. Lyondell does not fund the trust on an ongoing basis, and participants have an unsecured commitment by Lyondell to pay the amounts due under the plan. However, Lyondell maintains the Non-Employee Directors Benefit Plans Trust to fund the Directors’ Deferral Plan and the discontinued Retirement Plan for Non-Employee Directors, described below, upon a change-in-control. The change-in-control definition under the Trust Agreement is the same as the revised definition under the Executive Severance Pay Plan, as described beginning on pages 39 and 58 of this Proxy Statement. Upon a change-in-control under the Trust Agreement, Lyondell will deposit into the Non-Employee Directors’ Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the discontinued Retirement Plan for Non-Employee Directors and the Directors’ Deferral Plan.

The definition of a change-in-control under the Directors’ Deferral Plan was amended in February 2006 to conform to the American Jobs Creation Act of 2004. Under the new definition of change-in-control, a change-in-control generally occurs if, among other things,

•	the current shareholders do not own at least 50% of the outstanding shares of Lyondell common stock after consummation of a transaction or

•	an individual or organization accumulates over 50% of the outstanding shares of Lyondell common stock.

Under the Directors’ Deferral Plan, each participant’s account is fully payable upon a change-in-control.

Mr. Lesar elected deferral of 50% of his 2006 fees as deferred stock units under the Directors’ Deferral Plan. See Grants of Plan-Based Awards to Non-Employee Directors table in footnote (c) below to the Director Compensation Table.

(c)	On February 23, 2006, as part of their compensation package, Ms. Anderson, Mr. Chazen, Mr. Engen, Mr. Huff, Mr. Lesar, Mr. Meachin, and Dr. Spivey each received a grant consisting of 2,099 shares of restricted stock, and an associated cash payment payable at the vesting or forfeiture of those shares of restricted stock. On February 23, 2006, as part of their compensation package, Dr. Butler, Mr. Clark, Mr. Hinchliffe and Dr. Irani each received a grant consisting of 2,099 restricted share units (described below), and an associated cash payment payable at the vesting or forfeiture of those restricted share units. Messrs. Halata and Murphy each received a grant consisting of a pro-rated amount of shares of restricted stock (1,749 shares of restricted stock) in connection with their appointment to the Board on February 9, 2006, and an associated cash payment payable at the vesting or forfeiture of those shares of restricted stock. See Grants of Plan-Based Awards to Non-Employee Directors table below. The restricted stock and associated cash payment awards granted in years prior to 2006 (beginning in 2003) had substantially the same terms as the 2006 awards.

The Restricted Stock Plan was amended in February 2006 to permit the award of restricted share units in order to protect against further shareholder dilution under the terms of the plan, as well as to permit flexibility with respect to the form and timing of payments under the plan. The exact number of shares of restricted stock or restricted share units awarded is calculated by dividing the dollar amount of the restricted portion of the annual incentive award by the closing price of a share of Lyondell’s common stock on the last trading day of the year before the year when the grant is made. The amount of the associated cash payment equals the closing price of a share of Lyondell’s common stock on the vesting or forfeiture date, multiplied by the number of shares of restricted stock or restricted share units vesting or being forfeited. Each Non-Employee Director receives the cash payment from Lyondell when his or her restricted stock or restricted share units vest or, if applicable, are forfeited. Unless a restricted stock award is forfeited, from the date of grant the Non-Employee Directors have the right to vote the shares of restricted stock, receive dividends on the restricted stock at the same rate that shareholders receive dividends and participate in any capital adjustment applicable to all holders of Lyondell’s common stock. Restricted share units do not carry voting rights, and any payments with respect to restricted share units will be made in cash. Non-employee directors receive cash dividend equivalent payments on restricted share units at the same rate that shareholders receive dividends.

The restricted stock and restricted share units are subject to forfeiture until the expiration of the restricted period. The restricted period begins on the date of the grant and continues until the tenth anniversary of the date of grant or, if earlier, the early vesting situations described below. The Restricted Stock Plan provides for early vesting in the event of disability, death, retirement, change-in-control or failure to be re-nominated to serve for any reason other than cause. Under the Restricted Stock Plan, “retirement” occurs when a director ceases to be a director of Lyondell (1) on or after age 72 or (2) with the consent of a majority of the other Board members, at any time before age 72. In February 2006, the Restricted Stock Plan was also amended (1) to provide for early vesting for restricted stock on the later of the last day of the month in which the Non-Employee Director attains age 72 or May 4, 2006 and (2) to revise the definition of “change-in-control” to be the same as the definition of change-in-control in the Executive Severance Pay Plan, as described beginning on pages 39 and 58 of this Proxy Statement. In the event of early vesting, shares of restricted stock or restricted share units are released from the restrictions. If the Non-Employee Director ceases to be a director of Lyondell for any other reason, the director immediately forfeits all unvested restricted stock and restricted share units, unless a majority of the other Board members determines that the termination of service as a director is in the best interest of Lyondell and approves the lapse of the restricted period and the vesting of the restricted stock or restricted share units.

The amounts shown in the Stock Awards column and the table below reflect the 2006 compensation cost recognized for financial statement reporting purposes computed in accordance with SFAS 123R, but excluding any impact of estimated forfeiture rates as required by SEC regulations, associated with:

•	the portion of 2006 grants of both the restricted stock and associated cash payments recognized in 2006,

•	the portion of 2006 grants of both the restricted share units and associated cash payments recognized in 2006, and

•	the portion of all other outstanding grants for shares of restricted stock and associated cash payments, recognized during 2006.

Restricted stock is accounted for as an equity award, while the associated cash payment for the restricted stock, the restricted share units and the associated cash payment for the restricted share units are accounted for as liability awards. Lyondell recognizes compensation cost using straight-line-basis over the vesting period. With the exception of Mr. Engen’s awards noted below, all of the awards included in the table below have a 10-year vesting period. Equity awards are measured using the closing price of Lyondell common stock at the date of grant while liability awards are measured using the closing price of Lyondell common stock at the end of each reporting period. For retirement eligible Non-Employee Directors beginning with the 2006 awards, compensation cost also includes the total fair value of the restricted share unit awards and of the associated cash payments on May 4, 2006. Dr. Butler was retirement eligible in 2006. For

Non-Employee Directors who retired in 2006, compensation cost includes the total fair value of all unvested awards at the date of retirement. Messrs. Clark and Hinchliffe and Dr. Irani retired on May 4, 2006. In addition, the amounts shown in the table reflect two grants of shares of restricted stock awarded to Mr. Engen (370 shares granted in 1998 and 2,731 shares granted in 2000) under the former Restricted Stock Plan for Non-Employee Directors, which vest upon his retirement from the Board.

	2006 Compensation Cost
Name	Restricted Stock ($)	Associated Cash Payment with Respect to the Vesting of the Restricted Stock ($)	Restricted Share Units ($)	Associated Cash Payment with Respect to the Vesting of the Restricted Share Units ($)	Total Reflected in Stock Awards Column ($)
Ms. Anderson	13,955	19,937	—	—	33,892
Dr. Butler	84,089	112,718	53,587	53,587	303,981
Mr. Chazen	13,955	19,937	—	—	33,892
Mr. Clark	36,714	33,676	53,587	53,587	177,564
Mr. Engen	16,541	19,937	—	—	36,478
Mr. Halata	3,142	3,727	—	—	6,869
Mr. Hinchliffe	84,089	112,718	53,587	53,587	303,981
Mr. Huff	12,125	16,191	—	—	28,316
Dr. Irani	84,089	112,718	53,587	53,587	303,981
Mr. Lesar	13,955	19,937	—	—	33,892
Mr. Meachin	7,813	8,381	—	—	16,194
Mr. Murphy	3,142	3,727	—	—	6,869
Dr. Spivey	13,955	19,937	—	—	33,892

Grants of Plan-Based Awards to Non-Employee Directors

The table below shows the 2006 grants of restricted stock and the associated cash payment, the 2006 grants of restricted share units and the associated cash payment, and their respective SFAS 123R grant date fair values.

Name	Grant Date	Grant Amounts (#)				SFAS 123R Grant Date Fair Value ($)
		Restricted Stock	Cash Payment Associated with Restricted Stock	Restricted Share Units	Cash Payment Associated with Restricted Share Units	Restricted Stock	Cash Payment Associated with Restricted Stock	Restricted Share Units	Cash Payment Associated with Restricted Share Units
Ms. Anderson	2/23/2006	2,099	2,099	—	—	45,254	45,254	—	—
Dr. Butler	2/23/2006	—	—	2,099	2,099	—	—	45,254	45,254
Mr. Chazen	2/23/2006	2,099	2,099	—	—	45,254	45,254	—	—
Mr. Clark	2/23/2006	—	—	2,099	2,099	—	—	45,254	45,254
Mr. Engen	2/23/2006	2,099	2,099	—	—	45,254	45,254	—	—
Mr. Halata	2/23/2006	1,749	1,749	—	—	37,708	37,708	—	—
Mr. Hinchliffe	2/23/2006	—	—	2,099	2,099	—	—	45,254	45,254
Mr. Huff	2/23/2006	2,099	2,099	—	—	45,254	45,254	—	—
Dr. Irani	2/23/2006	—	—	2,099	2,099	—	—	45,254	45,254
Mr. Lesar (1)	2/23/2006	2,099	2,099	—	—	45,254	45,254	—	—
Mr. Meachin	2/23/2006	2,099	2,099	—	—	45,254	45,254	—	—
Mr. Murphy	2/23/2006	1,749	1,749	—	—	37,708	37,708	—	—
Dr. Spivey	2/23/2006	2,099	2,099	—	—	45,254	45,254	—	—

(1)	In addition, as of December 31, 2005, Mr. Lesar elected deferral of 50% of his 2006 annual cash retainer as deferred stock units under the Directors’ Deferral Plan. Mr. Lesar received 1,784 deferred stock units associated with this deferral election for 2006 which have a SFAS 123R grant date fair value of $42,500.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the outstanding unexercised options, unvested restricted stock and restricted share units, and the associated cash payment with respect to the restricted stock and restricted share units which is denominated for this purpose in shares, held by the Non-Employee Directors as of December 31, 2006:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Restricted Stock That Have Not Vested (#)	Associated Cash Payment with Respect to the Vesting of the Restricted Stock (#)
Ms. Anderson	5,000	7,481	7,481
Dr. Butler	15,000	—	—
Mr. Chazen	—	7,481	7,481
Mr. Clark(1)	—	—	—
Mr. Engen	15,000	10,582	7,481
Mr. Halata	—	1,749	1,749
Mr. Hinchliffe(1)	15,000	—	—
Mr. Huff	—	6,231	6,231
Dr. Irani(1)	—	—	—
Mr. Lesar	5,000	7,481	7,481
Mr. Meachin	—	3,542	3,542
Mr. Murphy	—	1,749	1,749
Dr. Spivey	15,000	7,481	7,481

(1)	Messrs. Clark and Hinchliffe and Dr. Irani retired on May 4, 2006 and, upon retirement, their unvested restricted stock and unvested restricted share units, and the associated cash payments, vested, and their deferred stock units became payable in cash.

Discontinued Retirement Plan for Non-Employee Directors

In October 1998, the Board of Directors amended and restated the Lyondell Chemical Company Retirement Plan for Non-Employee Directors to close the plan to new directors and to give those directors covered under the Directors’ Retirement Plan the option of: (1) continuing to accrue benefits under the Directors’ Retirement Plan; (2) retaining their existing benefits as of December 31, 1998; or (3) electing to receive a payment equal to the present value of their benefits under the Directors’ Retirement Plan in the form of deferred compensation or shares of restricted stock. With the exception of one current director, Dr. Butler, who is retiring in May 2007, there are no directors who continue to accrue benefits under the discontinued Directors’ Retirement Plan.

Under the discontinued plan, the annual retirement benefit is equal to $40,000. The benefit is payable for the greater of the period of time equal to the director’s service on the Board of Directors or until death. Benefits begin when the director retires from the Board of Directors. A surviving spouse is entitled to receive fifty percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies before retirement from the Board of Directors or, if he dies after retirement from the Board of Directors, the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors’ Retirement Plan are paid through a grantor trust.

Stock Ownership Guidelines

Lyondell believes that paying a portion of the directors’ compensation in stock further aligns the directors’ interests with the shareholders’ interests and, accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Non-Employee Directors are encouraged to hold shares equal in value to three times the annual cash retainer within the later of five years after (1) initial election as a member of Lyondell’s Board of Directors and (2) January 1, 2006, the effective date of the most recent amendment to the stock ownership guidelines. All shares beneficially owned, including restricted stock, and other equity-based instruments such as deferred stock units and restricted share units, are counted towards fulfillment of the stock ownership guidelines. Unexercised stock options, unless both vested and in-the-money, do not count towards fulfillment of the stock ownership guidelines. At its February 2007 meeting, the Corporate Responsibility and Governance Committee reviewed the progress of the Non-Employee Directors relative to compliance with the stock ownership guidelines and determined that all of the Non-Employee Directors are on track to be in compliance with the stock ownership guidelines at the end of the five year period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lyondell believes that the transactions described in this section were obtained on terms substantially no more or less favorable than those that would have been agreed upon by unrelated parties on an arm’s-length basis. Lyondell generally expects that commercial transactions similar to those described below with respect to 2006 will occur during 2007.

Lyondell and Occidental have engaged in numerous transactions. From May 1998 to August 2002, Occidental shared ownership of Equistar with Lyondell and Millennium until Lyondell purchased Occidental’s interest in Equistar in August 2002. Lyondell financed the purchase by the sale of Lyondell equity securities to a subsidiary of Occidental, which included (1) 34 million shares of Lyondell Series B common stock and (2) a warrant to acquire five million shares of Lyondell common stock at $25 per share. The sale of these securities in the August 2002 transaction was approved by Lyondell’s Board of Directors and its shareholders. On January 26, 2007, Occidental exercised the warrant for $25 per share. On February 2, 2007, pursuant to the terms of the warrant, Occidental received a net payment of 682,210 shares of Lyondell common stock, having a value of $19,750,000. As of March 1, 2007, Occidental beneficially owned 20,990,070 shares of Lyondell’s common stock, representing approximately 8.5% of Lyondell’s outstanding common stock. See “Principal Shareholders” above for a description of Occidental’s beneficial ownership. Under the stockholders agreement Occidental and its wholly owned subsidiaries may purchase up to 320,000 shares of Lyondell common stock in the open market during each calendar quarter.

As part of the stockholders agreement that Lyondell and Occidental entered into in connection with Lyondell’s August 2002 sale of shares to Occidental, Occidental agreed to cause each share of Lyondell common stock it beneficially owns, directly or indirectly, that is entitled to vote on any matter to be (1) present for the taking of any Lyondell shareholder action and (2) voted for the nominees to Lyondell’s Board of Directors that are proposed by the directors sitting on Lyondell’s Board of Directors at the time of nomination. In addition, as a result of the August 2002 transactions described above and Occidental’s beneficial ownership, one Occidental executive, Stephen I. Chazen, Senior Executive Vice President and Chief Financial Officer, has served as a member of Lyondell’s Board of Directors since 2002. Mr. Chazen has been included in the slate of directors for election at the Annual Meeting. In addition, from August 2002 to May 2006, another Occidental executive officer, Dr. Ray R. Irani, Chairman, President and Chief Executive Officer of Occidental, served as a member of Lyondell’s Board of Directors. See “Election of Directors” above for a discussion of the agreement regarding their membership on the Board of Directors.

In addition, as part of a registration rights agreement entered into in connection with the August 2002 sale of shares to Occidental, Lyondell agreed to provide registration rights to Occidental and its permitted transferees with respect to shares of Lyondell’s common stock issued to Occidental as (1) a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004, at Lyondell’s election) or (3) upon exercise of the warrant issued to Occidental in August 2002 (which exercise occurred on January 26, 2007 as described above). In any 12-month period, Occidental has the right to demand registration of their shares (1) once in an underwritten offering of at least 8,000,000 shares, with an estimated public offering price of at least $100 million and (2) up to three times in offerings of at least 3,000,000 shares each that are not underwritten (or two, if Occidental has registered an underwritten offering during such period). Under the registration rights agreement, Lyondell also provided “piggy-back” registration rights, whereby Lyondell is required, at Occidental’s option and subject to certain limitations and exceptions, to include Occidental’s shares in any Lyondell underwritten public offering of common stock. Pursuant to the registration rights agreement, Lyondell will bear all costs, fees and expenses of each registration, except underwriting discounts and commissions, fees of separate counsel of Occidental, fees of other experts and/or advisors retained by Occidental, underwriter, underwriter’s counsel and out-of-pocket roadshow expenses. Pursuant to the demand registration rights provisions of the registration rights agreement, Occidental sold 10,000,000 shares of Lyondell common stock in a public offering in October 2006. Lyondell paid expenses in connection with this offering in the aggregate amount of approximately $185,000.

During 2006, Lyondell purchased sodium methylate and caustic soda from Occidental. Occidental charged Lyondell approximately $5 million for these purchases. In addition, pursuant to an ethylene sales agreement entered into on May 15, 1998, which was amended effective April 1, 2004, Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Lyondell. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Lyondell has made sales of ethers and glycols to Occidental, and Lyondell has purchased various other products from Occidental, all at market-related prices. During 2006, Occidental paid Lyondell approximately $782 million for product purchases. Lyondell purchased various other products from Occidental at market-related prices totaling approximately $54 million during 2006.

Lyondell also subleases certain railcars from Occidental, for which Occidental charged Lyondell approximately $7 million in 2006. In addition, Lyondell’s Lake Charles, Louisiana ethylene and propylene facility is leased from Occidental pursuant to a lease that expires in May 2009. Under the lease, Lyondell pays Occidental rent in an amount equal to $100,000 per year if Lyondell is operating the Lake Charles facility or $60,000 per year if Lyondell is not operating the facility. The Lake Charles facility has been idled since the first quarter of 2001. Although Lyondell retains the physical ability to restart or sell that facility, in the third quarter of 2006 Lyondell determined that it had no expectation of resuming production at that facility. In addition, during January and February 2007, Lyondell purchased products and subleased certain railcars from Occidental, for which Occidental charged Lyondell approximately $8 million, and Occidental paid Lyondell approximately $54 million for product purchases.

On August 16, 2006, Lyondell purchased CITGO Petroleum Corporation’s 41.25% interest in Houston Refining, LP effective July 31, 2006. As a result of the acquisition, Houston Refining is a wholly owned subsidiary of Lyondell. The related party transactions described below between Lyondell and Houston Refining during 2006 disclose transactions prior to the August 2006 acquisition. Houston Refining purchased approximately $556 million of products from Lyondell, and Lyondell purchased approximately $514 million of products from Houston Refining. Lyondell and Houston Refining also provide various administrative, operational and other services to each other. A wide variety of corporate services are shared, which from time to time during 2006 included human resources, public relations, supply chain, legal, financial reporting, treasury, internal audit, tax and insurance. Lyondell and Houston Refining also are parties to tolling, terminaling and storage, marketing, plant-related transportation and other arrangements. In addition, Lyondell billed Houston Refining $3 million for these services, and Houston Refining billed Lyondell $1 million for these services.

Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin provide services to Lyondell’s subsidiaries, Equistar and Millennium, but do not receive any compensation from Equistar or Millennium. However, in recognition of their services for 2006, Equistar and Millennium paid Lyondell $2.6 million and $911,000, respectively, for Mr. Smith’s services, and Equistar and Millennium paid Lyondell an aggregate of $5.2 million and $1.8 million, respectively, for the services of Mr. DeNicola, Mr. Gelb, Mr. Dineen and Ms. Galvin. In addition, Mr. Smith’s son-in-law is an engineer employed at one of Lyondell’s manufacturing facilities and his compensation with respect to 2006 was approximately $176,000 and is commensurate with his peers’.

RELATED PARTY POLICIES

Lyondell uses multiple policies and procedures, which are described below, to monitor related party transactions.

Accounting Department Process

During the first quarter of each year before Lyondell files its Annual Report on Form 10-K and its Proxy Statement, Lyondell’s Accounting Department prepares a summary reflecting:

•	all payments made by Lyondell and its subsidiaries to, and

•	all payments received by Lyondell and its subsidiaries from,

the following related parties:

•	any holder of 5% or more of Lyondell’s common stock (as identified through their SEC filings) at any point since the beginning of the previous fiscal year,

•	any individual who was a member of Lyondell’s Board of Directors at any point since the beginning of the previous fiscal year,

•

any entity (for-profit or non-profit) with respect to which a Lyondell officer or member of Lyondell’s Board of Directors served as an officer or a member of that entity’s board of directors or equivalent governing body at any point since the beginning of the previous fiscal year, or

•

any other entities with respect to which an immediate family member of a Lyondell officer or director is similarly affiliated (as identified by the individual directors and officers through their annual questionnaires), during the previous three fiscal years and during the period prior to filing the Proxy Statement for the current year.

The Accounting Department also prepares similar summaries as necessary throughout the year to reflect additions to the related party list as provided by the Legal Department. The Accounting Department’s procedure is in writing. The Board of Directors uses the summaries in connection with its review of related party disclosures to be included in the Proxy Statement, considering such factors such as whether the transaction had market-based pricing, was in the ordinary course of business and had terms no less favorable than those which can be obtained from non-related parties. The Board also uses the summaries in connection with its director independence determinations and applies the independence standards which are set forth in Lyondell’s Principles of Corporate Governance and are established by the Board. See “Corporate Governance—Independence Standards.” The Principles of Corporate Governance are in writing.

Related Party Transaction Approval Policy

Lyondell’s Related Party Transaction Approval Policy, which is in writing, requires the disinterested members of Lyondell’s Audit Committee to review and approve, in advance of commitment, certain transactions that Lyondell enters into, from time to time, with the following related parties:

•	holders of 5% or more of Lyondell’s common stock, or

•	entities on which a Lyondell officer or Board member serves as an officer or a member of that entity’s board of directors or equivalent governing body.

The transactions covered by the policy are those which are:

•	in the ordinary course of business and have a value of $25 million or more, or

•	not in the ordinary course of business, regardless of value,

and do not include transactions among Lyondell and its subsidiaries or joint ventures. A transaction is re-submitted to the Audit Committee for review and approval if:

•	the transaction previously fell below the $25 million threshold but is now expected to exceed it,

•	the transaction’s value increased by more than 10% or $10 million, whichever is less, or

•	a transaction with market-related pricing terms is changed to more of a fixed-price transaction.

In addition, at least annually, Lyondell’s Internal Controls Department prepares a summary of all transactions and all currently proposed transactions with those related parties, including transactions that did not require pre-approval under the policy, and the summary is presented to the Audit Committee for review. The disinterested members of the Audit Committee determine the fairness of the transactions to Lyondell by considering whether they have terms no less favorable than those which could be obtained from non-related parties. The disinterested members of the Audit Committee also review these transactions against the independence standards, which are set forth in Lyondell’s Principles of Corporate Governance and are established by the Board. See “Corporate Governance—Independence Standards.” The Audit Committee may refer to the Board, for review and approval by the disinterested members of the Board, a transaction that may cause a member of the Board of Directors to no longer be deemed independent.

Conflict of Interest Policy

Lyondell’s Conflict of Interest Policy, which is in writing, requires all employees, including officers, to disclose potential conflicts of interests on a disclosure form to the employee’s Human Resources manager, which is subsequently provided to the General Counsel for review. Such conflicts of interest may include employees or their immediate family who:

•	are employed by or who own at least a 10% beneficial interest in an entity with which Lyondell transacts business, or

•	are employed by any tax exempt organization to which Lyondell makes contributions.

The General Counsel reviews the disclosure forms to ensure that all employees are free from any interest, influence or relationship that might conflict, or appear to conflict, with the best interest of Lyondell.

Charitable Contributions Policy

Under Lyondell’s Charitable Contributions Policy, which is in writing, all employees, including officers, are required to make requests in writing to Lyondell’s Corporate Communications Department for approval of Lyondell’s match of employee financial contributions to non-profit, charitable organizations. In addition, Lyondell makes its own contributions to non-profit organizations. To ensure that any potential conflicts of interest are specifically considered before a contribution is made, if a Lyondell officer or member of the Board of Directors serves on the board of directors or equivalent governing body of a non-profit entity that is the subject of a request for a charitable contribution by Lyondell (other than automatic match of employee contributions), the relationship is highlighted by the Corporate Communications Department and those requests are separately discussed with and approved by the Chief Executive Officer and General Counsel.

Other Procedures

Lyondell also monitors related party transactions based on the following:

•	information received from directors and officers in their annual written director and officer questionnaire,

•

under the Principles of Corporate Governance, a Board member must notify the Chairman of the Board and the Corporate Responsibility and Governance Committee if the Board member is considering joining an additional Board and must offer to resign from the Board if he or she changes employers, so that any potential conflicts or independence impacts can be considered by the Board and the Committee.

SHAREHOLDER PROPOSAL: CORPORATE POLITICAL CONTRIBUTIONS

Proposal 3 on Proxy Card

William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds (“NYCPF”), 1 Centre Street, New York, NY 10007-2341, has given Lyondell notice that it intends to present the following proposal for action at the Annual Meeting. Information concerning the number of shares of common stock of Lyondell owned by NYCPF will be furnished to shareholders promptly upon an oral or written request to the Secretary of Lyondell.

Text of the Shareholder’s Proposal

Resolved, that the shareholders of Lyondell Chemical Company hereby request that Lyondell provide a report, updated semi-annually, disclosing Lyondell’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of Lyondell’s funds contributed to any of the persons or organization described above.

b.	Identification of the person or persons in Lyondell who participated in making the decisions to contribute.

c.	The internal guidelines or policies, if any, governing Lyondell’s political contributions.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

Shareholder Supporting Statements

As long-term shareholders of Lyondell Chemical Company, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. In 2003-04, the last fully reported election cycle, Lyondell Chemical Company contributed at least $60,000 (The Center for Public Integrity: http://www.publicintegrity.org/527/db.aspx?act=main).

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of Lyondell’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use Lyondell’s assets for political objectives that are not shared by and may be inimical to the interests of Lyondell and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Statement by Lyondell in Opposition to the Proposal

Lyondell complies with all contribution and disclosure requirements pertaining to political contributions under federal, state and local laws and regulations. Lyondell also has a Political Contributions Policy that is publicly available on the Corporate Governance page of the Investor Relations section of Lyondell’s website, www.lyondell.com.

Corporate contributions are prohibited to federal candidates and, of course, we make none. Lyondell makes corporate contributions at the state level where allowed. In addition, political contributions are made at both the federal and state levels by Lyondell’s political action committee, the Lyondell PAC, which is funded by voluntary employee contributions. Decisions concerning political contributions are made by the Lyondell PAC Board of Directors (which comprises Lyondell executive officers and senior management employees) solely predicated on advancing the interests of Lyondell and its shareholders. During 2005 and 2006, Lyondell’s corporate contributions were less than $125,000 and $115,000 respectively, and contributions by the Lyondell PAC were less than $140,000 and $250,000, respectively.

The activities of the Lyondell PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The Lyondell PAC files monthly reports of receipts and disbursements with the Federal Election Commission, the FEC, as well as pre-election and post-election FEC reports. Political contributions that exceed $200 are shown in public information made available by the FEC. Lyondell submits lobby and political action committee reports as required by federal and state laws.

At the state level, Lyondell’s political contributions are also subject to regulation. Although some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. This information is also publicly available.

Lyondell’s Board of Directors believes that ample disclosure exists regarding Lyondell’s political contributions. It would be costly and burdensome to prepare different reports on political contributions requested by non-governmental organizations without conferring a commensurate benefit on the shareholders. In view of the foregoing, the Board of Directors and management have concluded that the adoption of this proposal would not be in the best interests of our shareholders.

For these reasons, the Board of Directors recommends that you vote AGAINST this Proposal. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

PROXY SOLICITATION

The expense of soliciting proxies will be paid by Lyondell. Lyondell has retained Morrow & Co., Inc. to assist with the solicitation of proxies at an estimated fee of $7,500 plus expenses. Some of the executive officers and other employees of Lyondell also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. Lyondell will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

AND DIRECTOR NOMINATIONS

Shareholder proposals intended to be presented at the 2008 Annual Meeting must be received by Lyondell no later than November 27, 2007, in order to be included in Lyondell’s proxy materials and form of proxy relating to such meeting. Such proposals should be addressed to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Shareholder proposals must otherwise be eligible for inclusion. The 2008 Annual Meeting is scheduled to take place in May 2008.

Pursuant to the By-Laws of Lyondell, a shareholder wishing to nominate a candidate for election to the Board or bring business before the 2008 Annual Meeting in a form other than a shareholder proposal in accordance with the preceding paragraph is required to give written notice to Lyondell’s Corporate Secretary of his or her intention to make such a nomination or present such business. The notice of intent to make a nomination or present business at the 2008 Annual Meeting must be received by Lyondell’s Corporate Secretary, at the address set forth in the preceding paragraph, no later than 90 days in advance of such meeting. However, if the meeting was not publicly announced by a mailing to the shareholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the SEC more than 90 days prior to the meeting, the notice must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information set forth in Lyondell’s By-Laws about both the nominee or proposed business, as applicable, and the shareholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require Lyondell to include the proposed nominee or business in Lyondell’s proxy solicitation materials.

ADDITIONAL INFORMATION AVAILABLE

Lyondell files an Annual Report on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain a copy of this report (without exhibits), without charge, by writing to Lyondell’s Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010.

LYONDELL CHEMICAL COMPANY	INSTRUCTIONS FOR SUBMITTING PROXY:
1221 MCKINNEY STREET, SUITE 700
HOUSTON, TEXAS 77010	VOTE BY INTERNET – www.proxyvote.com
Votes submitted over the Internet must be received by 11:59 P.M. Eastern Time on May 2, 2007 (other than 401(k) plan participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2007 (other than 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Lyondell Chemical Company c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

401(K) PLAN PARTICIPANTS All votes by 401(k) plan participants submitted over the Internet, by phone or mail must be received by 11:59 P.M. Eastern Time on April 30, 2007.

ELECTRONIC DELIVERY OF COMMUNICATIONS

If you would like to reduce the costs incurred by Lyondell Chemical Company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. To sign up to receive future shareholder communications electronically, please enroll at the following website: http://enroll.icsdelivery.com/lyo.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒	KEEP THIS PORTION FOR YOUR RECORDS

- -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LYONDELL CHEMICAL COMPANY

VOTE ON DIRECTORS		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number(s) of the nominee(s) on the line below
1.	Election of Director Nominees:
	01) Carol A. Anderson 02) Susan K. Carter	☐	☐	☐
03) Stephen I. Chazen 04) Travis Engen
	05) Paul S. Halata 06) Danny W. Huff				___________________________
07) David J. Lesar 08) David J.P. Meachin
09) Daniel J. Murphy 10) Dan F. Smith
11) William R. Spivey

VOTE ON PROPOSALS					FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as the Company’s auditors for the year 2007.				☐	☐	☐

3.	Shareholder Proposal regarding a political contribution report.				☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.				☐	☐	☐

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such, giving full title.

For address changes and/or comments, please check this box and write them on the back where indicated      ☐

Please indicate if you plan to attend this meeting	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lyondell Chemical Company (herein the “Company”) hereby makes, constitutes and appoints T. Kevin DeNicola, Charles L. Hall and Kerry A. Galvin, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held in the General Assembly Room of Two Houston Center, 909 Fannin Suite 400, in Houston, Texas on Thursday, May 3, 2007 at 9:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, on the matters set forth on the reverse side.

This proxy, when properly executed or submitted over the Internet or by telephone, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST item 3 (other than 401(k) plan participants discussed below).

If shares of Lyondell Chemical Company Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Lyondell Chemical Company Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

When voting instructions are not received from plan participants of the 401(k) and Savings Plans of Lyondell, Equistar Chemicals, LP, Millennium Chemicals Inc. and Houston Refining LP, the Lyondell Benefits Administrative Committee will direct the trustee of the respective plan to vote non-voted shares, according to plan terms and its fiduciary responsibilities. However, the terms of the trust agreements provide that the trustee will vote non-voted shares in the Lyondell plan proportionally and will not vote non-voted shares in the Millennium plan unless otherwise required by law. The trustee will vote non-voted shares in the Equistar and Houston Refining plans according to the Benefits Administrative Committee’s directions.

Address Changes/Comments: __________________________________________________________________________
___________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed and dated, on the reverse side.)